Exhibit 10.01

EXECUTION COPY

CREDIT AGREEMENT

dated as of

December 13, 2004

between

PACIFICARE HEALTH SYSTEMS, INC.

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

$825,000,000

J.P. MORGAN SECURITIES INC.

as Sole Lead Arranger and Sole Bookrunner

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent and Co-Arranger

and

CIBC, INC., THE BANK OF NEW YORK,

and WELLS FARGO BANK, N.A.

as Co-Documentation Agents

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SCHEDULE 1.01	-	Commitments
SCHEDULE 2.04(m)	-	Existing Letters of Credit
SCHEDULE 4.05(a)(i)	-	Property Generally
SCHEDULE 4.05(a)	-	Real Property
SCHEDULE 4.05(b)	-	Intellectual Property
SCHEDULE 4.06(a)	-	Litigation
SCHEDULE 4.06(b)	-	Environmental Matters
SCHEDULE 4.07	-	Compliance with Laws and Agreements
SCHEDULE 4.09	-	Taxes
SCHEDULE 4.13(a)	-	Indebtedness
SCHEDULE 4.13(b)	-	Liens
SCHEDULE 4.14(a)	-	Subsidiaries
SCHEDULE 4.14(b)	-	Investments
SCHEDULE 7.04	-	Dispositions
SCHEDULE 7.08	-	Restrictive Agreements

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Guarantee Assumption Agreement
EXHIBIT C	-	Form of Security Agreement
EXHIBIT D-1	-	Form of Opinion of Cooley Godward LLP, Counsel to the Borrower
EXHIBIT D-2	-	Form of Opinion of K&R Law Group LLP, Counsel to Certain Subsidiary Guarantors
EXHIBIT D-3	-	Form of Opinion of Bingham McHale LLP, Indiana Counsel to PHPA
EXHIBIT D-4	-	Form of Opinion of Foley & Lardner LLP, Wisconsin Counsel to PHPA
EXHIBIT E	-	Form of Opinion of Special New York Counsel to the Agents
EXHIBIT F-1	-	Form of Revolving Credit Note
EXHIBIT F-2	-	Form of Tranche A Term Loan Note
EXHIBIT F-3	-	Form of Tranche B Term Loan Note
EXHIBIT G	-	Form of Prepayment Option Notice

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CREDIT AGREEMENT dated as of December 13, 2004, between PACIFICARE HEALTH SYSTEMS, INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A., as Collateral Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make loans and extend credit to it, under the guarantee of the Subsidiary Guarantors (as so defined), in an aggregate principal or face amount not exceeding $825,000,000 at any one time outstanding, and the Lenders are prepared to extend such credit upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Applicable Rate” means the Applicable Rate with respect to an Incremental Term Loan plus to the extent such Incremental Term Loan is issued at less than par, an amount (expressed as a percentage) equal to the quotient of ((x) 100% minus (y) the issue price (expressed as a percentage) of such Incremental Term Loan) divided by the lesser of three and the number of years until such Incremental Term Loan matures.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“AMS” means American Medical Security Group, Inc., a Wisconsin corporation.

“AMS Acquisition” means the acquisition of AMS by means of the merger of Ashland Acquisition with and into AMS, with AMS as the surviving corporation thereof, pursuant to the AMS Acquisition Agreement.

“AMS Acquisition Agreement” means the Agreement and Plan of Merger dated as of September 15, 2004 by and among AMS, the Borrower and Ashland Acquisition.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 or in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of any Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of either Agent under this Agreement, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Credit Loan or ABR Tranche A Term Loan, with respect to any Eurodollar Revolving Credit Loan or Eurodollar Tranche A Term Loan, or with respect to the commitment fees payable hereunder in respect of the Revolving Credit Commitments, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, respectively, based upon the Ratings by S&P and Moody’s applicable on such date:

	Ratings (S&P/Moody’s)	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1	≥ BBB+ or Baa1	0.00%	0.750%	0.150%
Category 2	≥ BBB or Baa2	0.00%	1.00%	0.200%
Category 3	≥ BBB- and Baa3	0.125%	1.125%	0.225%
Category 4	≥ BBB- and Ba1	0.250%	1.250%	0.250%
Category 5	≥ BBB- and Ba2	0.500%	1.500	0.375%
Category 6	≥ BBB - or Ba2	0.750%	1.750%	0.500%

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For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Rating, the Applicable Rate shall be based on such Rating (unless the other rating agency shall not have in effect a Rating by reason of the circumstances referred to in the last sentence of this definition); (b) if neither S&P nor Moody’s shall have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then each such rating agency shall be deemed to have established a Rating in Category 6; (c) if the Ratings established or deemed to have been established by S&P and Moody’s shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two Ratings; and (d) if the Ratings established or deemed to have been established by S&P and Moody’s shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that no reduction in the Applicable Rate shall be effective for so long as an Event of Default has occurred and is continuing. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating secured bank loans, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

The Applicable Rate in effect on the Effective Date shall be, (i) in the case of ABR Revolving Credit Loans and ABR Tranche A Term Loans, 0.50% per annum, (ii) in the case of Eurodollar Revolving Credit Loans and Eurodollar Tranche A Term Loans, 1.50% per annum and (iii) with respect to commitment fees payable in respect of the Revolving Credit Commitments, 0.375% per annum.

With respect to the Tranche B Term Loans, the Applicable Rate shall be (i) in the case of ABR Tranche B Term Loans, 0.50% per annum and (ii) in the case of Eurodollar Tranche B Term Loans, 1.50% per annum, except that at any time the Ratings as announced by S&P and Moody’s shall be BBB- or better and Ba1 or better, respectively (and in each case with at least stable outlook), the Applicable Rate shall be (i) in the case of ABR Tranche B Term Loans, 0.25% per annum and (ii) in the case of Eurodollar Tranche B Term Loans, 1.25% per annum.

With respect to any Type of Incremental Term Loans of any Series, the Applicable Rate shall be agreed upon at the time Incremental Term Loan Commitments of such Series are established pursuant to Section 2.01(d). Anything in this Agreement to the contrary notwithstanding, in the event that the Adjusted Applicable Rate for any Series of Incremental Term Loans shall be greater than 0.25% above the Applicable Rate for Tranche B Term Loans,

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the Applicable Rate for Tranche B Term Loans will be adjusted so that it is at least equal to 0.25% below the Adjusted Applicable Rate on the Incremental Term Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ashland Acquisition” means Ashland Acquisition Corp., a Wisconsin corporation and a wholly owned Subsidiary of the Borrower.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means PacifiCare Health Systems, Inc., a Delaware corporation.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Loans of the same Class that have the same Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries for fixed assets, plant and equipment (including renewals, improvements, substitutions, replacements and additions, but excluding repairs) during such period computed in accordance with GAAP, provided that Capital Expenditures shall not include for any period (a) the total cash consideration expended by the Borrower and its Subsidiaries during such period to acquire (by purchase or otherwise) the business, property or fixed assets, or the Equity Interests, of another Person that, as a result of such acquisition, becomes a Subsidiary of the Borrower and (b) with respect to any equipment purchased by the Borrower and its

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Subsidiaries during any period simultaneously with the trade-in of existing equipment or with the proceeds of insurance, the amount equal to the credit granted by the seller of such equipment for the equipment being traded in or such insurance proceeds, as applicable.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of any association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) directors of the Borrower at the beginning of such period, (ii) nominated by Persons who were directors of the Borrower at the beginning of such period nor (iii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Credit Loans, Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Incremental Term Loan Commitment.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all “Collateral” referred to in the Security Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties under the Loan Documents.

“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders hereunder and under the other Loan Document to which it is a party.

“Commitment” means a Revolving Credit Commitment, Tranche A Term Commitment, Tranche B Term Loan Commitment or Incremental Term Loan Commitment, or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income (or net loss) for such period, (b) interest expense, (c) income tax expense, (d) depreciation expense and (e) amortization expense, in each case of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP). For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, (y) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (z) pro forma effect shall be given to the AMS Acquisition as if the AMS Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (A) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (B) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $50,000,000, other than the Pacific Life Acquisition; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $50,000,000.

“Consolidated Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date minus the aggregate amount paid or accrued by the Borrower and its Subsidiaries during such period on account of Capital Expenditures to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) Restricted Payments made under Section 7.06(g) during such period.

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“Consolidated Interest Expense” means, for any period, all interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period; provided that there shall be excluded (a) any non-cash net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any non-cash net after-tax gains or losses (less all fees and expenses relating thereto) attributable to (i) asset dispositions other than in the ordinary course of business or (ii) the impairment of long-lived assets and (c) any cumulative non-cash effect of accounting changes after the Effective Date.

“Consolidated Tangible Assets” means, at any date, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (other than obligations in respect of letters of credit, except to the extent of any unreimbursed drawings thereunder).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Incurrence” means the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries after the Effective Date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Designated Subsidiaries” means, collectively, PacifiCare of Arizona, Inc. and PacifiCare of Oklahoma, Inc.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries (including in connection with any sale-leaseback transaction), but shall not include any Equity Issuance.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, in any manner applicable to the Borrower or any of its Subsidiaries or any property owned or operated by the Borrower or any of its Subsidiaries.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, without duplication, all of the shares of Capital Stock and any Equity Rights of such Person.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of any of its Capital Stock or any of its Equity Rights or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (i) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any wholly owned Subsidiary of the Borrower, (ii) any capital contribution by the Borrower or any wholly owned Subsidiary of the Borrower to any Subsidiary of the Borrower or (iii) any issuance of Equity Interests that constitutes Indebtedness.

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“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any shares of Capital Stock of any class of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Debt Incurrence” means any Indebtedness permitted under Section 7.01.

“Excluded Disposition” means any Disposition permitted under Section 7.04 (other than clause (j) thereof).

“Excluded Subsidiaries” has the meaning assigned to such term in Section 6.09.

“Excluded Taxes” means, with respect to either Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of

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the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Credit Agreements” means (a) the Existing PacifiCare Credit Agreement and (b) the Credit Agreement dated as of December 30, 2002, between AMS, the lenders party thereto and LaSalle Bank National Association, as administrative agent thereunder, each as amended and in effect on the date hereof.

“Existing Excluded Subsidiaries” means the following Subsidiaries of the Borrower in existence as of the date hereof (after giving effect to the AMS Acquisition): PacifiCare of Colorado, Inc., PacifiCare of Nevada, Inc., PacifiCare of Texas, Inc., PacifiCare Health Insurance Company of Micronesia, Inc., PacifiCare Life and Health Insurance Company, PacifiCare Life Assurance Company, PacifiCare Dental of Colorado, Inc., MEDeMORPHUS Healthcare Solutions, Inc., Union Health Solutions, Inc., Covantage, LLC, PacifiCare Health Systems Foundation and American Medical Life Insurance Company, and each of their respective Subsidiaries.

“Existing PacifiCare Credit Agreement” means the Credit Agreement dated as of June 3, 2003, between the Borrower, certain Subsidiaries of the Borrower, the lenders and issuing lender(s) party thereto and JPMCB, as collateral agent and as administrative agent thereunder, as amended and in effect on the date hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means (a) the Chief Financial Officer, (b) the Vice President, Corporate Development & Treasury, (c) the Vice President and Treasurer or (d) the principal accounting officer, treasurer or controller, in each case of the Borrower.

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“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rules” means any law, rule, regulation, ordinance, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B by an entity that, pursuant to Section 6.09(a), is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent for the benefit of the Lenders.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMO” means any Person that operates as a managed health care organization.

“HMO Regulations” means all Governmental Rules applicable to any HMO Subsidiary under federal or state law and any regulations, orders and directives promulgated or issued pursuant to the foregoing, including, without limitation, regulations regarding total statutory capital levels.

“HMO Regulator” means any Person charged with the administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily or jointly.

“HMO Subsidiary” means any current or future Subsidiary of the Borrower that is either an HMO or a regulated healthcare service contractor.

“Immaterial Subsidiary” has the meaning assigned to such term in Section 6.09(a).

“Incremental Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(d).

“Incremental Term Loan” means the Loans made pursuant to Section 2.01(d).

“Incremental Term Loan Amendment” means any amendment to this Agreement pursuant to which Incremental Term Loan Commitments of any Series are established pursuant to Section 2.01(d).

“Incremental Term Loan Commitment” means, with respect to each Incremental Term Loan Lender, and for any Series thereof, the commitment of such Incremental Term Loan Lender to make Incremental Term Loans of such Series, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Incremental Term Loan Lender pursuant to Section 10.04. The initial amount of each Incremental Term Loan Lender’s Incremental Term Loan Commitment for any Series will be set forth in the Incremental Term Loan Amendment for such Series, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Incremental Term Loan Commitment of such Series, as applicable. The aggregate amount of the Incremental Term Loan Commitments of all Series shall not exceed $150,000,000 or such higher amount to which the Required Lenders shall have consented.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan of any Series.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables, accrued expense and any such obligations incurred under ERISA, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that, if such Indebtedness of others is non-recourse to the credit of such Person, then the amount of Indebtedness ascribed to such Person shall not exceed the fair market value of the property securing such Indebtedness of others), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Equity Interests in such Person or another Person or in any related Equity Rights, valued, in the case of any Equity Interests that the issuer thereof has undertaken to redeem at a fixed or determinable date or dates (whether by operation of a sinking fund or otherwise), or upon the occurrence of a condition not solely within the control of such issuer or that is redeemable at the option of the holder thereof, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided that Indebtedness shall not include (i) any commercial obligations or commitments, or reinsurance contracts or obligations, of the Borrower or any Subsidiary entered into in the ordinary course of business and (ii) any obligations of the Borrower or any Subsidiary arising from the endorsement of instruments in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insurance Regulations” means all Governmental Rules applicable to any Insurance Subsidiary under federal or state law and any regulations, orders and directives promulgated or issued pursuant to the foregoing, including, without limitation, regulations regarding total statutory capital levels.

“Insurance Regulator” means any Person charged with the administration, oversight or enforcement of an Insurance Regulation, whether primarily, secondarily or jointly.

“Insurance Subsidiary” means any current or future Subsidiary of the Borrower that is doing business or is licensed under Insurance Regulations to offer and sell indemnity health and life insurance (or required to so qualify or to be so licensed).

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“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or (if available to the Lenders with respect to the Class of such Loan) twelve months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any trade receivables arising in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Swap Agreement; or (e) the acquisition of property of any other Person.

“Issuing Lender” means each of JPMCB and each other Lender designated by the Borrower as an “Issuing Lender” hereunder that has agreed to such designation and has been approved as an “Issuing Lender” hereunder by the Administrative Agent (such approval not to be unreasonably withheld), each in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.04(j), in each case so long as such Person shall remain an Issuing Lender hereunder.

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“Joint Venture” means, with respect to any Person at any date, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, in which such Person is a party and owns or controls, directly or indirectly, less than a majority of the Equity Interests and the ordinary voting power at such date.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01, any Person that shall have become a party hereto as a “Lender” pursuant to Section 2.01(d) and any other Person that shall have become a party hereto as a “Lender” pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate per annum determined on the basis of the rates for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Person serving as the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the promissory notes (if any) of the Borrower executed and delivered pursuant to Section 2.08(g), the Letter of Credit Documents, the Security Documents and, as the context may require, any Incremental Term Loan Amendment.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party (subject to applicable cure and grace periods) or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material HMO Subsidiary” means any HMO Subsidiary that is also a Material Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Material Insurance Subsidiary” means any Insurance Subsidiary that is also a Material Subsidiary.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower having assets in an amount equal to at least 5% of the amount of total consolidated assets of the Borrower and its Subsidiaries (determined, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements of the Borrower have been furnished pursuant to Section 6.01, as shown on such financial statements) or revenues in an amount equal to at least 5% of the amount of total consolidated revenues of the Borrower and its Subsidiaries for the

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twelve-month period ending on the last day of such fiscal quarter (determined as provided above).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a) in the case of any Disposition or Recovery Event, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection therewith; provided that Net Available Proceeds of any Disposition shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition, (ii) any Federal, state and local income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within the period of six fiscal quarters following the fiscal quarter in which such Disposition is consummated) and (iii) any payment of the outstanding principal amount of, premium or penalty, if any, and interest on any premium or Indebtedness by the Borrower or any of its Subsidiaries to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(b) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Debt Incurrence net of reasonable expenses (including underwriting discounts, commissions and reasonable legal fees and expenses) incurred by the Borrower and its Subsidiaries in connection therewith;

provided that Net Available Proceeds shall not include (i) any Net Available Proceeds received by a Foreign Subsidiary from any Disposition or Recovery Event unless such Net Available Proceeds can be repatriated to the United States without material tax liability to the Borrower and (ii) any Net Available Proceeds received by any Subsidiary that is regulated by a Governmental Authority from any Disposition in respect of an asset that was, immediately prior to such Disposition, included for purposes of such Subsidiary’s calculation of “net worth” (or similar term) for purposes of, and as defined by, the appropriate state Governmental Authority, but only to the extent such Net Available Proceeds represent the value of such asset used in the calculation of such net worth.

“Obligor” means the Borrower or any Subsidiary Guarantor.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made

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under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Pacific Life Acquisition” means the acquisition by the Borrower of the group health insurance business of Pacific Life Insurance Company.

“Participant” has the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business” means any business conducted by the Borrower and its subsidiaries on the Effective Date and any other business related, ancillary or complementary (including any reasonable extension, development or expansion) to any such business, including consumer services.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) Liens incurred or pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, including any pledge or deposit securing letters of credit issued, and deposits required by insurance companies or health maintenance organizations under contracts entered into, in the ordinary course of business;

(d) Liens incurred or cash deposits to secure the performance of bids, trade contracts, leases, statutory or regulatory obligations, warranty requirements, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f) easements, municipal and zoning restrictions, building ordinances, rights-of-way and similar encumbrances, charges, title defects or other title irregularities or other similar governmental restrictions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

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(g) licenses, sublicenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries, taken as a whole;

(h) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease; and

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PHPA” means PacifiCare Health Plan Administrators, Inc., an Indiana corporation.

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“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Payment Dates” means the last day of each of March, June, September and December of each year, commencing with the first such date falling in March 2005 and ending with (in the case of each Class of Term Loans) the respective Term Loan Maturity Dates; provided that if any such date is not a Business Day, the relevant Principal Payment Date shall be the immediately preceding Business Day.

“Projections” has the meaning assigned to such term in Section 4.04(b).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating” means, at any time, the rating assigned by S&P or Moody’s, as applicable, to the Loans.

“Ratings Upgrade” means the Ratings assigned by S&P and Moody’s shall be BBB- or better and Baa3 or better, respectively, each with at least stable outlook.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any property of the Borrower and its Subsidiaries.

“Register” has the meaning set forth in Section 10.04.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Available Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans and/or reduce the Commitments pursuant to Section 2.09(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Disposition or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Financial Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Available Proceeds of a Disposition or Recovery Event to reinvest in the business of the Borrower and its Subsidiaries or to finance an acquisition permitted under Section 7.05(o).

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“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to reinvest in the business of the Borrower and its Subsidiaries or to finance an acquisition permitted under Section 7.05(o).

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, reinvest in the business of the Borrower and its Subsidiaries or finance an acquisition permitted under Section 7.05(o) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any Equity Interests of the Borrower or any of its Subsidiaries.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire

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participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $200,000,000.

“Revolving Credit Commitment Termination Date” means December 13, 2009 (or, if such date is not a Business Day, the immediately preceding Business Day.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Rule 144A” means Rule 144A of the Securities Act, as amended.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission, together with any successor agency responsible for the administration and enforcement of the Securities Act and the Securities Exchange Act of 1934, as amended from time to time.

“Secured Obligations” has the meaning assigned to such term (or any comparable term) in the Security Agreements.

“Secured Parties” means the Agents, the Lenders (and certain affiliates thereof, to the extent provided in the Security Documents) and the Issuing Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit C, between the Borrower, the other grantors referred to therein and the Collateral Agent.

“Security Documents” means, collectively, the Security Agreement, each other mortgage, pledge, assignment, security agreement and security agreement supplement delivered pursuant to this Agreement and the other Loan Documents and all Uniform Commercial Code financing statements required by each such agreement to be filed with respect to the security interests in personal property and fixtures created pursuant thereto.

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“Security Release” means the release of the Liens under the Security Documents in accordance with Section 10.02(d).

“Security Release Conditions” means each of the following conditions: (a) the Ratings Upgrade is in effect; (b) no Default has occurred and is continuing; and (c) either (i) the Borrower shall have prepaid in full the principal of and interest on the Tranche B Term Loans and the Incremental Term Loans and all other amounts then due and owing to the Tranche B Term Loan Lenders and the Incremental Term Loan Lenders hereunder or (ii) the Borrower shall have offered, pursuant to Section 2.09(a)(ii), to prepay in full the principal of and interest on the Tranche B Term Loans and the Incremental Term Loans, and the Borrower shall have prepaid such portion of the Tranche B Term Loans and the Incremental Term Loans as to which the respective Term Loan Lenders have (or are deemed to have) accepted such prepayment and all other amounts then due and owing to such Term Loan Lenders hereunder.

“Series” has the meaning assigned to such term in Section 2.01(d).

“Solvency” or “Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured (taking into account financing alternatives and potential asset sales reasonably available to such Person), (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Person serving as the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve

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requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness for which the Borrower is directly and primarily liable that is expressly subordinated in right of payment to the payment of any other Indebtedness of the Borrower.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that in no event shall a Joint Venture to which such Person is a party be considered to be a Subsidiary of such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.09.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“10 3/4% Senior Notes” means the 10 3/4% Senior Notes due 2009 issued by the Borrower pursuant to an Indenture dated as of May 21, 2002 between the Borrower, as Issuer, certain subsidiaries of the Borrower, as guarantors, and State Street Bank and Trust Company of California, N.A., as trustee.

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“Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b), 2.01(c) or 2.01(d).

“Term Loan” means a Loan made pursuant to Section 2.01(b), 2.01(c) or 2.01(d).

“Term Loan Commitment” means, collectively, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means: (a) with respect to the Tranche A Term Loans, December 13, 2009; (b) with respect to the Tranche B Term Loans, December 13, 2010 and (c) with respect to the Incremental Term Loans of any Series, the maturity date for such Series specified at the time the same is established pursuant to Section 2.01(d); provided that if any such date is not a Business Day, the relevant Term Loan Maturity Date shall be the immediately preceding Business Day.

“3% Convertible Subordinated Debentures” means the 3% Convertible Subordinated Debentures due 2032 issued by the Borrower pursuant to an Indenture dated as of November 22, 2002 between the Borrower and State Street Bank and Trust Company of California, N.A., as trustee.

“Tranche A Term Loan” means a Loan made pursuant to Section 2.01(b).

“Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche A Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche A Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche A Term Loan Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Loan Commitments is $200,000,000.

“Tranche A Term Loan Lender” means a Lender with an outstanding Tranche A Term Loan Commitment or an outstanding Tranche A Term Loan.

“Tranche B Term Loan” means a Loan made pursuant to Section 2.01(c).

“Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche B Term Loans hereunder on

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the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche B Term Loan Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Term Loan Commitments is $425,000,000.

“Tranche B Term Loan Lender” means a Lender with an outstanding Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance

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with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate or modify the effect of any change occurring after the date hereof in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VII, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

SECTION 1.04. Classes and Types of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”, “Tranche A Term Loan”, “Tranche B Term Loan” or “Incremental Term Loan”) or by Type (e.g., an “ABR Loan”, or a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan” or an “ABR Revolving Credit Loan”); each Series of Incremental Term Loans shall be deemed a separate Class of Loans hereunder. In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class; each Series of Incremental Term Loan Borrowings and Incremental Term Loan Commitments shall be deemed a separate Borrowing and Commitment hereunder.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b) Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Term Loan Lender agrees to make a Tranche A Term Loan to the Borrower on the Effective Date in a principal amount equal to its Tranche A Term Loan Commitment. Amounts prepaid or repaid in respect of Tranche A Term Loans may not be reborrowed.

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(c) Tranche B Term Loans. Subject to the terms and conditions set forth herein, each Tranche B Term Loan Lender agrees to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount equal to its Tranche B Term Loan Commitment. Amounts prepaid or repaid in respect of Tranche B Term Loans may not be reborrowed.

(d) Incremental Term Loans. In addition to Borrowings of Revolving Credit Loans, Tranche A Term Loans and Tranche B Term Loans pursuant to this Section, at any time and from time to time prior to the Term Loan Maturity Date for Tranche B Term Loans, the Borrower may request that one or more Persons (which may include any of the Lenders) offer to enter into commitments to make Incremental Term Loans to the Borrower hereunder; provided that (i) no Default would exist after giving pro forma effect to the intended use of proceeds of such Incremental Term Loans, (ii) it being understood that if such offer is to be made by any Person that is not already a Lender hereunder, the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 10.04(b) in the event of an assignment to such Person and (iii) no Lender shall be obligated to agree to provide any Incremental Term Loan Commitments. In the event that one or more of such Persons offer, in their sole discretion, to enter into such commitments, and such Persons and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Borrower in connection therewith and the interest rate, amortization and maturity date to be applicable thereto, the Borrower, such Persons and the Administrative Agent shall execute and deliver an appropriate Incremental Term Loan Amendment with respect thereto, and such Persons shall become obligated to make Incremental Term Loans under this Agreement in an amount equal to the amount of their respective Incremental Term Loan Commitments as specified in such Incremental Term Loan Amendment. The Incremental Term Loans to be made pursuant to any such agreement between the Borrower and one or more Lenders in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Term Loans for all purposes of this Agreement. Amounts paid or prepaid in respect of Incremental Term Loans of any Series may not be reborrowed.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to the Incremental Term Loan Commitments, and Incremental Term Loans, of any Series:

(i) the minimum aggregate principal amount of Incremental Term Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Term Loans) shall be $50,000,000;

(ii) the aggregate principal amount of all Incremental Term Loan Commitments and Incremental Term Loans shall not exceed $150,000,000;

(iii) the final maturity for the Incremental Term Loans of any Series shall not be earlier than the Term Loan Maturity Date for Tranche B Term Loans;

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(iv) the weighted average life to maturity (determined in a manner reasonably satisfactory to the Administrative Agent) of the Incremental Term Loans of any Series at the time of the making thereof shall not be shorter than the then remaining weighted average life to maturity (so determined) of the Tranche B Term Loans; and

(v) except for the amortization and interest rate to be applicable thereto, and any fees to be paid in connection therewith, the Incremental Term Loans of any Series shall have the same terms as the Tranche B Term Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (and, in the case of Incremental Term Loans, of a particular Series). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.12, each Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and no such Affiliate shall be deemed to be a Lender hereunder for any purpose.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $500,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple thereof; provided that an ABR Borrowing may be in an aggregate amount (i) equal to the entire unused balance of the total Commitments of the applicable Class, (ii) in the case of an Incremental Term Loan Commitment of any Series, equal to the entire unused balance of the total Commitments of such Series) or (iii) in the case of a Revolving Credit ABR Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing): (i) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date; (ii) any Term Borrowing of any Class (including, in the case of any Incremental Term Borrowing, any Series thereof) if the Interest Period requested therefor would end after the Term Loan Maturity Date of such Class; or (iii) any Term Borrowing of any Class (including, in the case of any Incremental

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Term Borrowing, any Series thereof) if the Interest Period requested therefor would commence before and end after any Principal Payment Date for such Term Borrowing unless, after giving effect thereto, the aggregate principal amount of the Term Loans of such Class having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans of such Class permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date.

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing or a Term Borrowing (including, if applicable, the respective Series of Incremental Term Loans to which such Borrowing relates);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with

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respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month.

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to an Issuing Lender selected by it and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all of the Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (e) of this Section) shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the first anniversary of the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date; provided that any Letter of Credit with a one-year term may provide for automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

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(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the respective Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by an Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Credit Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit ABR Borrowing. If the Borrower fails to make such payment when due and shall not have requested a Revolving Credit ABR Borrowing in accordance with

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Section 2.03, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) any exchange, release or non-perfection of any Collateral or other collateral, or any release or waiver of, amendment to or consent to departure from the guarantee obligations of the Subsidiary Guarantors under Article III and (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

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(iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

(j) Replacement of an Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.04(k), or (ii) the Borrower shall be required to provide cover for

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LC Exposure pursuant to Section 2.09(b), the Borrower shall immediately deposit into the Collateral Account under (and as defined in) the Security Agreement (or, at any time following the termination of the Security Agreement, a cash collateral account maintained by the Administrative Agent at a banking institution selected by the Administrative Agent, on substantially the same terms of Section 5 of Security Agreement, as in effect immediately prior to such termination) an amount in immediately available funds equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.09(b), the amount required under Section 2.09(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Collateral Agent in such collateral account as collateral in the first instance for the LC Exposure under this Agreement and thereafter, until such time as the Security Release has occurred, for the payment of the other Secured Obligations, and for these purposes the Borrower hereby grants a security interest to the Collateral Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. Following the termination of the Security Agreement pursuant to the Security Release, if the Borrower is required to provide cash collateral pursuant to clause (i) of this Section 2.04(k), so long as no Event of Default has occurred and is continuing, upon the request of the Borrower any amounts held in such collateral account (to the extent not theretofore applied to the LC Exposure) shall be returned to the Borrower.

(l) Reports by Issuing Lenders to Administrative Agent. On the Business Day following each Quarterly Date, each Issuing Lender shall furnish to the Administrative Agent a report setting forth (i) the issuance and expiration dates, and the face amount, of each Letter of Credit issued by such Issuing Lender during the most recently completed fiscal quarter, (ii) the aggregate undrawn amount of all Letters of Credit issued by such Issuing Lender that are outstanding as of such date and (iii) the aggregate amount of all LC Disbursements made by such Issuing Lender that have not been reimbursed by or on behalf of the Borrower prior to such date.

(m) Existing Letters of Credit. Subject to the terms and conditions hereof, each letter of credit issued by an Issuing Lender as an issuing bank under the Existing PacifiCare Credit Agreement that is outstanding on the Effective Date and designated to be continued hereunder in Schedule 2.04(m) shall automatically be continued hereunder on the Effective Date, and as of the Effective Date the Revolving Credit Lenders shall acquire a participation therein as if such letter of credit were issued hereunder, and each such letter of credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Effective Date.

SECTION 2.05. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or in the case of same day ABR Borrowings, 3:30 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by

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promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Credit ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption (but in its sole discretion), make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower agrees to pay the Administrative Agent forthwith such corresponding amount together with interest thereon at the interest rate applicable to ABR Loans for each day from and including the date such amount was made available to the Borrower to but excluding the date of payment to the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.06. Interest Elections.

(a) Elections by the Borrower. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be

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confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Term Loans to which such Interest Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the Borrower shall be deemed to have selected an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.07. Termination and Reduction of the Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date, (ii) the Tranche A Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (iii) the Tranche B Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (iv) the Incremental Term Loan Commitments of

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each Series shall terminate at 5:00 p.m., New York City time, on the date specified therefor pursuant to Section 2.01(d) at the time such Series is established.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate in whole, or from time to time reduce in part, the Commitments of any Class (including the Commitments of any Series of Incremental Term Loans); provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $2,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders the outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Commitment Termination Date,

(ii) to the Administrative Agent for account of the Tranche A Term Loan Lenders the aggregate principal amount of the Tranche A Term Loans on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section):

Principal Payment Date	Principal Amount ($)
March 2005	7,500,000
June 2005	7,500,000
September 2005	7,500,000
December 2005	7,500,000

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Principal Payment Date	Principal Amount ($)
March 2006	7,500,000
June 2006	7,500,000
September 2006	7,500,000
December 2006	7,500,000

March 2007	10,000,000
June 2007	10,000,000
September 2007	10,000,000
December 2007	10,000,000

March 2008	12,500,000
June 2008	12,500,000
September 2008	12,500,000
December 2008	12,500,000

March 2009	12,500,000
June 2009	12,500,000
September 2009	12,500,000
Tranche A Term Loan Maturity Date	12,500,000

(iii) to the Administrative Agent for account of the Tranche B Term Loan Lenders the aggregate principal amount of the Tranche B Term Loans on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section):

Principal Payment Date	Principal Amount ($)
March 2005	1,062,500
June 2005	1,062,500
September 2005	1,062,500
December 2005	1,062,500

March 2006	1,062,500
June 2006	1,062,500
September 2006	1,062,500
December 2006	1,062,500

March 2007	1,062,500
June 2007	1,062,500
September 2007	1,062,500
December 2007	1,062,500

March 2008	1,062,500
June 2008	1,062,500

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Principal Payment Date	Principal Amount ($)
September 2008	1,062,500
December 2008	1,062,500

March 2009	31,875,000
June 2009	31,875,000
September 2009	31,875,000
December 2009	31,875,000

March 2010	70,125,000
June 2010	70,125,000
September 2010	70,125,000
Tranche B Term Loan Maturity Date	70,125,000

(iv) to the Administrative Agent for the account of the Incremental Term Loan Lenders of any Series the outstanding principal amount of the Incremental Term Loans of such Series in such installments, on such dates and in such amounts as shall be agreed upon between the Borrower and such Incremental Term Loan Lenders at the time the Incremental Term Loan Commitments of such Series are established pursuant to Section 2.01(d).

(b) Adjustment of Amortization Schedule. Any prepayment of a Term Borrowing of any Class (including, in the case of any Incremental Term Borrowing, any Series thereof) shall be applied to reduce the subsequent scheduled principal installments of the Term Borrowings to be made pursuant to this Section (i) ratably, in the case of a prepayment made pursuant to Section 2.09(b), or (ii) in direct order of maturity, in the case of any other prepayment. To the extent not previously paid, all Term Loans shall be due and payable on the respective Term Loan Maturity Dates.

(c) Manner of Payment. Prior to any repayment of any Borrowings of any Class hereunder (other than the payment in full of all outstanding Borrowings of any Class on the scheduled date of such repayment), the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., New York City time, three Business Days in the case of any repayment of Eurodollar Borrowings and one Business Day in the case of any repayment of ABR Borrowings, in each case before the scheduled date of such repayment; provided that each repayment of Borrowings of any Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately preceding sentence) or prepaid (in accordance with Section 2.09(c)), such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest

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remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof (and, in the case of Incremental Term Loans, the respective Series thereof) and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(f) Effect of Entries. The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F-1 (in the case of Revolving Credit Loans), Exhibit F-2 (in the case of Tranche A Term Loans) or Exhibit F-3 (in the case of Tranche B Term Loans or, with such changes to such form as the Borrower and the Administrative Agent shall agree upon, in the case of Incremental Term Loans of any Series), as applicable, or such other form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans.

(a) Optional Prepayments.

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to the requirements of this Section. Any prepayment of Term Loans of any Class pursuant to this Section 2.09(a)(i) shall be applied to the remaining installments of such Term Loans in the direct order of maturity.

(ii) In connection with the Security Release only, the Borrower shall have the right to prepay, or offer to prepay, in full the Tranche B Term Loans and the Incremental Term

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Loans then outstanding in accordance with this Section, provided that, if the Borrower shall elect to make an offer to prepay such Loans, the Borrower will give the Administrative Agent telephonic notice thereof (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Loan Lender and Incremental Term Loan Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Loan Lender and Incremental Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrower to prepay in full, on a date (the “Specified Prepayment Date”) that is not less than 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of each such Term Loan Lender. Each Tranche B Term Loan Lender and each Incremental Term Loan Lender shall notify the Administrative Agent at least three Business Days prior to the Specified Prepayment Date of its decision to accept or reject such prepayment, and the Administrative Agent shall notify the Borrower thereof no later than two Business Days prior to the Specified Prepayment Date (and any such Term Loan Lender failing to so notify the Administrative Agent shall be deemed to have accepted such prepayment). On the Specified Prepayment Date, the Borrower shall pay to the Administrative Agent for account of the relevant Tranche B Term Loans Lenders and Incremental Term Loan Lenders the aggregate amount necessary to prepay that portion of the outstanding Tranche B Term Loans and Incremental Term Loans, respectively, in respect of which such Term Loan Lenders have (or are deemed to have) accepted prepayment as described above.

(b) Mandatory Prepayments. The Borrower will prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.04(k)), and/or the Commitments shall be subject to automatic reduction, as follows:

(i) Dispositions and Recovery Events. If the Borrower or any of its Subsidiaries shall receive Net Available Proceeds from any Disposition or any Recovery Event after the Effective Date (x) in excess of $25,000,000 or (y) which, when combined with the Net Available Proceeds of all other prior Dispositions and Recovery Events occurring after the Effective Date as to which a prepayment has not yet been made under this paragraph (i) (but not including for this purpose Excluded Dispositions and any Disposition or Recovery Event as to which a Reinvestment Notice shall have been given), are in excess of $50,000,000 in the aggregate during any fiscal year of the Borrower, then the Borrower will prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.04(k)), and the Commitments shall be subject to automatic reduction, in an aggregate amount equal to (A) in the case of clause (x) above, the portion of the Net Available Proceeds of such Disposition or Recovery Event, as the case may be, in excess of $25,000,000 or (B) in the case of clause (y) above, the portion of the Net Available Proceeds of such Disposition or Recovery Event, as the case may be, and such prior Dispositions and Recovery Events in excess of $50,000,000 for the relevant fiscal year, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in paragraph (iii) of this Section, provided that:

(A) notwithstanding the foregoing, the Borrower shall not be required to make any prepayment or reduce any Commitments under this paragraph (i) if

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(I) on or prior to the date of receipt of the Net Available Proceeds from the relevant Disposition or Recovery Event, the Borrower shall have delivered a Reinvestment Notice with respect thereto to the Administrative Agent, (II) such Disposition is an Excluded Disposition or (III) such Disposition or Recovery Event occurs after the Security Release;

(B) subject to clause (A) above, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied in the manner and to the extent specified in paragraph (iii) of this Section; and

(C) no later than five Business Days prior to the anticipated occurrence of any Disposition (other than any Excluded Disposition) or Recovery Event or, if the Borrower shall deliver a Reinvestment Notice with respect to such Disposition or Recovery Event as provided above, no later than five Business Days after the occurrence of such Disposition or Recovery Event, the Borrower will deliver to the Administrative Agent a statement of a Financial Officer, in form and detail satisfactory to the Administrative Agent, setting forth the amount of the Net Available Proceeds of such Disposition or Recovery Event (or, in the case of any such statement delivered prior to the occurrence of such Disposition or Recovery Event, the anticipated amount of the Net Available Proceeds of such Disposition or Recovery Event) and of all such prior Dispositions and Recovery Events during the same fiscal year (excluding Excluded Dispositions and any Disposition or Recovery Event as to which a Reinvestment Notice shall have been given).

(ii) Debt Incurrence. Upon any Debt Incurrence, the Borrower shall prepay the Term Loans in an aggregate amount equal to 50% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in paragraph (iii) of this Section, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this paragraph (ii) if (I) such Debt Incurrence is an Excluded Debt Incurrence or (II) such Debt Incurrence occurs after the Security Release.

(iii) Application. Prepayments and/or reductions of Commitments pursuant to this Section 2.09(b) shall be applied, first, to prepay the Term Loans and, second (but only in the case of paragraph (i) above), after the payment in full of the Term Loans, to reduce the aggregate amount of the Revolving Credit Commitments (and to the extent that, after giving effect to such reduction, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, first, to prepay Revolving Credit Loans and, second, to provide cover for LC Exposure as specified in Section 2.04(k) in an aggregate amount equal to such excess). Each such prepayment of the Term Loans shall be applied ratably to the respective Term Loans of each Class (including, in the case of Incremental Term Loans, to each Series thereof) in accordance with the respective outstanding principal amounts thereof and, in the case of each such Class of Term Loans, ratably to the then remaining installments thereof.

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(c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each optional partial prepayment of any Borrowing shall be in an aggregate amount of $2,000,000 or a larger multiple of $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(c).

SECTION 2.10. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Credit Commitment terminates and the Revolving Credit Commitment Termination Date. Commitment fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Lender.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Revolving Credit Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the respective Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each

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Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Agent Fees. The Borrower agrees to pay to each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, (i) each outstanding Loan shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided above and (ii) such overdue amount (other than overdue principal on any Loan) shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit Loan that is an ABR Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

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(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) if such Borrowing is of a particular Class of Loans (including of a particular Series of Incremental Term Loans), the Administrative Agent is advised by the Required Lenders of such Class (or Series, if applicable) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or

(ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of

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whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to

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the Borrower by a Lender or an Issuing Lender, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(ii) Each Foreign Lender shall deliver to Administrative Agent and to the Borrower, on or prior to the Effective Date (in the case of each Lender party to this Agreement on such date) or on or prior to the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a form W-8BEN, and, in the case of a Lender that has certified in writing to Administrative Agent that it is not a “bank” (as defined in Section 881(c)(3)(A) of the Code), a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) in each case together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(iii) Each Foreign Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (A) deliver to Administrative Agent and to the Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to

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any portion of such payment, or (B) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(iv) The Borrower shall not be required to pay any additional amount to any Foreign Lender under this paragraph (e), (A) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to this paragraph (e) or (B) if such Lender shall have failed to satisfy the requirements of this paragraph (e); provided that if such Lender shall have satisfied the requirements of this paragraph (e) on the date such Lender became a Lender, nothing in this paragraph (e) shall relieve the Borrower of its obligation to pay any amounts pursuant to this paragraph (e) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding hereunder.

(f) Tax Refunds. If an Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Loan Document and except for payments to be made directly to an Issuing Lender as expressly provided herein and payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient

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promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.10 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans of a particular Class by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Loans of a particular Class (including of a particular Series of Incremental Term Loans) by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on Loans of such Class then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this

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Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption (but in its sole discretion), distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(b) or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. In the event that:

(i) any Lender requests compensation under Section 2.13;

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(ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15;

(iii) a Revolving Credit Lender defaults in its obligations to make a Revolving Credit Loan; or

(iv) any Lender declines to consent to any amendment, modification or waiver of this Agreement or any other Loan Document that pursuant to Section 10.02 requires consent of 100% of the Lenders (or, as applicable, 100% of the Lenders of any Class in which such Lender holds Loans and/or a Commitment), provided that such amendment, modification or waiver has received approval by Lenders constituting the Required Lenders (or the Required Lenders of such Class, as applicable), then the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, to replace such Lender by causing such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04 and pursuant to an Assignment and Assumption), its Commitments, Loans and LC Exposure (if any) to one or more assignees identified by the Borrower (which may include another Lender at the time, if such other Lender accepts such assignment); provided that (x) the assignee or assignees shall be approved by the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, by each Issuing Lender), which approval shall not unreasonably be withheld or delayed, (y) the Lender being so replaced shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts then payable to such Lender hereunder, from the assignee(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments payable by the Borrower. No Lender shall be required to make any such assignment and delegation under this Section if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation shall cease to apply.

ARTICLE III

GUARANTEE

SECTION 3.01. The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and each Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Agents by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, in each case strictly in

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accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances (except for (i) payment in full of the Guaranteed Obligations and (ii) with respect to any Subsidiary Guarantor, the release of such Subsidiary Guarantor from its obligations under this Article III in accordance with the terms hereof). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, either Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that either Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other

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agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03. Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify each Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04. Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

SECTION 3.06. Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or either Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 3.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08. Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any

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Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, either Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 3.10. Release of Subsidiary Guarantor. In the event that all of the Equity Interests held by the Borrower or its Subsidiaries in any Subsidiary Guarantor is sold or otherwise disposed of (except as permitted under Section 7.03(a)(ii) or in connection with the enforcement of the Security Documents by the Collateral Agent) or dissolved or liquidated in

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compliance with the requirements of this Agreement (or such sale, other disposition, dissolution or liquidation has been approved by the Required Lenders) and the proceeds thereof have been applied to the extent required under Section 2.09(b)(i), such Subsidiary Guarantor shall, without further action, automatically be released from the Guarantee in this Article and the Guaranteed Obligations and the Guarantee in this Article shall, as to such Subsidiary Guarantor, terminate and have no further force or effect (it being understood and agreed that the sale of Equity Interests in one or more Persons that own, directly or indirectly, all of such Equity Interests in any Subsidiary Guarantor shall be deemed to be a sale of such Equity Interests in such Subsidiary Guarantor for the purposes of this Section).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders (with references herein to the Subsidiaries being references thereto after giving effect to the AMS Acquisition (except as used in Section 4.04(a)), provided that such representations and warranties as of the Effective Date insofar as they relate to AMS and its Subsidiaries are made by the Borrower only to the best of its knowledge) that:

SECTION 4.01. Organization; Powers. Each of the Obligors and the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority (including all governmental licenses, permits and other approvals, including all licenses, permits and approvals issued by the HMO Regulators and the Insurance Regulators) to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including any HMO Regulator or Insurance Regulator), except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and

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recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law (including Regulation U or X of the Board or any HMO Regulation or Insurance Regulation) applicable to the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2002 and December 31, 2003, in each case reported on by Ernst & Young LLP, and (ii) its unaudited consolidated balance sheet and statements of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004, certified by the chief financial officer of the Borrower. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

(b) Projections. The Borrower has heretofore furnished to the Lenders projections (giving effect to the AMS Acquisition and the financing thereof) prepared by management of the Borrower of consolidated balance sheets and statements of income and cash flows on a quarterly basis for the first four complete fiscal quarters of the Borrower ending after the Effective Date and thereafter on an annual basis for each fiscal year of the Borrower through 2010 (the “Projections”).

(c) No Material Adverse Change. Since December 31, 2003, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.05. Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except as disclosed in Schedule 4.05(a)(i).

Set forth on Schedule 4.05(a) is a complete and accurate list of (i) all parcels of real property owned with a fair market value in excess of $5,000,000 by the Borrower or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof and (ii) all leases of real property

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with annual aggregate lease payments of $5,000,000 under which the Borrower or any of its Subsidiaries is a party, showing as of the date hereof the relevant street address.

(b) Intellectual Property. Except as disclosed in Schedule 4.05(b), each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. Except as disclosed in Schedule 4.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries that (i) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) materially and adversely affect this Agreement or the Transactions.

(b) Environmental Matters. Except as disclosed in Schedule 4.06(b) and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 4.06(a) or 4.06(b) that, individually or in the aggregate, has had, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07. Compliance with Laws and Agreements. Except as disclosed in Schedule 4.07, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including Regulations U and X of the Board and all Environmental Laws) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.07, each of the Obligors and the Material Subsidiaries (a) is in compliance with all material terms and provisions of the HMO Regulations and Insurance Regulations pertaining to fiscal soundness, solvency or financial condition and (b) has not received any assertion in writing by an HMO Regulator or an Insurance Regulator that such regulator is taking administrative action against any Obligor or Material Subsidiary to (i) revoke or modify any contract of insurance, license, permit, certification, authorization, accreditation or charter or (ii) enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations or Insurance Regulations against any Obligor or Material Subsidiary, except where the failure to so

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comply or the taking of any such administrative action, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.09. Taxes. Except as disclosed in Schedule 4.09, each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (taking into account any applicable extensions granted by the applicable taxiing authority) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have in a Material Adverse Effect.

SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

SECTION 4.11. Disclosure. The written reports, financial statements, certificates or other information furnished by the Obligors or their respective authorized representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Projections or any other projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that such information is subject to inherent uncertainties and contingencies, and that no assurances can be given by the Obligors that any projections will be realized).

SECTION 4.12. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13. Indebtedness and Liens.

(a) Indebtedness. Schedule 4.13(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit

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(or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 4.13(a).

(b) Liens. Schedule 4.13(b) is a complete and correct list of each Lien on property of the Borrower or any of its Subsidiaries securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 4.13(b).

SECTION 4.14. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Schedule 4.14(a) is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and the percentage of ownership of such Subsidiary represented by such Equity Interests and (iv) if applicable, whether such Subsidiary constitutes a HMO Subsidiary or an Insurance Subsidiary. Except as disclosed in Schedule 4.14(a), (x) -each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), all outstanding Capital Stock, and has the unencumbered right to vote all outstanding voting Capital Stock, in each Person shown to be held by it in Schedule 4.14(a), (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Schedule 4.14(b) is a complete and correct list of each Investment which equals or exceeds $10,000,000 (other than Investments disclosed in Schedule 4.14(a) and other than Investments of the types referred to in clauses (b), (d), (e), (f), (g), (k), (l), (m), (n) and (o) of Section 7.05) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment, (y) the nature of such Investment and (z) the amount of such Investment . Except as disclosed in Schedule 4.14(b), each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

SECTION 4.15. Perfection and Priority of Security Interests. All filings and other actions necessary or desirable to perfect the security interest in the Collateral created under the Security Documents have been duly made or taken (other than filings or recordings to be made in connection with the initial Loans hereunder) and are in full force and effect, and the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings, the delivery to the Collateral Agent of the Pledged Stock and/or Pledged Debt (each as defined in the Security Agreement) at or prior to the time of the

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execution and delivery of the applicable Security Document and the taking of such other action required to be taken pursuant to Section 5.01 or 6.09, perfected first priority (subject to Liens permitted under Section 7.02 that have priority by operation of law) security interest in the Collateral, securing the payment of the Secured Obligations. The Obligors are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

SECTION 4.16. Solvency. Each Obligor (other than any Obligor that is an Immaterial Subsidiary) is, individually and together with its Subsidiaries, Solvent.

ARTICLE V

CONDITIONS

SECTION 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Obligors. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (a) Cooley Godward LLP, counsel to the Borrower, substantially in the form of Exhibit D-1, (b) K&R Law Group LLP, counsel to certain Subsidiary Guarantors, substantially in the form of Exhibit D-2, (c) Bingham McHale LLP, Indiana counsel to PHPA, substantially in the form of Exhibit D-3 and (d) Foley & Lardner LLP, Wisconsin counsel to AMS, substantially in the form of Exhibit D-4 (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Opinion of Special New York Counsel to JPMCB. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Agents, substantially in the form of Exhibit E (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement, the other Loan Documents or the

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Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. A certificate, dated the Effective Date and signed by the President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02.

(f) Security Agreement and Related Documents. The Security Agreement, each duly executed and delivered by the parties thereto, together with:

(i) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to therein indorsed in blank;

(ii) proper financing statements, to be filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described therein;

(iii) completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in paragraph (ii) above (and such other jurisdictions as the Administrative Agent shall have requested) that name any Obligor as debtor, together with copies of such other financing statements;

(iv) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby;

(v) copies of the Assigned Agreements referred to in the Security Agreement, together with a consent to such assignment, in substantially the form of the relevant exhibit to the Security Agreement, duly executed by each party to such Assigned Agreements other than the Obligors; and

(vi) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including receipt of duly executed payoff letters and/or UCC-3 termination statements, as applicable).

(g) Solvency Certificate. Certificates, in form and substance satisfactory to the Administrative Agent, from the Borrower’s Vice President, Corporate Development and Treasury or the Borrower’s Vice President and Treasurer attesting to the Solvency of each Obligor (other than any Obligor that is an Immaterial Subsidiary) after giving effect to the Transactions and the consummation of the AMS Acquisition.

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(h) Insurance. Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Administrative Agent.

(i) Outstanding Indebtedness, Preferred Stock, Etc. After giving effect to consummation of the AMS Acquisition and the application of the proceeds of the Loans made on the Effective Date, the Borrower and its Subsidiaries shall not have outstanding (i) any Indebtedness, preferred stock or other preferred equity interests other than (x) Indebtedness hereunder and (y) Indebtedness permitted under Section 7.01 and (ii) except as permitted hereunder, no options, warrants or other rights to acquire or stock appreciation, phantom stock or similar rights in respect of, the Capital Stock of the Subsidiaries of the Borrower.

(j) Financial Statements, Etc.

(i) The financial statements and the Projections described in Section 4.04;

(ii)(x) the audited consolidated balance sheet and statements of income, stockholders’ equity and cash flows of AMS as of and for the fiscal years ended December 31, 2002 and December 31, 2003, in each case reported on by Ernst & Young LLP, and (y) the unaudited consolidated balance sheet and statements of income and cash flows of AMS as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004;

(iii) the financial reports for each of the HMO Subsidiaries and Insurance Subsidiaries of the Borrower as of and for (x) the fiscal years ended December 31, 2002 and December 31, 2003 and (y) each fiscal quarter ended after December 31, 2003 (to the extent such reports have been filed with the appropriate Governmental Authority);

(iv) the financial reports for each of United Wisconsin Life Insurance Company and American Medical Security Insurance Company of Georgia as of and for (x) the fiscal years ended December 31, 2002 and December 31, 2003 and (y) each fiscal quarter ended after December 31, 2003 (to the extent such reports have been filed with the appropriate Governmental Authority); and

(v) the unaudited pro forma consolidated balance sheet and statements of income and cash flows of the Borrower as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004, in each case after giving effect to AMS Acquisition and the financing thereof as if such transactions had occurred on September 30, 2004 in the case of such balance sheet and as of the beginning of the fiscal year presented in the case of such statements of income, stockholders’ equity and cash flows.

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The Borrower may deliver copies of annual reports on Form 10-K, quarterly reports on Form 10-Q and other materials filed by the Borrower or AMS with the SEC to the extent the financial statements or other documents required to be delivered pursuant to this Section 5.01(j) are included in such reports or other materials.

(k) AMS Acquisition.

(i) Consummation of AMS Acquisition. (A) No terms or conditions of the AMS Acquisition Agreement, as entered into by the parties thereto on September 15, 2004, shall have been amended, supplemented or otherwise modified in any material adverse respect without the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) (and the Administrative Agent shall have received a true and complete copy of the AMS Acquisition Agreement, as amended and in effect on the Effective Date); (B) prior to or simultaneously with the Effective Date (and after giving effect to the initial Loans hereunder), all of the agreements and conditions to the closing of the AMS Acquisition under the AMS Acquisition Agreement shall have been performed or satisfied in all material respects or waived (with the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed) in accordance with the AMS Acquisition Agreement; (C) the AMS Acquisition shall have been consummated in all material respects in accordance with the AMS Acquisition Agreement; (D) evidence that the total funds required to consummate the AMS Acquisition (including fees, commissions, premiums and expenses in connection therewith not exceeding $21,000,000 and the refinancing of certain Indebtedness under the Existing Credit Agreements) shall not exceed $719,000,000; and (E) promptly after giving effect to the AMS Acquisition and the initial Loans hereunder, AMS shall be a direct, wholly owned Subsidiary of the Borrower;

(ii) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or, to the knowledge of the Borrower, threatened, that individually or in the aggregate, could reasonably be expected to materially and adversely affect the ability of the Borrower to consummate the AMS Acquisition or to restrain, prevent or impose unreasonable and burdensome conditions on the AMS Acquisition or the financing thereof.

(iii) Approvals. All governmental and other third party approvals and consents (including approvals and consents of any HMO Regulators and Insurance Regulators or shareholders), if any, with respect to the AMS Acquisition and the financing thereof (other than approvals required to be sought pursuant to Section 6.09(b)) shall have been obtained and shall be in full force and effect; and all applicable waiting periods shall have expired without any governmental or judicial action, actual or threatened, that, singly or in the aggregate, could reasonably be expected to restrain, prevent or impose

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unreasonable and burdensome conditions on the AMS Acquisition or the financing thereof.

(iv) AMS Business. Since December 31, 2003, there has been no development or event that has had or would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of AMS and its Subsidiaries taken as a whole, and the Borrower shall have provided a certificate to such effect to the best knowledge of the Borrower.

(l) Existing Credit Agreements. Evidence that (i) the principal of and interest on, and all other amounts owing in respect of, the outstanding loans under the Existing Credit Agreements (including any contingent or other amounts payable in respect of letters of credit) and all fees, expenses and other amounts owing by the Borrower, any Subsidiary or AMS, as applicable, thereunder shall have been (or shall be simultaneously) paid in full, (ii) any commitments to extend credit under the Existing Credit Agreements shall have been canceled or terminated, (iii) all letters of credit, if any, issued and outstanding under the Existing Credit Agreements shall have been replaced or, as applicable, continued hereunder and (iv) all Guarantees in respect of, and all Liens securing, any obligation of the Borrower, any Subsidiary or AMS (or any of its Subsidiaries), as applicable, in respect of the Existing Credit Agreements shall have been released (or arrangements for such release satisfactory to the Administrative Agent shall have been made).

(m) Other Documents. Such other documents as any Agent (or its counsel) or any Lender may reasonably request.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or either Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower at least one Business Day prior to the Effective Date).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02. Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; and

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(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default has occurred and is continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to each Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied (except, in terms of such application, immaterial differences) (it being understood that the Borrower’s obligations under this clause (a) will be satisfied in respect of any fiscal year by delivery to the Administrative Agent within the time specified above of the Borrower’s annual report for such fiscal year on Form 10-K as filed with the SEC);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and

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results of operations of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter on a consolidated basis in accordance with GAAP consistently applied (except, in terms of such application, immaterial differences), subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the Borrower’s obligations under this clause (b) will be satisfied in respect of any fiscal quarter by delivery to the Administrative Agent within the time specified above of the Borrower’s quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC);

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.01(c), (f), (g), (i), (j) and (k), 7.02(o), 7.04(j), 7.05(a), (g), (h), (j), (o), (p) and (s), 7.06(e), (f), (g) and (h) and 7.09 (or in such other form as the Borrower and the Administrative Agent shall agree), (iii) prior to the Security Release only, setting forth for the most recently completed fiscal quarter the aggregate amount of the Net Available Proceeds of all Dispositions and Recovery Events as to which a prepayment has not yet been made under Section 2.09(b)(i) (other than any Excluded Dispositions or any Disposition or Recovery Event as to which a Reinvestment Notice shall have been given) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) within 30 days after the filing with the appropriate Governmental Authority for each fiscal year and (unless the Ratings Upgrade is then in effect) each fiscal quarter of the Borrower, copies of financial reports of the HMO Subsidiaries and Insurance Subsidiaries which are Material Subsidiaries prepared in accordance with statutory accounting principles;

(e) as soon as available and in any event within 30 days after the end of each fiscal year of the Borrower (unless the Ratings Upgrade is then in effect), updated projections prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income and cash flows on a quarterly basis for such fiscal year of the Borrower;

(f) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) promptly after the same become publicly available, copies of all periodic and other reports, periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any HMO Regulators or Insurance Regulators (other than routine periodic reports or responses filed with such

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HMO Regulators and Insurance Regulators) or distributed by the Borrower to its shareholders generally;

(i) promptly upon any material change or modification to the investment guidelines of the Borrower, copies of such modified investment guidelines;

(j) prior to the Security Release only, within 30 days after the end of each fiscal year of the Borrower commencing on or after January 1, 2006, a perfection certification of the Borrower in form satisfactory to the Administrative Agent with respect to the perfection of the Liens created under the Security Documents; and

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Financial statements and other documents required to be delivered pursuant to clause (a), (b) or (f) of this Section (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such financial statements or other documents, or provides a link thereto, on the Borrower’s website on the Internet or (ii) such financial statements or other documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such financial statements and other documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as the case may be, and (ii) the Borrower shall notify the Administrative Agent of the posting of any such financial statements and other documents and provide to the Administrative Agent electronic versions (i.e., soft copies) thereof.

SECTION 6.02. Notices of Certain Events. The Borrower will furnish to each Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including any HMO Regulator or Insurance Regulator) against or affecting any Obligor or any of its Subsidiaries, or any adverse change in the status of the matters disclosed in Schedule 4.06(a) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

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(d) the assertion of any Environmental Liability by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(e) receipt by the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary of any notice of loss of licensure, loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority, or loss of any permit, authorization, accreditation, or qualification or any notice relating to the threatened loss of any of the foregoing, from any Governmental Authority, HMO Regulator or Insurance Regulator that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(f) receipt by the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary of any other material deficiency notices, compliance orders or adverse reports issued by any Governmental Authority, HMO Regulator, Insurance Regulator or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, would reasonably be expected to result in the suspension or forfeiture of any license, certification or licensure necessary for such Material HMO Subsidiary or Material Insurance Subsidiary to carry on its business as then conducted or the termination of any insurance or reimbursement program available to any Material HMO Subsidiary or any Material Insurance Subsidiary and that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(g) receipt by the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary of any correspondence from any Governmental Authority, HMO Regulator or Insurance Regulator that asserts that the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary is not in substantial compliance with any HMO Regulation or Insurance Regulation or that threatens the taking of any material action against the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary under any HMO Regulation or any Insurance Regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(h) any event or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all necessary action to maintain the

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rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or any Disposition permitted under Section 7.04, (b) neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right, permit, license, approval, privilege or franchise if the management of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole and would not reasonably be expected to have a Material Adverse Effect, (c) the Borrower may discontinue any operation (including the dissolution of any Subsidiary) which the management of the Borrower believes to be no longer in the best interest of the Borrower and its Subsidiaries taken as a whole, provided that the Borrower shall not discontinue or dissolve an Obligor, a Material Subsidiary, or any other Subsidiary if (i) the assets of such other Subsidiary when aggregated with the assets of all other Subsidiaries discontinued or dissolved pursuant to this clause (c) would exceed 5% of the amount of total consolidated assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower ended prior to the date of the first discontinuation or dissolution) or (ii) the revenue of such Subsidiary when aggregated with the revenue of all other Subsidiaries discontinued or dissolved pursuant to this clause (c) would exceed 5% of the amount of total consolidated revenues of the Borrower and its Subsidiaries for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower ended prior to the date of the first discontinuation or dissolution.

SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, would reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full and correct entries are made of all financial transactions and the assets and liabilities of the Borrower and its Subsidiaries in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by either Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its

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books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (it being understood that the Borrower shall have the right to be present during any discussion with the Borrower’s independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 6.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, all Environmental Laws and all HMO Regulations and Insurance Regulations), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.08. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of (a) the Tranche A Term Loans and the Tranche B Term Loans to consummate the AMS Acquisition and the refinancing of the term loans outstanding under the Existing PacifiCare Credit Agreement and certain Indebtedness of AMS and its Subsidiaries and to pay related fees and expenses, (b) the Revolving Credit Loans for general corporate purposes of the Borrower and its Subsidiaries, including the refinancing of the revolving credit loans outstanding under the Existing PacifiCare Credit Agreement and to fund acquisitions permitted hereunder and related fees and expenses. Letters of Credit will be issued only for general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Incremental Term Loans will be used only to fund acquisitions permitted hereunder and related costs, fees and expenses. No part of the proceeds of any Loan will be used, whether directly or indirectly, for the purpose of “buying” or “carrying” Margin Stock or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.09. Certain Obligations Respecting Subsidiaries and Collateral; Further Assurances.

(a) Subsidiary Guarantors and Grantors. Except as otherwise provided in this Section, the Borrower will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower are “Subsidiary Guarantors” hereunder and, prior to the Security Release, “Grantors” under the Security Agreement (or another Security Document) and, in that connection, the Borrower will, and will cause its Subsidiaries to, deliver to the Administrative Agent such proof of corporate action, incumbency of officers, other opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date as the Administrative Agent may reasonably request; provided that, notwithstanding anything herein to the contrary, the following Subsidiaries shall not be required to be or become Subsidiary Guarantors hereunder or Grantors under any Security Document (collectively, the “Excluded Subsidiaries”):

(i) any Foreign Subsidiary;

(ii) any Domestic Subsidiary held, directly or indirectly, by a Foreign Subsidiary;

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(iii) any HMO Subsidiary or Insurance Subsidiary, to the extent that such HMO Subsidiary or Insurance Subsidiary is not permitted by applicable Governmental Rules to execute and deliver a guarantee or to grant a security interest in its assets;

(iv) any Subsidiary formed or acquired after the Effective Date having Consolidated EBITDA (determined for such Subsidiary on a stand alone basis) that is less than $18,000,000, determined for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal year of the Borrower for which financial statements of the Borrower shall have been furnished pursuant to Section 6.01 (or, in the case of any such Subsidiary so acquired, determined for a comparable period on the basis of financial statements, if any, of such Subsidiary available to the Borrower at the time of such acquisition) (each such Subsidiary under this clause (iv) being an “Immaterial Subsidiary”); and

(v) the Existing Excluded Subsidiaries.

Without limiting the generality of the foregoing, in the event that, prior to the Security Release, (x) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that shall constitute a Subsidiary hereunder (other than an Excluded Subsidiary) or at any time a Subsidiary that is not an Obligor shall cease to be an Immaterial Subsidiary, (y) any Obligor shall acquire or have any real property (with, in the case of any fee interest, a fair market value in excess of $10,000,000 or, in the case of any leasehold interest, annual aggregate lease payments in excess of $10,000,000) or personal property that, in the reasonable judgment of the Collateral Agent, shall not already be subject to a perfected first priority Lien under a Security Document (subject to Liens permitted under Section 7.02) or (z) any change in Governmental Rules applicable to any HMO Subsidiary or Insurance Subsidiary that is not an Immaterial Subsidiary shall occur that would allow such Subsidiary to execute and deliver a guarantee or grant a security interest in its assets, the Borrower will:

(A) in the case of any formation or acquisition of a new Subsidiary or any Subsidiary ceasing to be an Immaterial Subsidiary described in clause (x) above or any change in Governmental Rules applicable to any such HMO Subsidiary or Insurance Subsidiary described in clause (z) above, within 30 days after such formation, acquisition, cessation or change in Governmental Rules, (I) cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and a “Grantor” under the Security Agreement (or other Security Document), (II) furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary in detail reasonably satisfactory to the Collateral Agent and (III) duly execute and deliver, and cause such Subsidiary and the parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary or such parent, as the case may be;

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(B) in the case of any property by an Obligor described in clause (y) above, within 30 days after such acquisition or (with respect to any real property interest described in such clause (y)) 30 days after request by the Administrative Agent, duly execute and deliver, or cause such Obligor to duly execute and deliver, as applicable, to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent, granting the Secured Parties a Lien in such property, provided that the Borrower shall, and shall cause the other Obligors to, notify the Administrative Agent promptly following the acquisition of any such real property interest;

(C) within 30 days after such formation or acquisition of a new Subsidiary, any Subsidiary ceasing to be an Immaterial Subsidiary, such acquisition of property by any Obligor or such change in Governmental Rules applicable to any such HMO Subsidiary or Insurance Subsidiary, take, and cause such Subsidiary or such parent to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section, enforceable against all third parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(D) within 60 days after such formation or acquisition of a new Subsidiary, any Subsidiary ceasing to be an Immaterial Subsidiary, such acquisition of property by any Obligor or such change Governmental Rules applicable to any such HMO Subsidiary or Insurance Subsidiary, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, (I) a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Obligors reasonably acceptable to the Collateral Agent as to (X) the Guarantee Assumption Agreements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements referred to in paragraphs (A), (B) and (C) above, as applicable, being legal, valid and binding obligations of each Obligor party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (Y) the recordings, filings, notices, endorsements and other actions referred to in paragraph (C) above being sufficient to create valid and perfected Liens on the properties referred to therein and (Z) such other matters as the Collateral Agent may reasonably request and (II) such proof of corporate action, incumbency of officers, other opinions of counsel and other documents as is consistent

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with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as either Agent shall have requested; and

(E) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may reasonably deem necessary or desirable in order to obtain the full benefits of, or in order to perfect and preserve the Liens of, the Guarantee Assumption Agreements, any such mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and/or security agreements.

Notwithstanding the foregoing:

(I) except as provided above in the event of a change in Governmental Rules, no Subsidiary that is an entity regulated by a Governmental Authority shall execute a Guarantee Assumption Agreement pursuant to paragraph (A) above, nor shall any HMO Subsidiary or Insurance Subsidiary grant a security interest in its assets pursuant to paragraph (C) or (D) above, nor shall any action be taken with respect to the assets of any HMO Subsidiary or any Insurance Subsidiary pursuant to paragraph (E) above, unless in the reasonable judgment of the Borrower’s counsel, such action would be permitted to be taken under applicable Governmental Rules without obtaining approvals from Governmental Authorities or incurring regulatory restrictions on the operations of such Subsidiary that could reasonably be expected to have a material adverse effect on such Subsidiary;

(II) except as provided above in the event of a change in Governmental Rules, no stock of any HMO Subsidiary or any Insurance Subsidiary will be pledged pursuant to this Section, nor shall any action be taken with respect to the stock of any HMO Subsidiary or Insurance Subsidiary pursuant to this Section, unless no approval is required from a Governmental Authority or, if such approval is required, such approval has been obtained;

(III) no stock of any Domestic Subsidiary held by a Foreign Subsidiary shall be pledged pursuant to this Section; and

(IV) if the acquired property referred above consists of Equity Interests in a Foreign Subsidiary held by a Domestic Subsidiary, only 66% of such Equity Interests shall be pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Section.

(b) Post-Closing Undertakings. (i) The Borrower will, and will cause each of its applicable Subsidiaries to, file, within 60 days after the Effective Date, a request with the applicable Governmental Authority for approval of (A) the pledge of the Capital Stock of each Designated Subsidiary to the Collateral Agent, for the benefit of the Lenders, pursuant to the relevant Security Document and (B) each Designated Subsidiary to become a “Subsidiary Guarantors” hereunder and a “Grantor” under the Security Agreement. Upon the submission of any such filing to the applicable Governmental Authority, the Borrower and each such

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Subsidiary shall use commercially reasonable efforts to obtain such approval and shall provide the Collateral Agent, for the benefit of the Lenders, with periodic reports documenting the status of each request for approval; provided that if any such request for approval has been neither granted nor denied by the date that is 180 days from the Effective Date, such request shall be deemed denied, subject to the agreement of the Borrower and the Administrative Agent (any such agreement not to be unreasonably withheld), and upon such agreement the Borrower shall be relieved of its obligations under this paragraph. Upon obtaining any such approval with respect to each Designated Subsidiary, the Borrower shall, and shall cause each of its applicable Subsidiaries to, comply with the provisions of this Section to create a valid perfected first priority Lien on the Capital Stock of such Designated Subsidiary and to cause such Designated Subsidiary to become a “Subsidiary Guarantor” hereunder and a “Grantor” under the Security Agreement, and in that connection, the Borrower will and will cause the relevant Subsidiary to, deliver to the Administrative Agent such proof of corporate action, incumbency of officers, other opinions of counsel and other documents and instruments as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date as the Administrative Agent may reasonably request.

(ii) Within 90 days of the Effective Date, the Borrower will take such action to ensure that Nurse Healthline, Inc. and Continental Plan Services, Inc. shall become “Subsidiary Guarantors” hereunder and “Grantors” under the Security Agreement and, in that connection, the Borrower will and will cause its Subsidiaries to, deliver to the Administrative Agent such proof of corporate action, incumbency of officers, other opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date as the Administrative Agent may reasonably request.

(c) Further Assurances. The Borrower will, and will cause each of its Subsidiaries (other than Excluded Subsidiaries) to, take such action from time to time as shall reasonably be requested by either Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, prior to the Security Release, the Borrower will, and will cause each other Obligor to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Collateral Agent to create, in favor of the Collateral Agent for the benefit of the Lenders, perfected security interests and Liens in substantially all of the property of such Obligor as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

(d) Security Release. The provisions of this Section relating solely to the granting of Liens on the property of the Obligors (and other related undertakings with respect thereto) shall cease to apply upon the Security Release.

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ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness incurred hereunder or any other Loan Document;

(b) Indebtedness existing on the date hereof (excluding, however, following the making of the initial Loans hereunder, the Indebtedness in respect of the Existing Credit Agreements);

(c) unsecured, subordinated Indebtedness of the Borrower not to exceed in the aggregate $300,000,000 at any time outstanding; provided that (i) the proceeds of such Indebtedness shall be used only for purposes of financing any acquisition permitted pursuant to Section 7.05(o) within twelve months of the issuance of such Indebtedness or refinancing of any other Indebtedness permitted under this Section, (ii) such Indebtedness shall not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the latest Term Loan Maturity Date, (iii) the other terms thereof (including subordination provisions) shall not be more adverse to the interests of the Lenders than those customarily found in subordinated debt of a similar type issued by similar issuers under Rule 144A or in a public offering as reasonably determined by the Administrative Agent and (iv) both before and after giving effect to the issuance of such Indebtedness, no Default has occurred and is continuing;

(d) (i) Indebtedness of the Borrower to any Subsidiary Guarantor, (ii) Indebtedness of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, (iii) subordinated Indebtedness of any Obligor to any Subsidiary that is not an Obligor so long as such Indebtedness shall have terms and conditions (including subordination provisions) satisfactory to the Administrative Agent and (iv) Indebtedness of any Subsidiary that is not an Obligor to any Obligor so long as such Indebtedness shall constitute Pledged Debt (under and as defined in the Security Agreement), except where such Subsidiary is an HMO Subsidiary or an Insurance Subsidiary and the pledge of such Indebtedness is prohibited by applicable HMO Regulations or Insurance Regulations, as the case may;

(e) obligations of the Borrower in respect of Swap Agreements permitted under Section 7.05(d) to the extent constituting Indebtedness;

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(f) Indebtedness of the Borrower or any Subsidiary as an account party or applicant in respect of letters of credit (other than Letters of Credit issued hereunder); provided that the undrawn amount of such letters of credit shall not exceed in the aggregate $50,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary incurred for the purpose specified in Section 7.02(d) and Capital Lease Obligations of the Borrower or any Subsidiary secured by Liens permitted under Section 7.02(d) or 7.02(e), respectively, not to exceed in the aggregate $100,000,000 at any time outstanding;

(h) Indebtedness in respect of performance, bid, surety, indemnity, appeal bonds or completion guarantees provided in the ordinary course of business, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements);

(i) Guarantees by (i) the Borrower with respect to Indebtedness of any Subsidiary, (ii) any Subsidiary Guarantor with respect to Indebtedness of any other Subsidiary and (iii) by any Subsidiary which is not a Guarantor with respect to Indebtedness of any other Subsidiary, provided that the aggregate amount of Guarantees under this subclause (iii) shall not exceed $30,000,000 at any time outstanding;

(j) Indebtedness of the Borrower or any Subsidiary (i) assumed by it as the result of an acquisition of any Person or business permitted by Section 7.05(o), including any Indebtedness of any such acquired business that becomes a Subsidiary as a result of such acquisition (provided that such Indebtedness was not incurred in contemplation of such acquisition) and (ii) constituting contingent obligations in respect of indemnification, adjustment of purchase price, earn-out, deferred compensation and similar obligations incurred in connection with such permitted acquisition; provided that the aggregate amount of all such Indebtedness shall not exceed in the aggregate $100,000,000 at any time outstanding, unless, at the time of, and after giving effect to, the incurrence of such Indebtedness, the Consolidated Leverage Ratio shall not exceed 2.5 to 1 (determined on a pro forma basis as of the end of the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 6.01) and no Default has occurred and is continuing;

(k) other Indebtedness of the Borrower or any Subsidiary (other than in respect of letters of credit) not to exceed in the aggregate the greater of (i) $200,000,000 at any time and (ii) at the time of incurrence of any such Indebtedness under this clause (g), 7% of Consolidated Tangible Assets (determined as at the end of the immediately preceding fiscal quarter of the Borrower); and

(l) extensions, renewals, replacements or refinancings of Indebtedness under any of the foregoing clauses of this Section so long as (i) such Indebtedness (“Refinancing Indebtedness”) is in an aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being extended, renewed or

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refinanced plus the amount of any premiums required to be paid thereof and fees and expenses associated therewith, and (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced;

provided that, notwithstanding anything herein to the contrary, if any Indebtedness incurred after the Effective Date under any of the foregoing clauses of this Section is issued in a public offering or under Rule 144A, such Indebtedness shall (i) not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the latest Term Loan Maturity Date and (ii) have such other terms thereof (including, in the event such Indebtedness is Subordinated Indebtedness, subordination provisions) not more adverse to the interests of the Lenders than those customarily found in debt (including, if applicable, subordinated debt) of a similar type issued by similar issuers in a public offering or under Rule 144A as reasonably determined by the Administrative Agent.

SECTION 7.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) Liens on property of the Borrower or any of its Subsidiaries existing on the date hereof (including the Liens identified in Schedule 4.13(b));

(d) purchase money Liens upon or in real or personal property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any property to be subject to such Liens, or Liens existing on any such property at the time of acquisition thereof (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and (ii) the aggregate principal amount of the Indebtedness permitted by this clause (d) shall not exceed the amount permitted under Section 7.01(g) at any time outstanding;

(e) Liens arising in respect of Capital Lease Obligations permitted under Section 7.01(g); provided that no such Lien shall extend to or cover any Collateral or property other than the property subject to such Capital Lease Obligations;

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(f) Liens on property of any Person which becomes a Subsidiary of the Borrower after the Effective Date, provided that such Liens are in existence at the time such entity becomes a Subsidiary and were not created in anticipation of such event;

(g) Liens existing on property acquired by the Borrower or any of its Subsidiaries at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed);

(h) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Subsidiaries relating to such property or assets;

(i) banker’s Liens and similar Liens in respect of deposit accounts, and Liens in favor of securities intermediaries in respect of securities accounts securing fees and costs owing to such securities intermediaries;

(j) Liens on insurance proceeds in favor of insurance companies with respect to the financing of premiums;

(k) precautionary filings in respect of true leases;

(l) cash collateral securing, and in an amount not to exceed the undrawn amount of, any letter of credit permitted under Section 7.01(f);

(m) Liens on the property of any Subsidiary that are required by any Governmental Rule, or by any order of or arrangement with any Governmental Authority, for the conduct of its business (but excluding Liens arising in the context of any judicial or regulatory enforcement or other adversarial action against or involving such Subsidiary), provided that (i) such Liens do not secure Indebtedness and (ii) any failure to comply with this clause (m) shall not constitute an Event of Default hereunder unless such non-compliance shall remain unremedied for a period of 45 days following the initial date of non-compliance herewith;

(n) Liens on the property of any Subsidiary to secure its reinsurance obligations, losses (including any losses associated with incurred but not reported claims) and unearned premiums payable to a ceding company under reinsurance contracts by (i) the establishment of a qualifying trust or letter of credit under applicable Governmental Rules, (ii) deposits made by any Subsidiary to a ceding company or (iii) other security arrangements acceptable to any applicable Governmental Authority as reinsurance credit;

(o) Liens securing Indebtedness or other obligations (including obligations arising under Swap Agreements) of the Borrower or any Subsidiary not to exceed in the aggregate the greater of (i) $50,000,000 at any time and (ii) at the time of incurrence of such Indebtedness or other obligations, 2% of Consolidated Tangible Assets (determined as at the end of the immediately preceding fiscal quarter of the Borrower); and

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(p) refinancings, renewals and replacements of Liens permitted under any of the foregoing clauses of this Section, provided that (i) the amount of the Indebtedness or other obligations secured thereby is not increased and (ii) such Liens do not extend to or cover any property or assets of the Borrower and its Subsidiaries which immediately prior to such refinancing, renewal or replacement were not subject to such Lien.

SECTION 7.03. Fundamental Changes.

(a) Mergers, Consolidations, Etc. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except, so long as no Default has occurred and is continuing:

(i) any Subsidiary may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving corporation thereof;

(ii) any Subsidiary may be merged or consolidated with or into any other Subsidiary; provided that (A) the Person formed by such merger or consolidation shall be a wholly owned Subsidiary and (B) in the case of any such merger or consolidation to which a Subsidiary Guarantor shall be a party, such Person shall be a Subsidiary Guarantor at the time of such merger or consolidation;

(iii) in connection with any acquisition permitted under Section 7.05(o) or 7.05(q), any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with such Subsidiary;

(iv) in connection with any Disposition permitted under Section 7.04, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with such Subsidiary;

(v) any Subsidiary may be dissolved, liquidated or wound up pursuant to Section 6.03; and

(vi) the merger contemplated by the AMS Acquisition Agreement.

(b) Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than the Permitted Business.

SECTION 7.04. Dispositions. The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of obsolete, worn-out or other property no longer used or useful in its business;

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(b) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of any inventory or other property (including any license of intellectual property) in the ordinary course of business;

(c) the Borrower or any Subsidiary may enter into any merger or consolidation, and any Subsidiary may be dissolved, liquidated or wound up, as permitted under Section 7.03(a);

(d) the Borrower or any Subsidiary may make any Disposition identified in Schedule 7.04;

(e) any Subsidiary may make any Disposition to the Borrower or any other Subsidiary Guarantor (other than such Subsidiary), or any Subsidiary that is not an Obligor may make any Disposition to any other such Subsidiary;

(f) the Capital Stock of any Subsidiary may be issued, sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary of the Borrower;

(g) the Borrower or any of its Subsidiaries may sell or otherwise dispose of Permitted Investments or other Investments permitted to be made under clause (c) of Section 7.05;

(h) the Borrower may make Dispositions of assets in connection with its information technology contracts;

(i) the Borrower or any of its Subsidiaries may (i) transfer condemned property to any Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise) and (ii) transfer property that has been subject to a casualty loss to the insurer of such property (or its designee) as part of an insurance settlement; and

(j) the Borrower or any of its Subsidiaries may make any other Disposition, provided that (i) the consideration received by the Borrower or such Subsidiary shall at least equal the fair market value of the property sold or disposed of and (ii) the aggregate amount of Dispositions under this clause (j) shall not exceed (x) $50,000,000 in any fiscal year or (y) so long as the Ratings Upgrade is in effect, in any fiscal year the greater of (i) $100,000,000 and (ii) 5% of Consolidated Tangible Assets (determined as at the end of the immediately preceding fiscal year of the Borrower) (it being understood that if thereafter the Ratings Upgrade shall cease to be in effect, the limitation under subclause (x) above shall apply and Dispositions made while the Ratings Upgrade was in effect shall count against (but only up to the amount of) the then unused amount of such limitation).

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SECTION 7.05. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments, except:

(a) (i) equity Investments (including capital contributions) by the Borrower and its Subsidiaries in the Borrower and its Subsidiaries outstanding on the date hereof, (ii) additional equity Investments (including capital contributions) by the Borrower or any Subsidiary in the Subsidiary Guarantors and (iii) additional equity Investments (including capital contributions) in wholly owned Subsidiaries that are not Obligors, provided that, so long as the Ratings Upgrade is not in effect, the aggregate amount of such Investments under this clause (iii) shall not exceed the greater of $200,000,000 or 7% of Consolidated Tangible Assets (determined as at the end of the immediately preceding fiscal quarter of the Borrower) (it being understood that if following the Ratings Upgrade becoming effective the Ratings Upgrade shall cease to be in effect, the limitation under this proviso shall apply and such Investments made while the Rating Upgrade was in effect shall count against (but only up to the amount of) the then unused amount of such limitation);

(b) Permitted Investments;

(c) Investments outstanding on the date hereof and identified in Schedule 4.14(b) and the extension or renewal of any such Investment that does not increase the amount of thereof;

(d) Swap Agreements entered into in the ordinary course of business of the Borrower or any of its Subsidiaries and not for speculative purposes, which may include any such Swap Agreement to hedge increases or decreases in interest rates or currency values;

(e) Investments consisting of intercompany Indebtedness permitted under Section 7.01(d);

(f) operating deposit accounts with banks;

(g) loans, guarantees of loans and advances by the Borrower or any Subsidiary to its employees, consultants or agents in the ordinary course of the business, and commission, entertainment, relocation, payroll, travel and similar advances by the Borrower or any Subsidiary to cover matters in the ordinary course of business that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP, in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(h) loans or advances in the ordinary course of business to physicians, hospitals or other providers of health care services in a gross amount not to exceed $50,000,000 at any time outstanding;

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(i) Investments received as consideration in connection with a Disposition not prohibited by Section 7.04 to the extent not required to prepay Loans pursuant to Section 2.09(b)(i);

(j) stock, obligations or securities received in satisfaction of judgments, the fair market value of which shall not exceed $25,000,000 in the aggregate in any fiscal year of the Borrower;

(k) the endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or obligations of, or received in connection with disputes with, healthcare providers, customers and suppliers;

(m) any security that (i) is of a type traded or quoted on any exchange or recognized financial market, (ii) can be readily liquidated or disposed of in such exchanges or markets, (iii) other than in the case of equity securities, is rated by, and has no lower than an “investment grade” rating from, any nationally recognized rating agency and (iv) otherwise satisfies the Borrower’s investment guidelines as approved by its board of directors;

(n) any Guarantees under the Loan Documents and any Guarantees constituting Indebtedness permitted under Section 7.01(i);

(o) Investments consisting of the acquisition of any business, and the related assets, of any other Person (whether by way of purchase of assets or stock, by merger or consolidation or otherwise), provided that (i) the acquired business or company is a Permitted Business; (ii) such acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Borrower or a Subsidiary of the Borrower and, if effected by merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving entity and, if effected by merger or consolidation involving a Subsidiary Guarantor, (subject to clause (v) below) the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; (iii) after giving effect to such acquisition the Borrower shall be in pro forma compliance with Section 7.09 (the determination of such compliance to be calculated as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such acquisition for which financial statements of the Borrower shall have been delivered pursuant to Section 6.01, under the assumption that such acquisition shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of such period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such acquisition) and, in the event that the aggregate purchase price in respect of such acquisition shall exceed $75,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate compliance with this

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clause (o); (iv) to the extent required by Section 6.09, the Borrower shall, and shall cause the acquired entity to, take each action required to be taken by it pursuant to Section 6.09; and (v) both before and after giving effect to such acquisition, no Default has occurred and is continuing;

(p) Investments in Joint Ventures; provided that, after giving effect to any such Investment, the aggregate amount of such Investments shall not exceed $50,000,000;

(q) the AMS Acquisition;

(r) the Pacific Life Acquisition; and

(s) other Investments in an aggregate amount invested not to exceed the greater of (i) $150,000,000 and (ii) 5% of Consolidated Tangible Assets (determined as at the end of the immediately preceding fiscal quarter of the Borrower), plus the net reduction in any such Investments (but not exceeding the amount of such Investments) resulting from distributions on or repayments of such Investments or from the net cash proceeds or cash or Permitted Investments from the Disposition of such Investments.

SECTION 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b) any Subsidiary may (i) declare and pay dividends to the Borrower or to any other Subsidiary and (ii) accept capital contributions from its parent to the extent permitted under Section 7.05(a);

(c) the Borrower may make payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or Disposition of the Borrower permitted under Sections 7.03 and 7.04;

(d) the Borrower may repurchase Equity Interests deemed to occur upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof;

(e) the Borrower may make payments of cash in lieu of issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Equity Interests in lieu of cash dividends on, any Equity Interests of the Borrower, which in the aggregate do not exceed $5,000,000;

(f) the Borrower may redeem rights issued pursuant to an anti-takeover plan in an aggregate amount not to exceed $2,000,000;

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(g) so long as no Default has occurred and is continuing, the Borrower may declare and make cash dividends in respect of its Capital Stock in an aggregate amount not to exceed $10,000,000 in any calendar year; provided that (i) at the time of the making of each such dividend, the Borrower shall have had positive operating income (determined in accordance with GAAP) for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements of the Borrower have been furnished pursuant to Section 4.04 or 6.01 and (ii) after giving effect to each such dividend, the Borrower shall be in pro forma compliance with Section 7.09(c); and

(h) so long as no Default has occurred and is continuing, the Borrower or any Subsidiary may purchase, repurchase, acquire, cancel or retire for value its Equity Interests in an aggregate amount not to exceed, for any fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2004), the sum of (i) $100,000,000 plus (ii) the cumulative unused amount (if any) available for such Restricted Payments under subclause (i) above for any prior fiscal years (beginning with the fiscal year ending December 31, 2004) plus (iii) $50,000,000 (to the extent not already used in any fiscal year beginning with the fiscal year ending December 31, 2004), provided that, after giving effect to each such Restricted Payment, the Borrower shall be in pro forma compliance with Section 7.09.

SECTION 7.07. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the ordinary course of business on terms no less favorable to the Borrower or such Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;

(c) any Restricted Payment permitted under Section 7.06;

(d) transactions (i) approved by a majority of the disinterested members of the board of directors of the Borrower or (ii) for which the Borrower or any Subsidiary shall deliver to the Administrative Agent a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Borrower or such Subsidiary from a financial point of view;

(e) the payment of reasonable fees and compensation to officers and directors of the Borrower or any of its Subsidiaries and reasonable indemnification arrangements entered into by the Borrower or any of its Subsidiaries, including any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant

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to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the board of directors of the Borrower;

(f) purchase of services from physicians, hospitals, claims management or processing companies, pharmacy benefit management companies and other health care or service providers in the ordinary course of business on fair and reasonable terms;

(g) Investments permitted under Section 7.05; and

(h) any payments or other transactions pursuant to any tax sharing agreement in effect on the Effective Date between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes.

SECTION 7.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, except:

(i) restrictions and conditions imposed by any Governmental Rule or set forth in this Agreement;

(ii) restrictions and conditions contained in agreements existing on the date hereof identified on Schedule 7.08, and any extension, renewal, amendment or other modification thereof, provided that such restrictions and conditions in any such extension, renewal, amendment or other modification shall not expand in any material respect the scope of any such restriction or condition that are then in effect);

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that (x) such restrictions and conditions apply only to the Subsidiary that is to be sold and (y) such sale is permitted hereunder;

(iv) restrictions or conditions of the type referred to in clause (a) of this Section imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(v) customary provisions in leases and other agreements entered into in the ordinary course of business, or customary restrictions or conditions imposed on intellectual property or related agreements entered into in the ordinary course of business, in each case restricting the assignment or transfer thereof;

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(vi) restrictions or conditions imposed by any agreement relating to Indebtedness permitted under Section 7.01 or any agreement in effect at the time any Person becomes a Subsidiary of the Borrower, in each case to the extent that such restrictions or conditions are not more restrictive than the restrictions or conditions under the indenture for the 10 3/4% Senior Notes as in effect on the date hereof; and

(vii) restrictions on the assignment or transfer of any property subject to any Lien permitted under Section 7.02.

SECTION 7.09. Certain Financial Covenants.

(a) Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio to exceed 2.75 to 1.0 at any time.

(b) Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than the sum of (a) $1,500,000,000 plus (b) 50% of Consolidated Net Income (if Consolidated Net Income is positive) or zero (if Consolidated Net Income is negative) for each fiscal quarter ending on or after December 31, 2004.

(c) Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 2.0 to 1.0 as at the last day of any fiscal quarter.

SECTION 7.10. Payments, Redemptions or Repurchases of Subordinated Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except (a) regularly scheduled or required repayments or redemptions of Indebtedness permitted under Section 7.01 and (b) the prepayment, redemption, purchase or repayment of any such Subordinated Indebtedness in exchange for, or out of the net cash proceeds of any Equity Issuance.

SECTION 7.11. Modifications of Certain Documents. The Borrower will not, nor will it permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any charter documents or by-laws of such Obligor or any of the provisions of any agreement, instrument or other document evidencing or relating to the 3% Convertible Subordinated Debentures, any other subordinated Indebtedness issued pursuant to Section 7.01(c) or the 10 3/4% Senior Notes, in each case without the prior consent of the Required Lenders or the Administrative Agent (acting with the approval of the Required Lenders), except for any such modification, supplement or waiver that would not reasonably be expected to be materially adverse to the interests of the Lenders; provided that the Borrower shall give the Administrative Agent not less than five Business Days’ prior written notice of any such modification, waiver or supplement (whether or not any consent shall be required under this Section).

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ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or furnished or deemed made or furnished;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to any Obligor’s existence), 6.08, 7.01, 7.02, 7.03(b) or 7.09;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days (in the case of any other such covenant, condition or agreement), in each case after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material

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Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof (other than a regularly scheduled required prepayment or redemption), prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any of its Material Subsidiaries or any other Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of its Material Subsidiaries or any other Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any of its Material Subsidiaries or any other Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of its Material Subsidiaries or any other Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any of its Material Subsidiaries or any other Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 45 consecutive days during which execution shall not be effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or a material part of the property of the Borrower, any of its Material Subsidiaries or any other Obligor shall remain unreleased, unvacated or unbonded for a period of 30 consecutive days;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;

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(m) there shall have been asserted against the Borrower or any of its Subsidiaries any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(n) a Change in Control shall occur;

(o) the non-compliance by the Borrower or any Subsidiary with any material term or provision of the HMO Regulations or Insurance Regulations pertaining to fiscal soundness, solvency or financial condition and such non-compliance shall not have been cured or waived within 30 days after the applicable statutory grace period (if any), to the extent such non-compliance would reasonably be expected to have a Material Adverse Effect;

(p) the guarantee of any of the Subsidiary Guarantors under Article III shall for whatever reason be terminated or cease to be in full force and effect (other than in accordance with its terms and the terms of this Agreement), or the validity or enforceability thereof shall be contested by any Subsidiary Guarantor; or

(q) at any time prior to the Security Release, the Liens created by the Security Documents shall not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein), free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, at any time prior to the Security Release any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any

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event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

THE AGENTS

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints each Agent as its agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Each of the Person serving as the Administrative Agent hereunder and the Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as the case may be, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent, as the case may be, hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or, to the extent required by this Agreement or any other Loan Document, all of the Lenders or such other specified percentage or number of Lenders), and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or as Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, to the extent required by this Agreement or any other Loan Document, all of the Lenders or such other specified percentage or number of Lenders) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document,

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(ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and neither Agent shall incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

Either Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be a bank (or any Affiliate thereof) with an office in the United States. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nonetheless become effective and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of such Agent (and all payments and communications provided to be made by, to or through such Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Agent hereunder by a successor and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).

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The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Sole Lead Arranger and Sole Bookrunner, the Syndication Agent and Co-Arranger, and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any Subsidiary Guarantor, to it at 5995 Plaza Drive, Cypress, California 90630, Attention of Vice President, Corporate Development and Treasury (Telecopy No. (714) 226-3581; Telephone No. (714) 226-3765) or Vice President and Treasurer (Telecopy No. (714) 825-5749; Telephone No. (714) 825-5079);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Sheila King (Telecopy No. (713) 750-2782; Telephone No. (713) 750-2242), with a copy to (x) JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Dawn Leelum (Telecopy No. (212) 270-3279; Telephone No. (212) 270-2472) and (y) Lyette Proctor (Telecopy No. (212) 270-5135; Telephone No. (212) 270-1479);

(iii) if to the Collateral Agent, to JPMorgan Chase Bank, N.A., 111 Fannin Street, 8th Floor, Houston, Texas 77002-8069, Attention of Beth A. Betke (Telecopy No. (713) 750-3525;

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Telephone No. (713) 750-2872), with a copy to (x) JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Dawn Leelum (Telecopy No. (212) 270-3279; Telephone No. (212) 270-2472) and (y) Lyette Proctor (Telecopy No. (212) 270-5135; Telephone No. (212) 270-1479;

(iv) if to JPMCB as an Issuing Lender, to it at 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610, Attention of Stephen Carew (Telecopy No. (813) 432-5161; Telephone No. (813) 432-6332), with a copy to (x) JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Dawn Leelum (Telecopy No. (212) 270-3279; Telephone No. (212) 270-2472) and (y) Lyette Proctor (Telecopy No. (212) 270-5135; Telephone No. (212) 270-1479;

(v) if to any Lender (other than JPMCB) as an Issuing Lender, to it at the address notified in writing to the Borrower and the Administrative Agent; and

(vi) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Either Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Without limiting the foregoing, the Borrower may furnish to the Agents and the Lenders the financial statements required to be furnished by it pursuant to Section 6.01(a) or 6.01(b) by electronic communications pursuant to procedures approved by the Administrative Agent.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by either Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such

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waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase any Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except in connection with the waiver of the applicability of any post-default increase in interest rates), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.16(c) or 2.16(d) without the consent of each Lender directly affected thereby;

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender of each adversely affected Class;

(vi) (except as provided in paragraph (d) of this Section) release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Article III, or change the definition of “Security Release Conditions”, without the written consent of each Lender; or

(vii) change the allocation of any prepayment to any Class of Loans disproportionately when compared to all other Classes entitled to such prepayment, without the written consent of the Required Lenders of each adversely affected Class.

and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent or any Issuing Lender hereunder without the prior written consent

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of such Agent or such Issuing Lender, as the case may be, (y) any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor (it being agreed by each Subsidiary Guarantor that, except as provided in this clause (y) the consent of the Subsidiary Guarantors shall not be required for any other amendment, modification or waiver hereunder or the other Loan Documents and the Subsidiary Guarantors hereby confirm and ratify each amendment, modification and waiver approved by the Borrower) and (z) notwithstanding anything herein to the contrary, to the extent specified in Section 2.01(d), this Agreement may be amended to establish Incremental Term Loan Commitments of any Series pursuant to an Incremental Term Loan Amendment executed between the Borrower, the relevant Lenders of such Series, the Administrative Agent and the Collateral Agent, and any such Incremental Term Loan Amendment shall not require the consent of any other party to this Agreement.

(c) Amendments to the Security Documents. Except as otherwise provided in this Section, the Administrative Agent and/or the Collateral Agent, as applicable, may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents, provided that (i) except as provided in this Section or in the Security Documents, without the prior consent of each Lender, neither Agent shall release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under the Security Document and (ii) notwithstanding anything herein or in any other Loan Document to the contrary, upon any Disposition (including any Disposition of any Subsidiary) that is permitted hereunder or consented to by the Required Lenders or any other transaction or event resulting in any Subsidiary ceasing to be a Subsidiary of the Borrower, each Agent is hereby authorized to release, without the prior consent of any Lender and at the request of the Borrower, the Guarantee of such Subsidiary under Article III and/or any Liens on any of the property or Capital Stock of such Subsidiary under the Loan Documents or any other property which is the subject of such Disposition, as applicable. Each Agent shall take any action reasonably requested by the Borrower (at the Borrower’s sole cost and expense) to effect any such release.

(d) Security Release. Notwithstanding anything herein to the contrary, upon satisfaction of the Security Release Conditions (and without any further consent of any Lender or any Agent), the Borrower shall be entitled to a release of the Liens under the Security Documents. In order to effect such release, the Borrower shall notify the Administrative Agent of its intent to effect such release, specifying the proposed date of such release, and, if applicable, shall provide the requisite notice of prepayment under Section 2.09(a). Upon the date specified for such release, if the Security Release Conditions shall have been satisfied, the Borrower shall deliver a certificate of a Financial Officer to such effect to the Administrative Agent, whereupon the Liens under the Security Documents shall, without further action, automatically be released and each Agent will (and is hereby authorized and directed by the Lenders to) take such action, at the request and expense of the Borrower, as shall be necessary to release such Liens in accordance with the relevant Security Documents.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees,

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charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by either Agent, any Issuing Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for either Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related, directly or indirectly, to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent or an Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or such Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Lender in its capacity as such.

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(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Agents, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Lender, provided that no consent of any Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each

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such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee

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referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made

Credit Agreement

by any such other party or on its behalf and notwithstanding that either Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 3.03, 10.03, 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default has occurred and is continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Credit Agreement

(b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that either Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Credit Agreement

SECTION 10.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Agents, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to either Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this paragraph, “Information” means all information received from any Obligor relating to any Obligor or its business, other than any such information that is available to either Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PACIFICARE HEALTH SYSTEMS, INC.

By	/s/ MICHAEL A. MONTEVIDEO
Name: Michael A. Montevideo
Title: Vice President & Treasurer

U.S. Federal Tax Identification No.: 954591529

Credit Agreement

SUBSIDIARY GUARANTORS

PACIFICARE HEALTH PLAN ADMINISTRATORS, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Treasurer

PACIFICARE eHOLDINGS, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Treasurer

SENIORCO, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Treasurer

RxSOLUTIONS, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Treasurer

PACIFICARE BEHAVIORAL HEALTH, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Assistant Treasurer

Credit Agreement

SECUREHORIZONS USA, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Treasurer

PACIFICARE SOUTHWEST OPERATIONS, INC.

By	/s/ MICHAEL A. MONTEVIDEO
	Name:	Michael A. Montevideo
	Title:	Vice President & Treasurer

AMERICAN MEDICAL SECURITY GROUP, INC.

By	/s/ SAMUEL V. MILLER
	Name:	Samuel V. Miller
	Title:	Chairman, President & CEO

Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A., Individually, as Administrative Agent and as Collateral Agent

By	/s/ GARY L. SPEVACK
	Name:	Gary L. Spevack
	Title:	Vice President

Credit Agreement

THE BANK OF NEW YORK

By	/s/ JONATHAN ROLLINS
	Name:	Jonathan Rollins
	Title:	Vice President

CIBC INC.,

By	/s/ GEORGE KNIGHT
	Name:	George Knight
	Title:	Managing Director CIBC World Markets Corp., as agent

Morgan Stanley Senior Funding, Inc.

By	/s/ EUGENE A. MARTIN
	Name:	Eugene A. Martin
	Title:	Vice President

SCOTIABANC INC.

By	/s/ CAROLYN A. CALLOWAY
	Name:	Carolyn A. Calloway
	Title:	Managing Director

UBS LOAN FINANCE LLC, as a Lender

By	/s/ WILFRED V. SAINT
	Name:	Wilfred V. Saint
	Title:	Director

By	/s/ PAMELA OH
	Name:	Pamela Oh
	Title:	Associate Director

WELLS FARGO BANK, N.A.

By	/s/ PAUL K. STIMPEL
	Name:	Paul K. Stimpel
	Title:	Senior Vice President

General Electric Capital Corporation

By	/s/ STEVEN WAGNBLAS
	Name:	Steven Wagnblas
	Title:	Duly Authorized Signatory

LaSalle Bank National Association

By	/s/ PETER J. BULANDR
	Name:	Peter J. Bulandr
	Title:	Senior Vice President

United Overseas Bank Limited, New York Agency

By	/s/ KWONG YEW WONG
	Name:	Kwong Yew Wong
	Title:	Agent & General Manager

By	/s/ PHILIP CHEONG
	Name:	Philip Cheong
	Title:	VP & Deputy General Manager

Wachovia Bank, N.A.

By	/s/ ROBERT SEVIN
	Name:	Robert Sevin
	Title:	Director

Associated Bank, National Association

By	/s/ THOMAS M. TOERPE
	Name:	Thomas M. Toerpe
	Title:	Vice President

CALYON NEW YORK BRANCH

By	/s/ CHARLES HEIDSIECK
	Name:	Charles Heidsieck
	Title:	Managing Director

By	/s/ DOUGLAS J. WEIR
	Name:	Douglas J. Weir
	Title:	Director

UFJ Bank Limited

By	/s/ TOSHIKO BOYD
	Name:	Toshiko Boyd
	Title:	Vice President

Bank of the West

By	/s/ TODD C. ABBOUD
	Name:	Todd C. Abboud
	Title:	Vice President

COMERICA BANK

By	/s/ DAWN M. MORGULEC
	Name:	Dawn M. Morgulec
	Title:	Account Officer

E. Sun Commercial Bank, Ltd., Los Angeles Branch

By	/s/ BENJAMIN LIN
	Name:	Benjamin Lin
	Title:	EVP & General Manager

Bank of Communications, New York Branch

By	/s/ YAMING LIU
	Name:	Yaming Liu
	Title:	Deputy General Manager

THE BANK OF EAST ASIA, LTD., NEW YORK BRANCH

By	/s/ STANLEY H. KUNG
	Name:	Stanley H. Kung
	Title:	Senior Vice President & Chief Lending Officer

By	/s/ DANNY LEUNG
	Name:	Danny Leung
	Title:	Senior Vice President & Controller

UBS AG Stamford Branch

By	/s/ PAMELA OH
	Name:	Pamela Oh
	Title:	Associate Director

By	/s/ ANTHONY N. JOSEPH
	Name:	Anthony N. Joseph
	Title:	Associate Director

THE BANK OF NOVA SCOTIA

By	/s/ CAROLYN A. CALLOWAY
	Name:	Carolyn A. Calloway
	Title:	Managing Director

KZH CYPRESSTREE-1 LLC

By	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent

KZH STERLING LLC

By	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent

KZH SOLEIL LLC

By	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent

KZH SOLEIL-2 LLC

By	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent

Oppenheimer Senior Floating Rate Fund

By	/s/ LISA CHAFFEE
	Name:	Lisa Chaffee
	Title:	AVP

Dresdner Bank AG, New York and Grand Cayman Branches

By	/s/ JEANNINE AMODEC
	Name:	Jeannine Amodec
	Title:	Vice President

By	/s/ JANET WOLFF
	Name:	Janet Wolff
	Title:	Vice President

Credit Agreement

SCHEDULE 1.01

Commitments

Name of Lender	Revolving Credit Commitment ($)	Tranche A Term Loan Commitment ($)	Tranche B Term Loan Commitment ($)
JPMorgan Chase Bank, N.A.	16,500,000	16,500,000	353,900,000
The Bank of New York	14,000,000	14,000,000	7,000,000
CIBC Inc.	14,000,000	14,000,000
Morgan Stanley Senior Funding, Inc.	14,000,000	14,000,000
Scotiabanc Inc.	14,000,000
UBS Loan Finance LLC	14,000,000	14,000,000
Wells Fargo Bank, N.A.	14,000,000	14,000,000
General Electric Capital Corporation	12,500,000	12,500,000	7,500,000
LaSalle Bank National Association	12,500,000	12,500,000	5,000,000
United Overseas Bank Limited, New York Agency	12,500,000	12,500,000	5,000,000
Wachovia Bank, N.A.	12,500,000	12,500,000	5,000,000
Associated Bank, National Association	9,000,000	9,000,000
Calyon New York Branch	9,000,000	9,000,000	4,000,000
UFJ Bank Limited	9,000,000	9,000,000
Bank Of The West	7,500,000	7,500,000
Comerica Bank	5,000,000	5,000,000
E.Sun Commercial Bank, Ltd., Los Angeles Branch	5,000,000	5,000,000
Bank of Communications, New York Branch	2,500,000	2,500,000
The Bank Of East Asia, Ltd., New York Branch	2,500,000	2,500,000
UBS AG, Stamford Branch			15,000,000
The Bank of Nova Scotia		14,000,000	7,000,000
KZH Cypresstree-1 LLC			4,750,000
KZH Sterling LLC			2,850,000
KZH Soleil LLC			2,000,000
KZH Soleil-2 LLC			2,000,000
Oppenheimer Senior Floating Rate Fund			2,000,000
Dresdner Kleinwort Wasserstein			2,000,000
Total	200,000,000	200,000,000	425,000,000

Schedule 1.01 to Credit Agreement

EXHIBIT A

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	PacifiCare Health Systems, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Assignment and Assumption

5.	Credit Agreement:	Credit Agreement dated as of December 13, 2004 between PacifiCare Health Systems, Inc., the Subsidiary Guarantors party thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                          , 200   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranch A Term Loan Commitment,” “Tranche B Term Loan Commitment”, etc.).

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g., an Issuing Lender) is required by the terms of the Credit Agreement.

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Assignment and Assumption

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B

Form of Guarantee Assumption Agreement

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of                      , 200   by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a                  corporation (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and as collateral agent under such Credit Agreement (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PacifiCare Health Systems, Inc., a Delaware corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent are parties to a Credit Agreement dated as of December 13, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 6.09 of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and each Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement, and represents and warrants that, as of the date hereof, that there are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived. The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinion referred to in Section 6.09 of the Credit Agreement to the Collateral Agent.

Guarantee Assumption Agreement

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Guarantee Assumption Agreement

EXHIBIT C

[Form of Security Agreement]

EXECUTION COPY

SECURITY AGREEMENT

Dated as of December 13, 2004

between

The Grantors referred to herein

as Grantors

and

JPMORGAN CHASE BANK, N.A.

as Collateral Agent

- i -

- ii -

Schedules

Schedule I	-	Pledged Shares and Pledged Debt

Schedule II	-	Assigned Agreements

Schedule III	-	Locations of Equipment and Inventory

Schedule IV	-	Chief Executive Office and Federal Tax Identification Number

Schedule V	-	Patents, Trademarks and Trade Names, Copyrights and Licenses

Exhibits

Exhibit A	-	Form of Security Agreement Supplement

Exhibit B	-	Form of Consent and Agreement

Exhibit C	-	Form of Intellectual Property Security Agreement

Exhibit D	-	Form of Intellectual Property Security Agreement Supplement

- iii -

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of December 13, 2004 between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the “Borrower”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 23) (the Borrower, the Persons so listed and the Additional Grantors being, collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (together with any successor collateral agent appointed pursuant to Article IX of the Credit Agreement (as defined herein), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS

(1) The Borrower and certain of its subsidiaries have entered into a Credit Agreement dated as of December 13, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders, the Issuing Lenders, the Collateral Agent and the Administrative Agent (each as defined therein).

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of their right, title and interest in and to the Collateral (as defined herein) now owned or hereafter acquired.

(3) Each Grantor is the owner of the shares (the “Initial Pledged Shares”) of stock set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the corporations and entities named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the issuers named therein.

(4) It is a condition precedent to the making of Loans by the Lenders, the issuance of Letters of Credit by any Issuing Lender under the Credit Agreement that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(5) One or more of the Lenders (and/or any affiliate of a Lender) may enter into interest rate Swap Agreements from time to time with the Borrower or any other Grantor (each such agreement with any such person (including any such agreement entered into by a Lender (or any affiliate of a Lender) prior to and outstanding on the date hereof), a “Secured Interest Hedge Agreement”).

(6) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(7) Terms used herein and not otherwise defined herein are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or Article 9 of the Uniform Commercial Code in effect in the State of New York (“N.Y. Uniform Commercial Code”) and/or in the Federal Book Entry Regulations (as defined herein) are used in this Agreement as

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such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York, provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. The term “Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.14 and § 357.41 through § 357.44 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement and to induce the Lender (and any affiliate of a Lender) to enter into a Secured Interest Hedge Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

SECTION 1. Grant of Security. Each Grantor hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, all fixtures and all parts thereof and all accessions thereto (any and all such equipment, fixtures, parts and accessions being the “Equipment”);

(b) all inventory in all of its forms (including, but not limited to raw materials and work in process therefor, finished goods thereof and materials used or consumed in the manufacture, production, preparation or shipping thereof, goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor (any and all such inventory, accessions, products and documents being the “Inventory”);

(c) all accounts, chattel paper, instruments, deposit accounts, general intangibles and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any such accounts, chattel paper, instruments, deposit accounts, general intangibles or obligations (any and all such accounts, chattel paper, instruments, deposit accounts, general

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intangibles and obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”, and any and all such security agreements, leases and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Shares and the certificates, if any, representing the Initial Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Shares;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock from time to time acquired by such Grantor in any manner (other than any shares held by such Grantor in any HMO Subsidiary or Insurance Subsidiary to the extent such shares are not required to be pledged under Section 6.09 of the Credit Agreement) (such shares, together with the Initial Pledged Shares, being the “Pledged Shares”), and the certificates, if any, representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property;

(e) each of the intercompany contribution agreements, management and administrative services agreements, transfer and assumption agreements, payroll services agreements vendor services agreements, consulting services agreements and utilization management agreements listed on Schedule II hereto, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all

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rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Collateral Account, all financial assets from time to time credited to the Collateral Account (including, without limitation, all investment from time to time credited to the Collateral Account), and all dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such financial assets;

(ii) any other cash collateral account of such Grantor, all financial assets from time to time credited thereto (including, without limitation, all investments from time to time credited thereto), and all dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such financial assets;

(iii) all deposit accounts or any other cash collateral of such Grantor from time to time, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such deposit accounts;

(iv) all notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all United States, international and foreign patents, patent applications and statutory invention registrations, including, without limitation, the patents and patent applications set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by supplements to this Agreement, each such supplement being in substantially the form of Exhibit D hereto (an “IP Security Agreement Supplement”), executed and delivered by such Grantor to the Collateral Agent from time to time), together with all reissues,

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divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the “Patents”);

(ii) all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, including, without limitation, the trademark registrations and trademark applications set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time), and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith to the extent that a valid security interest may not be taken in such an intent-to-use trademark application under applicable law), and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the “Trademarks”);

(iii) all copyrights, copyright applications, copyright registrations and like protections in each work of authorship, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, including, without limitation, the copyright registrations and copyright applications set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time), together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the “Copyrights”);

(iv) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (the “Trade Secrets”);

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(v) all computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing (the “Computer Software”);

(vi) all license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, including, without limitation, the material license agreements set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time), and all income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises, (the “Licenses”); and

(vii) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks, Copyrights, Trade Secrets, Computer Software or Licenses, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all proceeds of, collateral for and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 1 and this clause (h)) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash.

Notwithstanding the foregoing provisions of this Section 1, the grant of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include, as to any Grantor: (1) any accounts, contracts, licenses or other general intangibles of such Grantor, or any permits, instruments, or chattel paper of such Grantor, if and to the extent such account, contract, license, general intangible, permit, instrument or chattel paper contains restrictions on assignments and the creation of Liens, or under which such an assignment or Lien would cause a default to occur under such account, contract, license, general intangible, permit, instrument or chattel paper (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-407 or 9-408 of Article 9 of the New York Uniform Commercial Code); provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interests as if such provision had never been in effect; (2) any intent to use application at the U.S. Patent and Trademark Office with respect to intellectual property to the

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extent an assignment for security purposes would void the same; (3) more than 66% of the outstanding voting stock of any Foreign Subsidiary; and (4) any governmental permit or franchise that prohibits Liens on or collateral assignments of such permit or franchise.

SECTION 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of the following obligations (collectively, the “Secured Obligations”): (a) all obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise, (b) all obligations of such Grantor in respect of any Secured Interest Hedge Agreement and (c) all obligations of such Grantor arising from any cash management services provided to the Borrower or any of its Subsidiaries by any Lender (or any affiliate of a Lender).

For purposes hereof, it is understood that any obligations of the Grantors owing to any Person arising under any Secured Interest Hedge Agreement or any cash management services arrangement entered into at a time such Person (or an affiliate thereof) is party to the Credit Agreement as a “Lender” shall continue to constitute Secured Obligations, and such Person (or such affiliate) shall continue to be a Secured Party, hereunder, notwithstanding that such Person (or its affiliate) has ceased to be a “Lender” party to the Credit Agreement (by assigning all of its Commitments, Loans and other interests therein) at the time a claim is to be made in respect of such obligations, provided that neither such Person nor any such affiliate shall be entitled to the benefits of this paragraph unless, at the time it ceased to be a Lender under the Credit Agreement, it shall have notified the Administrative Agent in writing of the existence of such Secured Interest Hedge Agreement or cash management services arrangement.

SECTION 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document or any other agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a); provided that the exercise of any such rights by the Collateral Agent with respect to Pledged Shares or Pledged

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Debt issued by any HMO Subsidiary or Insurance Subsidiary shall be subject to obtaining the prior written approval of the applicable HMO Regulator or Insurance Regulator where such approval is required for the Collateral Agent to exercise such rights under the applicable Governmental Rules. In addition, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b) With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner, for the purpose of security, of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent.

(c) With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement, such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders (i.e., notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being a “Securities Account Control Agreement”).

(d) With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a commodity contract, such Grantor shall cause the commodity intermediary with respect to such commodity contract to agree in an authenticated record with such Grantor and the Collateral Agent that such commodity intermediary will apply any value distributed on account of such commodity contract as directed by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being a “Commodity Account Control Agreement”, and all such authenticated records, together with all Securities Account Control Agreements being, collectively, “Control Agreements”).

(e) No Grantor will change or add any securities intermediary or commodity intermediary that maintains any securities account or commodity account in which any of the Collateral is credited or carried, or change or add any such securities account or commodity account, in each case without first complying with the above provisions of this Section 4 in order to perfect the security interest granted hereunder in such Collateral.

The Collateral Agent shall not provide any directions to, or deliver any instructions or entitlement orders to any issuer, securities intermediary or commodity intermediary pursuant to this Section 4 unless an Event of Default has occurred and is

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continuing. Furthermore, the Collateral Agent shall promptly rescind such direction, instruction or entitlement order and notify such parties at any time when no Event of Default has occurred and is continuing.

SECTION 5. Establishment and Maintenance of the Collateral Account. (a) The Collateral Agent will cause to be established at a banking institution to be selected by the Collateral Agent a cash collateral account (the “Collateral Account”), which (i) to the extent of all investment property or financial assets (other than cash) shall be a “securities account” (as defined in Section 8-501 of the UCC) in respect of which the Collateral Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) and (ii) to the extent of any cash, shall be a deposit account and into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Collateral Agent pursuant hereto and into which the Grantors may from time to time deposit any additional amounts that any of them wishes to pledge to the Collateral Agent for the benefit of the Secured Parties as additional collateral security hereunder or that, as provided in Section 2.04(k) of the Credit Agreement, they are required to pledge as additional collateral security hereunder.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. However, at any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Administrative Agent or the Lenders as specified in Article IX of the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 21. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

(c) So long as any Loan or any other obligation of any Obligor under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment under the Credit Agreement:

(i) the Borrower will maintain the Collateral Account with the Collateral Agent or another commercial bank acceptable to the Collateral Agent (the Collateral Agent or any bank with which the Collateral Account is being maintained being a “Collateral Bank”).

(ii) it shall be a term and condition of the Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Collateral Account, and except as otherwise provided by the provisions of Sections 7 and 21, that no amount (including interest on investments credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Collateral Account.

SECTION 6. Investing of Amounts in the Collateral Account. The Collateral Agent will, subject to the provisions of Sections 7 and 21, from time to time direct the applicable Collateral Bank to (a) invest amounts received with respect to the Collateral Account in such

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Permitted Investments credited to the Collateral Account, as the Borrower may select by notice to the Collateral Agent (and, at any time following the occurrence and during the continuance of an Event of Default, as the Collateral Agent may approve) and (b) invest interest paid on the Permitted Investments referred to in clause (a) above, and reinvest other proceeds of any such Permitted Investments that may mature or be sold, in each case in such Permitted Investments credited to the Collateral Account, as the Borrower may select (and, at any time following the occurrence and during the continuance of an Event of Default, as the Collateral Agent may approve). Interest and proceeds that are not invested or reinvested in Permitted Investments as provided above with respect to the Collateral Account shall be deposited and held in the Collateral Account. In addition, the Collateral Agent shall have the right at any time to direct the applicable Collateral Bank to exchange such Permitted Investments for similar Permitted Investments of smaller or larger determinations, or for other Permitted Investments, credited to the Collateral Account.

SECTION 7. Release of Amounts in the Collateral Account. So long as no Event of Default shall have occurred and be continuing, the Collateral Agent will direct the applicable Collateral Bank to pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Secured Obligations of the Borrower under the Loan Documents, such amount, if any, as is then on deposit in the Collateral Account, to the extent permitted to be released under the terms of the Credit Agreement and the other Loan Documents.

SECTION 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth on the signature pages of this Agreement. Such Grantor is an organization of the type specified on the signature pages of this Agreement and is organized under the laws of the jurisdiction specified on the signature pages of this Agreement.

(b) All of the Equipment and Inventory (other than Equipment and Inventory constituting mobile goods and Equipment and Inventory in transit in the ordinary course of business) of such Grantor are located at the places specified therefor in Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 10(a). The chief executive office of such Grantor and the original copies of each Assigned Agreement and Related Contract to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor, are located at the address specified therefor in Schedule IV hereto, as such Schedule IV may be amended from time to time pursuant to Section 12(a). The Grantor is located (within the meaning of Section 9-307 of the UCC) in the state or jurisdiction set forth in Schedule IV hereto. Such Grantor’s federal tax identification number is set forth opposite such Grantor’s name in Schedule IV hereto. All Security Collateral consisting of certificated securities and instruments have been delivered to the Collateral Agent. Copies of each Assigned Agreement and all originals of all chattel paper that evidence Receivables have been delivered to the Collateral Agent, in each case to the extent that delivery thereof to the Collateral Agent is required under Section 4. None of the Receivables or Agreement

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Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.

(c) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the security interests created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent or as otherwise permitted under the Credit Agreement. Such Grantor has the trade names listed on Schedule V hereto.

(d) Such Grantor has exclusive possession and control of the Equipment and Inventory other than Inventory or Equipment stored at any leased premises or warehouse (which leased premises or warehouse is so indicated by an asterisk on Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 10(a)).

(e) The Pledged Shares pledged by such Grantor hereunder have been duly authorized and validly issued and are fully paid and non-assessable. The Pledged Debt issued by any Grantor and pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of such Grantor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law is evidenced by one or more promissory notes (which notes have been delivered to the Collateral Agent) and is not in default.

(f) The Initial Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Schedule I hereto as of the date hereof. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding, as of the date hereof, in the principal amount indicated on Schedule I hereto as of the date hereof.

(g) All of the investment property owned by such Grantor as of the date hereof consisting of certificated securities and instruments is listed on Schedule I hereto.

(h) The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by all parties thereto and are in full force and effect and binding upon and enforceable against such Grantor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. There exists no default under any Assigned Agreement to which such Grantor is a party by any party thereto of which such Grantor has actual knowledge. Other than the Grantors, each party to the Assigned Agreements listed on Schedule II hereto which requires such parties’ consent for assignment and to which such Grantor is a party has executed and delivered to such Grantor a consent, in substantially

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the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent, to the assignment of the Agreement Collateral to the Collateral Agent pursuant to this Agreement.

(i) All filings and other actions necessary other than the delivery of the original title certificates to motor vehicles or reasonably desirable to perfect and protect the security interest in the Collateral of such Grantor created under this Agreement have been or are concurrently herewith being duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of such Grantor, securing the payment of the Secured Obligations.

(j) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the assignment, pledge and security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the assignment, pledge and security interest created hereunder (including the first priority nature of such assignment, pledge or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements upon due filing will be in full force and effect, the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the actions described in Section 4 with respect to the Security Collateral, and the delivery of the original title certificates to motor vehicles or (iii) for the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally and except as may be required in connection with the exercise of any foreclosure, voting, assignment or other rights or remedies in respect of the stock of any HMO Subsidiary or Insurance Subsidiary, including, but not limited to, obtaining the written approval of the applicable HMO Regulator or Insurance Regulator prior to the exercise by the Collateral Agent of its foreclosure, voting, assignment or other rights with respect to any Pledged Shares or Pledged Debt issued by any HMO Subsidiary or Insurance Subsidiary or any Assigned Agreement to which any HMO Subsidiary or Insurance Subsidiary is a party.

(k) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all material requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

(l) As to itself and its Intellectual Property Collateral:

(i) To the best of such Grantor’s knowledge, the rights of such Grantor in or to the Intellectual Property Collateral do not conflict with, misappropriate or infringe upon the intellectual property rights of any third party except for any such conflicts, misappropriations or infringements that,

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individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect, and no written claim has been asserted that the use of such Intellectual Property Collateral does or may infringe upon the intellectual property rights of any third party except to the extent such claims, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect.

(ii) Such Grantor is the exclusive owner or non-exclusive licensee of the entire and unencumbered right, title and interest in and to the Intellectual Property Collateral and is entitled to use all such Intellectual Property Collateral, subject only to the license terms of the Licenses and applicable Governmental Rules.

(iii) The Intellectual Property Collateral set forth on Schedule V hereto includes all of the patents, patent registrations, patent applications, trademark registrations and applications, copyright registrations and applications and Licenses owned by such Grantor.

(iv) To the best of such Grantor’s knowledge, the Intellectual Property Collateral material to its business is subsisting, has not been adjudged invalid or unenforceable in whole or part and is valid and enforceable. Such Grantor is not aware of any uses of any material item of Intellectual Property Collateral that would reasonably be expected to lead to such item becoming invalid or unenforceable.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office, except with respect to any items of Intellectual Property Collateral which such Grantor, in the reasonable exercise of its business judgment, deems not be material to the ongoing business of such Grantor. Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright of the Intellectual Property Collateral material to its business.

(vi) No action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the use of any of the Intellectual Property Collateral, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe upon or misappropriate any material item of patent, trademark, copyright or any other proprietary right of any third party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the best of such Grantor’s knowledge, no Person is engaging in any activity that infringes upon or misappropriates the Intellectual Property Collateral or upon the rights of such

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Grantor therein except to the extent such infringement or misappropriation, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule V hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any material part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Loan Documents and other related documents will not result in the termination or material impairment of any material item of the Intellectual Property Collateral.

(vii) With respect to each License material to the business of such Grantor: (A) such License is valid and binding and in full force and effect against such Grantor and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License; (B) such Grantor has not received any notice of termination or cancellation under such License; (C) such Grantor has not received any notice of a breach or default under such License, which breach or default has not been cured; (D) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such License, other than pursuant to a License set forth in Schedule V hereto; and (E) neither such Grantor nor to the best of such Grantor’s knowledge, any other party to such License is in breach or default of such License in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such License.

SECTION 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action, that may be necessary or reasonably desirable, or that the Collateral Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) at the reasonable request of the Collateral Agent, mark conspicuously each chattel paper included in Receivables, each Assigned Agreement and each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such chattel paper, Assigned Agreement or Collateral is subject to the security interest granted hereby; provided that no such legend shall be required if such Collateral is delivered to the Collateral Agent pursuant to clause (ii) below; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (iii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or reasonably desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated

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securities, accompanied by undated stock or bond powers executed in blank; and (v) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or reasonably desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral of such Grantor without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

SECTION 10. As to Equipment and Inventory. (a) Each Grantor will keep the Equipment and Inventory of such Grantor (other than Inventory sold in the ordinary course of business, Equipment and Inventory constituting mobile goods or Equipment and Inventory in transit in the ordinary course of such Grantor’s business or Equipment and Inventory disposed of as permitted under the Credit Agreement) at the places therefor specified in Section 8(a) or, upon 30 days’ prior written notice to the Collateral Agent, at such other places in a jurisdiction where all action required by Section 9 shall have been taken with respect to such Equipment and Inventory (and, upon the taking of such action in such jurisdiction, Schedule III hereto shall be automatically amended to include such other places).

(b) Each Grantor will cause the Equipment of such Grantor (other than any Equipment not material to the business of such Grantor) to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or reasonably desirable to such end except to the extent such Grantor deems such Equipment not to be necessary to the ongoing business of such Grantor.

(c) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Equipment and Inventory of such Grantor, except to the extent payment thereof is not required by Section 6.04 of the Credit Agreement. In producing its Inventory, each Grantor will comply with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act, except where any such noncompliance would not be reasonably likely to result in a Material Adverse Effect.

SECTION 11. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to the Equipment and Inventory of such Grantor in such amounts, against such risks, in such form and with such insurers, as is customary with companies of a similar size

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and line of business. Each policy of each Grantor for general liability insurance shall provide for the Collateral Agent as additional insured. Each policy of each Grantor for property damage insurance shall (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) name the Collateral Agent as a loss payee thereunder (provided that losses thereunder shall be payable to the Collateral Agent only if at the time of payment thereof the insurer has been notified in writing by such Grantor or the Collateral Agent that an Event of Default shall have occurred and be continuing), (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies or certificates of such insurance provided by the insurance companies and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 9 and use reasonable efforts to cause the insurers to acknowledge notice of such assignment.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 11 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or permitted by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require. Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 21(b).

SECTION 12. Place of Perfection; Records; Collection of Receivables. (a) Each Grantor will not change its name, type of legal entity, federal tax identification number, organizational identification number or location from those set forth in Section 8(a) and Section 8(b) without first giving at least 15 days’ advance written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the liens granted by this Agreement. Each Grantor will also keep the originals of the Assigned Agreements and Related Contracts to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor, at the location therefor specified in Section 8(a) or, upon 15 days’ prior written notice to the Collateral Agent, at such other location in a

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jurisdiction where all actions required by Section 9 shall have been taken with respect to the Collateral of such Grantor (and, upon the taking of such action in such jurisdiction, Schedule IV hereto shall be automatically amended to include such other location). Each Grantor will hold and preserve its records relating to the Collateral, the Assigned Agreements, the Related Contracts and chattel paper and will permit representatives of the Collateral Agent at any time during normal business hours and with reasonable prior notice to inspect and make abstracts from such records and other documents.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Receivables and the Related Contracts. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of the Receivables and the Related Contracts; provided that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors (each individually, a “Contract Obligor” and collectively, the “Contract Obligors”) under any Receivables or Related Contracts of the assignment of such Receivables or Related Contracts to the Collateral Agent and to direct such Contract Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables or Related Contracts, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. Upon the occurrence and during the continuance of an Event of Default, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Receivables and the Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and shall be applied as provided in Section 21(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable, release wholly or partly any Contract Obligor thereof, or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Receivables or the Related Contracts to any other indebtedness or obligations of the Contract Obligor thereof.

SECTION 13. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral (except with respect to any items of Intellectual Property Collateral which such Grantor, in its reasonable business judgment, deems not to be material to the ongoing business of such Grantor), each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of each such item of Intellectual Property Collateral and maintain each such item of Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in the Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the

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filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for letters patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give prompt notice of any such abandonment to the Collateral Agent.

(b) Except as provided in this Section regarding the discontinuation of use or abandonment of any Intellectual Property Collateral, each Grantor agrees promptly to notify the Collateral Agent if such Grantor learns (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral material to the business of such Grantor is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent deems reasonable and appropriate under the circumstances to protect such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral. Except with respect of any item of Intellectual Property Collateral, which such Grantor, in the reasonable exercise of its business judgment, deems not to be material to the ongoing business of such Grantor, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.

(e) Except with respect of any item of Intellectual Property Collateral, which such Grantor, in the reasonable exercise of its business judgment, deems not to be material to the ongoing business of such Grantor, each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

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(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute an agreement, in substantially the form set forth in Exhibit C hereto (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that, should it obtain an ownership interest in any item of the type set forth in Section 1(g) which is not on the date hereof a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 1 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto, (iii) such Grantor shall give prompt written notice thereof to the Collateral Agent in accordance herewith and (iv) such Grantor shall execute and deliver to the Collateral Agent an IP Security Agreement Supplement covering such After-Acquired Intellectual Property as “Additional Collateral” thereunder and as defined therein, and shall record such IP Security Agreement Supplement with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

SECTION 14. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral received after the date of the initial extension of credit under the Credit Agreement, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the

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dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions, subject to obtaining the approval of the applicable HMO Regulator or Insurance Regulator prior to the exercise by the Collateral Agent of its foreclosure, voting, assignment or other rights with respect to any Pledged Shares issued by any HMO Subsidiary or Insurance Subsidiary where such approval is required for the Collateral Agent to exercise such rights under the applicable Governmental Rules.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

SECTION 15. As to the Assigned Agreements. (a) Each Grantor will at its expense:

(i) perform and observe in all material respects all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements to which it is a party in full force and effect to the extent deemed prudent by such Grantor, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof, and take all such action to such end as may be reasonably requested from time to time by the Collateral Agent upon the occurrence and continuance of an Event of Default; and

(ii) (A) furnish to the Collateral Agent copies of the Assigned Agreements as then in effect and such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) upon reasonable request of the Collateral Agent upon the occurrence and continuation of an Event of Default make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge, for security purposes, to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party.

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SECTION 16. Payments Under the Assigned Agreements. All moneys received or collected pursuant to any Assigned Agreement shall be (i) released to the applicable Grantor so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 21(b), subject to obtaining the approval of the applicable HMO Regulator or Insurance Regulator prior to the exercise by the Collateral Agent of its foreclosure, voting, assignment or other rights with respect to any Assigned Agreements to which any HMO Subsidiary or Insurance Subsidiary is a party where such approval is required for the Collateral Agent to exercise such rights under the applicable Governmental Rules.

SECTION 17. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement or permitted under the terms of the Credit Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Shares pledged by such Grantor not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities.

SECTION 18. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

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SECTION 19. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, as the Collateral Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 22(b).

SECTION 20. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

SECTION 21. Remedies. If any Event of Default shall have occurred and be continuing:

(a) Subject to obtaining the approval of the applicable HMO Regulator or Insurance Regulator prior to the exercise by the Collateral Agent of its foreclosure, voting, assignment or other rights with respect to any of the Pledged Shares or the Pledged Debt issued by any HMO Subsidiary or Insurance Subsidiary or any Assigned Agreement to which any HMO Subsidiary or Insurance Subsidiary is a party where such approval is required under the applicable Governmental Rules, the Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the N.Y. Uniform Commercial Code (whether or not the N.Y. Uniform

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Commercial Code applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Assigned Agreements, the Receivables and the Related Contracts or otherwise in respect of the Collateral, including, without limitation, any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables and the Related Contracts. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 22) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i) first, to the Agents for any amounts owing to the Agents pursuant to Section 10.03(a) of the Credit Agreement or otherwise under the Loan Documents, ratably in accordance with such respective amounts then owing to the Agents; and

(ii) second, to the payment in full of the other Secured Obligations, in each case equally and ratably in accordance with their respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree.

Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid

Security Agreement

over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) Subject to obtaining the approval of the applicable HMO Regulator or Insurance Regulator prior to the exercise by the Collateral Agent of its foreclosure, assignment or other rights with respect to any Assigned Agreement to which any HMO Subsidiary or Insurance Subsidiary is a party where such approval is required under the applicable Governmental Rules, all payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held in the Collateral Account or in any deposit account of such Grantor.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill of the business connected with and symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 21, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:

(i) execute and deliver, and cause each issuer of such Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, reasonably advisable to register such Security Collateral under the provisions of the Securities Act of 1933 (as amended from time to time, the “Securities Act”), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

Security Agreement

(ii) use commercially reasonable efforts to qualify the Security Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Collateral Agent;

(iii) cause each such issuer of such Security Collateral, other than a third party issuer of Pledged Debt, to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

(iv) provide the Collateral Agent with such other information and projections as may be necessary or, in the opinion of the Collateral Agent, reasonably advisable to enable the Collateral Agent to effect the sale of such Security Collateral; and

(v) do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 21, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (f)(i) above; (ii) any information and projections provided to it pursuant to subsection (f)(iv) above; and (iii) any other information in its possession relating to such Security Collateral.

SECTION 22. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless the Collateral Agent and each other Secured Party and each of their respective Affiliates and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

SECTION 23. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by

Security Agreement

any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and (ii) the supplemental schedules I, II, III, IV and V attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I, II, III, IV and V, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

SECTION 24. Notices; Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to, in the case of the Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, telecopied or confirmed by telex answerback, respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

SECTION 25. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until either the Security Release has occurred or the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the termination of all Commitments under the Credit Agreement and (iii) the termination or expiration of all Letters of Credit and all Secured Interest Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender or Issuing Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement as permitted by Section 10.04 thereunder (including, without limitation, all or any portion of its Commitments, the Loans owing to it, any issued Letters of Credit and the promissory notes, if any, held by it) to any other Person, and such other Person shall thereupon

Security Agreement

become vested with all the benefits in respect thereof granted to such Lender or Issuing Lender herein or otherwise, in each case as provided in Section 10.04 of the Credit Agreement.

SECTION 26. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents, the security interest in such Collateral shall, without further action, automatically be released and the Collateral Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such UCC termination statements or partial releases, as applicable, and similar documents that are necessary to remove notice of such liens from public records and return to such Grantor any Collateral, including any Pledged Shares, that it has pledged to the Collateral Agent, all of the foregoing as such Grantor shall reasonably request; provided that at the time of such request and such release (i) no Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least ten Business Days (or such shorter time as the Collateral Agent shall agree to) prior to the date of the proposed release, a written request for release describing the item of Collateral and the material terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.09 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.09 of the Credit Agreement.

(b) Upon the satisfaction of the Security Release Conditions and delivery of a certificate of a Financial Officer as provided under Section 10.02(d) of the Credit Agreement, the security interest in such Collateral shall, without further action, automatically be released and the Collateral Agent will take such action at the request and expense of the Borrower as shall be necessary to terminate and release the pledge and grant of liens hereunder in all property of the Grantors as collateral security for the Secured Obligations, including, promptly to execute and deliver to the Borrower UCC termination statements or releases, as applicable, and similar documents that are necessary and reasonably requested by the Borrower to remove notice of such liens from public records and return to the relevant Grantor any Collateral, including any Pledged Shares, that it has pledged to the Collateral Agent hereunder.

(c) If the Security Release has not occurred, upon the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the termination of all Commitments under the Credit Agreement and (iii) the termination or expiration of all Letters of Credit and all Secured Interest Hedge Agreements (provided that the security interest of the Collateral Agent in the Collateral Account shall survive until the termination or expiration of all Letters of Credit and all Secured Interest Hedge Agreements), the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Security Agreement

SECTION 27. Security Interest Absolute. The obligations of each Grantor under this Agreement are independent of the Secured Obligations or any other obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against such Grantor or any other Obligor or whether such Grantor or any other Obligor is joined in any such action or actions. All rights of the Collateral Agent and the other Secured Parties and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other obligations of any other Obligor under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Obligor or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other obligations of any other Obligor under or in respect of the Loan Documents or any other assets of any Obligor or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Obligor now or hereafter known to such Secured Party (each Grantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute this Agreement or any other Security Document, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party

Security Agreement

that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 29. Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

SECTION 30. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Security Agreement

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

5995 Plaza Drive Cypress, California 90630

PACIFICARE HEALTH PLAN
ADMINISTRATORS, INC., an Indiana corporation

By
Name: Title:

Address for Notices:

5995 Plaza Drive Cypress, California 90630

PACIFICARE eHOLDINGS, INC.,
a California corporation

By
Name: Title:

Address for Notices:

5995 Plaza Drive Cypress, California 90630

Security Agreement

SENIORCO, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

5995 Plaza Drive Cypress, California 90630

RxSOLUTIONS, INC., a California corporation

By
Name: Title:

Address for Notices:

3515 Harbor Boulevard Costa Mesa, California 92626

PACIFICARE BEHAVIORAL HEALTH, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

3120 Lake Center Drive Santa Ana, CA 92704

Security Agreement

SECUREHORIZONS USA, INC., a California corporation

By
Name: Title:

Address for Notices:

5995 Plaza Drive Cypress, California 90630

PACIFICARE SOUTHWEST OPERATIONS, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

6200 NW Parkway San Antonio, Texas 78249

AMERICAN MEDICAL SECURITY GROUP, INC., a Wisconsin corporation

By
Name: Title:

Address for Notices:

3100 AMS Boulevard Green Bay, Wisconsin 54313

Security Agreement

IN WITNESS WHEREOF, the Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By
Name: Title:

Security Agreement

Schedule I to the

Security Agreement

PLEDGED SHARES AND PLEDGED DEBT

Part I

Grantor	Stock Issuer	Class of Stock	Par Value	Stock Certificate No(s)	Number of Shares	Percentage of Outstanding Shares

[To be provided.]

Schedule I to Security Agreement

Part II

Grantor	Debt Issuer	Description	Maturity	Outstanding Principal Amount

[To be provided.]

Schedule I to Security Agreement

Schedule II to the

Security Agreement

ASSIGNED AGREEMENTS

Grantor(s)	Assigned Agreement

[To be provided.]

Schedule II to Security Agreement

Schedule III to the

Security Agreement

LOCATIONS OF EQUIPMENT AND INVENTORY

Grantor(s)	Locations of Equipment:	Locations of Inventory:

[To be provided.]

Schedule III to Security Agreement

Schedule IV to the

Security Agreement

CHIEF EXECUTIVE OFFICE, LOCATION

AND FEDERAL TAX IDENTIFICATION NUMBER

Grantor	Location	Chief Executive Office	Federal Tax Identification Number

[To be provided.]

Schedule IV to Security Agreement

Schedule V to the

Security Agreement

PATENTS, TRADEMARKS AND

TRADE NAMES, COPYRIGHTS AND LICENSES

Patents

Grantor	Patents	Country	Applic. No.	Filing Date

[To be provided.]

Federal Trademarks

Grantor	Trademarks	Serial No.	Reg. No.	Filing Date	Reg. Date

[To be provided.]

State Trademarks

Grantor	Trademark	State	Reg. No	Reg. Date

[To be provided.]

Foreign Trademarks

Grantor	Trademarks	Country	Reg. No.	Filing Date

[To be provided.]

Trade Names

Grantor	Trade Name	State/County	Reg. No.	Issue Date

[To be provided.]

Copyrights

Grantor	Copyrights	Country	Reg. No.	Reg. Date

[To be provided.]

Schedule V to Security Agreement

Material Licenses

Grantor	Licenses	Title	Date	Parties

[To be provided.]

Exception pursuant to Section 8(l)(vi) of the Security Agreement

Grantor	Title	Date	Parties

Schedule V to Security Agreement

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

                    , 200

___________________________,

as the Collateral Agent for the

Secured Parties referred to in the

Credit Agreement referred to below

___________________________

___________________________

Attn: ______________________

PacifiCare Health Systems, Inc.

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of December 13, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PacifiCare Health Systems, Inc., a Delaware corporation, as the Borrower, certain subsidiaries of the Borrowers, as guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as collateral agent (together with any successor collateral agent appointed pursuant to Article IX of the Credit Agreement, the “Collateral Agent”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, and (ii) the Security Agreement dated as of December 13, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) between the Grantors from time to time party thereto and the Collateral Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2. Security for Obligations. The pledge and assignment of, and the grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct

Security Agreement Supplement

or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I, II, III, IV and V to Schedules I, II, III, IV and V, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct in all material respects.

SECTION 4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 8 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Grantor.

SECTION 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

SECTION 6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

Very truly yours, [NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for Notices:

Security Agreement Supplement

Exhibit B to the

Security Agreement

FORM OF CONSENT AND AGREEMENT

The undersigned hereby (a) acknowledges notice of, and consents to the terms and provisions of, the Security Agreement dated as of December 13, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”, the terms defined therein being used herein as therein defined) between                      (the “Grantor”), certain other grantors from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (the “Collateral Agent”) for the Secured Parties, (b) consents in all respects to the pledge and assignment to the Collateral Agent of all of the Grantor’s right, title and interest in, to and under [insert description of Assigned Agreement] (the “Assigned Agreement”) pursuant to the Security Agreement, (c) acknowledges that the Grantor has provided it with notice of the right of the Collateral Agent in the exercise of its rights and remedies under the Security Agreement to make all demands, give all notices, take all actions and exercise all rights of the Grantor under the Assigned Agreement, and (d) agrees with the Collateral Agent that:

(i) All payments made in respect of the paragraph above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the undersigned will not seek to recover from any Secured Party for any reason any such payment once made;

(ii) The Collateral Agent or its designee shall be entitled to exercise any and all rights and remedies of the Grantor under the Assigned Agreement in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise;

(iii) In the event of a default by the Grantor in the performance of any of its obligations under the Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the undersigned to terminate or suspend its obligations under the Assigned Agreement, the undersigned shall not terminate the Assigned Agreement until it first gives written notice thereof to the Collateral Agent and permits the Grantor and the Collateral Agent the period of time afforded to the Grantor under the Assigned Agreement to cure such default; and

(iv) The undersigned shall deliver to the Collateral Agent, concurrently with the delivery thereof to the Grantor, a copy of each notice, request or demand given by the undersigned pursuant to the Assigned Agreement.

(v) Except as specifically provided in this Consent and Agreement, neither the Collateral Agent nor any other Secured Party shall have any liability or obligation under the Assigned Agreement as a result of this Consent and Agreement, the Security Agreement or otherwise.

Consent and Agreement

This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.

Dated:	_____________________, ________	[NAME OF OBLIGOR]

By
Name: Title:

Consent and Agreement

Exhibit C to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated as of December 13, 2004, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of JPMorgan Chase Bank, N.A. (“JPMCB”), as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, PacifiCare Health Systems, Inc., a Delaware corporation, and certain of its subsidiaries have entered into a Credit Agreement dated as of December 13, 2004 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with JPMCB, as Administrative Agent, the Collateral Agent, and the Lenders party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans by the Lenders and the issuance of Letters of Credit by the Issuing Lenders under the Credit Agreement, each Grantor has executed and delivered that certain Security Agreement dated as of December 13, 2004 between the Grantors and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted a security interest in, among other property, certain intellectual property of the Grantors to the Collateral Agent for the ratable benefit of the Secured Parties, and have agreed as a condition thereof to execute this IP Security Agreement covering such intellectual property for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in and to all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the United States, international, and foreign patents, patent applications and patent licenses set forth in Schedule A hereto (as such Schedule A may be supplemented from time to time by supplements to the Security Agreement and this IP Security Agreement, each such supplement being in substantially the form of Exhibit D to the Security Agreement (an “IP Security Agreement Supplement”), executed and delivered by such Grantor to the Collateral Agent from time to time), together with all reissues, divisions,

Intellectual Property Security Agreement

continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions (the “Patents”);

(ii) the United States and foreign trademark and service mark registrations, applications, and licenses set forth in Schedule B hereto (as such Schedule B may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time) (the “Trademarks”);

(iii) the copyrights, United States and foreign copyright registrations and applications and copyright licenses set forth in Schedule C hereto (as such Schedule C may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time) (the “Copyrights”);

(iv) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks and Copyrights, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(v) any and all proceeds of the foregoing.

SECTION 2. Security for Obligations. The pledge and assignment of, and the grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of the Secured Obligations (as defined in the Security Agreement) of such Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner of Patents and Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Intellectual Property Security Agreement

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

PACIFICARE HEALTH PLAN ADMINISTRATORS, INC., an Indiana corporation

By
Name: Title:

Address for Notices:

PACIFICARE eHOLDINGS, INC., a California corporation

By
Name: Title:

Address for Notices:

Intellectual Property Security Agreement

SENIORCO, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

RxSOLUTIONS, INC., a California corporation

By
Name: Title:

Address for Notices:

PACIFICARE BEHAVIORAL HEALTH, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

Intellectual Property Security Agreement

SECUREHORIZONS USA, INC., a California corporation

By
Name: Title:

Address for Notices:

PACIFICARE SOUTHWEST OPERATIONS, INC., a Delaware corporation

By
Name: Title:

Address for Notices:

AMERICAN MEDICAL SECURITY GROUP, INC., a Wisconsin corporation

By
Name: Title:

Address for Notices:

Intellectual Property Security Agreement

IN WITNESS WHEREOF, the Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By
Name: Title:

Address for Notices:

111 Fannin Street, 10th Floor

Houston, Texas 77002-8069

Attention of Sheila King

Telecopy No.: (713) 750-2782

Telephone No.: (713) 750-2242

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Attention: Dawn Leelum

Telecopy No.: (212) 270-3279

Telephone No.: (212) 270-2472

and

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Attention: Lyette Proctor

Telecopy No.: (212) 270-5135

Telephone No.: (212) 270-1479

Intellectual Property Security Agreement

Schedule A to the

IP Security Agreement

PATENTS

Grantor	Patents	Country	Applic. No.	Filing Date

Intellectual Property Security Agreement

Schedule B to the

IP Security Agreement

FEDERAL TRADEMARKS

Grantor	Trademarks	Serial No.	Reg. No.	Filing Date	Reg. Date

Intellectual Property Security Agreement

Schedule C to the

IP Security Agreement

COPYRIGHTS

Grantor	Copyrights	Country	Reg. No.	Reg. Date

Intellectual Property Security Agreement

Exhibit D to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY

SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated as of                 , 200_, is made by the Person listed on the signature page hereof (the “Grantor”) in favor of JPMorgan Chase Bank, N.A. (“JPMCB”), as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, PacifiCare Health Systems, Inc., a Delaware corporation, and certain of its subsidiaries have entered into a Credit Agreement dated as of December 13, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with JPMCB, as Administrative Agent, the Collateral Agent, and the Lenders party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Security Agreement dated as of December 13, 2004 between the Grantor, such other Persons and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”). To create a short form version of the Security Agreement covering certain intellectual property of the Grantor and such other Persons for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities, the Grantor and such other Persons have executed and delivered that certain Intellectual Property Security Agreement made by the Grantor and such other Persons to the Collateral Agent dated as of December 13, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement and the IP Security Agreement, the Grantor has granted a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor to the Collateral Agent for the ratable benefit of the Secured Parties and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

Intellectual Property Security Agreement Supplement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Confirmation of Grant of Security. The Grantor hereby acknowledges and confirms the grant of a security interest to the Collateral Agent for the ratable benefit of the Secured Parties under the Security Agreement and the IP Security Agreement in and to all of the Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

(i) The United States, international, and foreign patents, patent applications, and patent licenses set forth in Schedule A hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions (the “Patents”);

(ii) The United States and foreign trademark and service mark registrations, applications, and licenses set forth in Schedule B hereto (the “Trademarks”);

(iii) The copyrights, United States and foreign copyright registrations and applications and copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks and Copyrights, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(v) any and all proceeds of the foregoing.

SECTION 2. Supplement to Security Agreement and IP Security Agreement. Schedule V to the Security Agreement and Schedules A, B and C to the IP Security Agreement are each, effective as of the date hereof, hereby supplemented to add to such Schedules the Additional Collateral.

SECTION 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner of Patents and Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 4. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

Intellectual Property Security Agreement Supplement

IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]

By
Name: Title:

Address for Notices:

Intellectual Property Security Agreement Supplement

EXHIBIT D-1

Form of Opinion of Counsel to the Borrower

EXHIBIT D-1

December 13, 2004

JPMorgan Chase Bank, N.A.

  In its capacity as Administrative Agent and

Collateral Agent

270 Park Avenue

New York, New York 10017

The Lenders listed on Schedule I

  Attached to this opinion letter

Re:	PacifiCare Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special transaction counsel for PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), in connection with the credit facilities in the aggregate principal amount of up to $825,000,000 pursuant to the Credit Agreement, dated as of the date hereof (the “Agreement”), by and among the Company, the Subsidiary Guarantors party thereto, the banks, financial institutions and other institutional lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent for the benefit of the Lenders (in such capacity, the “Administrative Agent”) and JPMCB, in its capacity as collateral agent for the benefit of the Secured Parties (in such capacity, the “Collateral Agent”). The Company and the Subsidiary Guarantors are sometimes referred to herein as the “Obligors” and each individually as a “Obligor.”

This opinion is furnished to you at the request and on behalf of the Company pursuant to Section 5.01(b) of the Agreement. Capitalized terms used but not defined herein have the meanings given them in the Agreement.

In connection with this opinion, we have examined the following documents:

(a) the Agreement;

(b) each separate Tranche A Term Note, Tranche B Term Note and Revolving Credit Note, each dated the date hereof, executed and delivered by the Company pursuant to Section 2.08(g) of the Agreement, on the date hereof (collectively, the “Notes”);

Opinion of Counsel to the Borrower

(c) the Security Agreement, dated as of the date hereof (the “Security Agreement”), by and between the Company and the Subsidiary Guarantors party thereto, on the one hand, and the Collateral Agent, on the other hand;

(d) the Intellectual Property Security Agreement, dated as of the date hereof, by and between the Company and the Subsidiary Guarantors party thereto, on the one hand, and the Collateral Agent, on the other hand; and

(e) (i) the UCC-1 financing statement naming the Company as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Section of the Secretary of State of the State of Delaware (the “Company Financing Statement”), (ii) the UCC-1 financing statement naming PacifiCare eHoldings, Inc., a California corporation (“eHoldings”), as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Division of the Secretary of State of the State of California (the “eHoldings Financing Statement”), (iii) the UCC-1 financing statement naming SeniorCo, Inc., a Delaware corporation (“SeniorCo”), as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Section of the Secretary of State of the State of Delaware (the “SeniorCo Financing Statement”), (iv) the UCC-1 financing statement naming Rx Solutions, Inc., a California corporation (“Rx Solutions”), as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Division of the Secretary of State of the State of California (the “Rx Solutions Financing Statement”), (v) the UCC-1 financing statement naming PacifiCare Behavioral Health, Inc., a Delaware corporation (“Behavioral Health”), as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Section of the Secretary of State of the State of Delaware (the “Behavioral Health Financing Statement”), (vi) the UCC-1 financing statement naming SecureHorizons, Inc., a California corporation (“SecureHorizons”), as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Division of the Secretary of State of the State of California (the “SecureHorizons Financing Statement”) and (vii) the UCC-1 financing statement naming PacifiCare Southwest Operations, Inc., a Delaware corporation (“PacifiCare Southwest”), as debtor and the Collateral Agent as secured party filed (or to be filed) with the Uniform Commercial Code Division of the Secretary of State of the State of Delaware (the “PacifiCare Southwest Financing Statement” and, together with the Company Financing Statement, the eHoldings Financing Statement, the SeniorCo Financing Statement, the Rx Solutions Financing Statement, the Behavioral Health Financing Statement, the PacifiCare Southwest Financing Statement, the “Financing Statements”), a copy of each of which UCC-1 financing statements is attached to this opinion letter as Attachment A.

In addition, for purposes of rendering our opinions below, we have examined the following:

(f) the Amended and Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware on November 8, 2004;

(g) the Bylaws of the Company, as amended and certified to us by an officer of the Company to be in full force and effect as of the date of this opinion letter;

Opinion of Counsel to the Borrower

(h) the resolutions adopted by the Executive Committee of the Board of Directors of the Company at a meeting on November 2, 2004 and as certified to us by an officer of the Company not to have been amended, modified, superseded or revoked since such date and to be in full force and effect as of the date hereof;

(i) the Certificate issued by the Secretary of State of the State of Delaware, stating that the Company is a domestic corporation in good standing in such state, dated November 8, 2004;

(j) the Certificate of Status issued by the Secretary of State of the State of California stating that the Company is a foreign corporation in good standing in such state, dated November 15, 2004;

(k) the certificate of tax good standing for the Company issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(l) the Certificate issued by the Secretary of State of the State of Delaware stating that Behavioral Health is a domestic corporation in good standing in such state dated November 8, 2004;

(m) the Certificate of Status issued by the Secretary of State of the State of California stating that Behavioral Health is a foreign corporation in good standing in such state, dated November 15, 2004;

(n) the certificate of tax good standing for Behavioral Health issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(o) the Certificate of Status issued by the Secretary of State of the State of California stating that eHoldings is a domestic corporation in good standing in such state dated November 15, 2004;

(p) the certificate of tax good standing for eHoldings issued by the Franchise Tax Board of the State of California, dated November 8, 2004;

(q) the Certificate issued by the Secretary of State of the State of Delaware stating that PacifiCare Southwest is a domestic corporation in good standing in such state dated November 8, 2004;

(r) the Certificate of Status issued by the Secretary of State of the State of California stating that RxSolutions is a domestic corporation in good standing in such state dated November 15, 2004;

(s) the certificate of tax good standing for RxSolutions issued by the Franchise Tax Board of the State of California, dated November 8, 2004;

(t) the Certificate of Status issued by the Secretary of State of the State of California stating that SecureHorizons is a domestic corporation in good standing in such state dated November 15, 2004;

Opinion of Counsel to the Borrower

(u) the certificate of tax good standing for SecureHorizons issued by the Franchise Tax Board of the State of California, dated November 8, 2004;

(v) the Certificate issued by the Secretary of State of the State of Delaware stating that SeniorCo is a domestic corporation in good standing in such state dated November 8, 2004;

(w) the Certificate of Status issued by the Secretary of State of the State of California stating that SeniorCo is a foreign corporation in good standing in such state, dated November 15, 2004; and

(x) the certificate of tax good standing for SeniorCo issued by the Franchise Tax Board of the State of California, dated November 22, 2004.

Items (a) through (d) above are hereinafter from time to time collectively referred to as the “Transaction Documents.” Items (f) and (g) above are hereinafter collectively referred to as the “Company Organizational Documents.” Items (i) through (x) above are hereinafter collectively referred to as the “Good Standing Certificates.”

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Transaction Documents by the various parties and upon originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Where we render an opinion “to our knowledge” or concerning an item “known to us” or our opinion otherwise refers to our knowledge, it is based solely upon (a) an inquiry of attorneys currently within this firm who represent the Company in connection with this transaction and (b) receipt of certificates executed by officers of the Company covering such factual matters. We have made no further investigation.

In rendering the opinion expressed below, we have assumed, without investigation: (a) the genuineness and authenticity of all signatures on original documents (other than the signatures of the Company on the Transaction Documents); (b) the authenticity of all documents submitted to us as originals; (c) the conformity to originals of all documents submitted to us as copies; (d) the accuracy, completeness and authenticity of certificates of public officials; (e) the due organization or formation, valid existence, good standing in the jurisdiction of organization and the corporate or similar power to enter into, and perform the Transaction Documents in accordance with their respective terms, of all Persons party to any Transaction Document (except that such assumption is not made as to the due incorporation, valid existence and good standing in the State of Delaware and corporate power of the Company and as to the good standing of the Company as a foreign corporation qualified to do business in the State of California); (f) the due authorization, execution and delivery of all Transaction Documents (except that such assumption is not made as to the due authorization, execution and delivery by the Company of the Transaction Documents) in each case where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents; (g) the legal capacity of all individuals executing and delivering documents to so execute and deliver; (h) that the Transaction Documents are valid and binding obligations, enforceable in accordance with their

Opinion of Counsel to the Borrower

respective terms against all Persons party thereto (except that such assumption is not made as to each of the Obligors with respect to the Transaction Documents to which each is a party); and (i) there are no extrinsic agreements or understandings among the parties to the Transaction Documents or Material Agreements (as defined below) that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

Except with respect to our opinions expressed (i) in paragraph 3 below, in which our opinion as to enforceability and binding effect of the Transaction Documents is provided solely with respect to the laws of the State of New York, (ii) in paragraphs 8, 10 and 11 below, in which our opinions in such paragraphs are based solely upon our examination of the New York Uniform Commercial Code as set forth in the 2004 Gold Book Bender Pamphlet Edition (the “NYUCC”) and (iii) in paragraph 9 below with respect to the Financing Statements identified therein to be filed with the filing offices of the Secretary of State of the State of Delaware and the Secretary of State of the State of California, in which our opinion in such paragraph is based solely upon our examination of the perfection requirements of the NYUCC, the Delaware Uniform Commercial Code and the California Uniform Commercial Code, our opinions are expressed only with respect to federal laws of the United States of America, the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance, laws governing the legality of investments for regulated entities, or local law or any federal, state or local law regulating or relating to health maintenance organizations, insurance companies or third party administrators of health related benefits, federal Medicare laws or the Health Insurance Portability and Accountability Act of 1996. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Company’s Board of Directors or stockholders; compliance with state securities or blue sky laws or compliance with laws that place limitations on corporate distributions.

We have not made or undertaken to make any investigation of the state of title to the Collateral described in the Transaction Documents and the Financing Statements. We have assumed, without investigation, that the descriptions of the personal property Collateral contained in the Transaction Documents are accurate and sufficient within the meaning of Section 9-108 of the NYUCC to enable a subsequent purchaser or mortgagee to identify such Collateral. With respect to our opinions in paragraphs 8 through 11 below, with your further permission, we have assumed, without investigation, that the applicable Obligor has rights, or the power to transfer to a secured party rights, in the Collateral in which it purports to create a security interest under the Transaction Documents to which it is a party within the meaning and for the purposes of Section 9-203(b)(2) of the NYUCC, and our opinions expressed below are expressed only to the extent such Obligor has such rights. We express no opinion with respect to the existence or nature of such rights. We have further assumed that the Collateral Agent and the Lenders have given value within the meaning of NYUCC Section 9-203(b)(1) and that none of the Secured Parties or the Collateral Agent has any notice of an adverse claim or knowledge that any security

Opinion of Counsel to the Borrower

interest created by the Security Agreement in the Collateral violates the rights of another secured party.

Except as expressly set forth in paragraphs 10 and 11 below, we express no opinion as to the relative priority of any security interest, lien, charge or other encumbrance created by or under any of the Transaction Documents, nor as to the effect on the Collateral Agent’s security interests for the Secured Parties of any rights or interests, if any, entitled to seniority thereto.

With respect to our opinion in paragraphs 8 through 11 below, we express no opinion as to property and transactions excluded from coverage under Article 9 of the NYUCC, including pursuant to Section 9-109 thereof.

With regard to our opinion in paragraph 3 below as to PacifiCare Health Plan Administrators, Inc., an Indiana corporation (“PHPA”), and American Medical Security Group, Inc., a Wisconsin corporation (“AMSG”) and the other Obligors, we have assumed that such corporations are duly incorporated, validly existing and are in good standing in the jurisdiction of organization and that each of the Transaction Documents to which each Obligor is a party have been duly authorized by all necessary corporate action on the part of each Obligor, as applicable.

With regard to our opinion in paragraph 11 below, we have assumed that the original promissory notes evidencing the Initial Pledged Debt (as defined in the Security Agreement) each are instruments within the meaning of NYUCC Section 9-102(a)(47).

Our opinion in paragraph 1 below as to the good standing of the Company as a domestic corporation in the State of Delaware and the Company’s qualification to do business as a foreign corporation in the State of California is based solely upon our review of the applicable Good Standing Certificates. We have made no further investigation.

With regard to our opinion paragraph 5 and 6 below concerning defaults under or any material breaches of any agreement identified on Schedule II hereto, we have relied solely upon (i) inquiries of officers of the Company (ii) a list supplied to us by the Company of material agreements to which the Company or AMSG is a party, or by which the Company or AMSG is bound, a copy of which is attached hereto as Schedule II (the “Material Agreements”), and (iii) an examination of the Material Agreements in the form provided to us by the Company. We have made no further investigation. Further, with regard to our opinion in paragraph 5 and 6 below concerning Material Agreements, we express no opinion as to (i) financial covenants or similar provisions therein requiring financial calculations or determinations to ascertain compliance, (ii) provisions therein relating to the occurrence of a “material adverse event” or words of similar import, or (iii) any statement or writing that may constitute parole evidence bearing on interpretation or construction.

With regard to our opinion in paragraph 12 below concerning pending or overtly threatened litigation, we have made an inquiry of the attorneys within this firm who have represented the Company in this transaction, examined and relied upon a certificate executed by an officer of the Company and a certificate executed by an officer of AMSG covering such matters, and checked the records of this firm to ascertain that we are not acting as counsel of record for the Company or AMSG in any such matter. We have made no further investigation.

With regard to our opinion in paragraph 13 below, we have relied upon that certain SEC Order dated November 22, 2004 (Investment Company Act Release No. 26679; 812-12953) pursuant to Sections 3(b)(2) and 45(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), declaring that certain of the Company’s Subsidiaries are primarily

Opinion of Counsel to the Borrower

engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities (the “Order”) We also have relied upon a certificate of an officer of the Company regarding (i) the value of investment securities owned by Subsidiary Guarantors that are not covered by the Order and (ii) such other factual matters as we have deemed advisable. We have conducted no further investigation. The terms “value” and “investment securities” have the meanings ascribed to them in Section 2(a)(41) and Section 3(a)(2), respectively, of the Investment Company Act of 1940, as amended.

We have assumed the due filing, at the time the Loans are initially made and this opinion letter is issued, of (i) each of the Company Financing Statement, the SeniorCo Financing Statement, the Behavioral Health Financing Statement and the PacifiCare Southwest Financing Statement with the UCC Section of the Secretary of State of the State of Delaware and (ii) each of the eHoldings Financing Statement, the Rx Solutions Financing Statement and the SecureHorizons Financing Statement with the UCC Division of the Secretary of State of the State of California.

On the basis of the foregoing, in reliance thereon, and with the qualifications set forth herein, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to enter into and perform its obligations under the Transaction Documents and to own, lease and license its properties and to transact its business as currently conducted. The Company is qualified as a foreign corporation to do business and is in good standing in the State of California.

2. The execution, delivery and performance by the Company of each of the Transaction Documents to which the Company is a party and the issuance by the Company of the Notes and each other promissory note of the Company in accordance with Section 2.08(g) of the Agreement and in the form of Exhibit F-1, F-2 or F-3 as required by Section 2.08(g) of the Agreement have been duly authorized by all necessary corporate action on the part of the Company and each of the Transaction Documents have been duly executed and delivered by the Company.

3. As to each Obligor, each of the Transaction Documents to which such Obligor is a party constitutes, and each other promissory note of the Company when executed and delivered by the Company for value in accordance with Section 2.08(g) of the Agreement and in the form of Exhibit F-1, F-2 or F-3 as required by Section 2.08(g) of the Agreement will constitute, a valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms.

4. No consents, approvals, authorizations, registrations, declarations or filings are required to be obtained or made by the Company from or with any U.S. federal or California governmental authority or pursuant to the General Corporation Law of the State of Delaware in order for the Company to execute, deliver and be obligated to perform its obligations under the Transaction Documents, except for such as have been obtained or made and are in full force and effect.

Opinion of Counsel to the Borrower

5. The execution and delivery by the Company of each of the Transaction Documents, the issuance by the Company of the Notes and each other promissory note of the Company in accordance with Section 2.08(g) of the Agreement and in the form of Exhibit F-1, F-2 or F-3 as required by Section 2.08(g) of the Agreement and the performance as of the date of this opinion letter (the “Closing Date”) by the Company of the Transaction Documents does not constitute a default under or a material breach of, or result in the imposition of any contractual pledge, security interest or other encumbrance in or on any of the property of the Company pursuant to, or require any consent or approval under any Material Agreement to which it is a party, except for such as have been obtained or made and are in full force and effect and does not violate (a) any provision of the Company Organizational Documents or (b) any provision of the Delaware General Corporation Law, or any provision of any U.S. federal or California law, rule or regulation which in our experience is typically applicable to commercial transactions of the nature contemplated by the Transaction Documents.

6. The execution and delivery by AMSG of each of the Transaction Documents to which it is a party and the performance as of the Closing Date by AMSG of the Transaction Documents does not constitute a default under or a material breach of, or result in the imposition of any contractual pledge, security interest or other encumbrance in or on any of the property of the Company pursuant to, or require any consent or approval under any Material Agreement to which it is a party, except for such as have been obtained or made and are in full force and effect.

7. As to each Obligor, the execution and delivery by such Obligor of each of the Transaction Documents to which it is a party and the performance as of the Closing Date by such Obligor of the Transaction Documents to which it is a party does not violate any provision of the Delaware General Corporation Law, or any provision of any U.S. federal or California law, rule or regulation which in our experience is typically applicable to commercial transactions of the nature contemplated by the Transaction Documents.

8. The Security Agreement is sufficient to create a security interest in favor of the Collateral Agent under the NYUCC in the personal property Collateral identified and described therein.

9. Each of the Company Financing Statement, the SeniorCo Financing Statement, the Behavioral Health Financing Statement and the PacifiCare Southwest Financing Statement is in form sufficient for filing with the filing office of the Secretary of State of the State of Delaware, and each of the eHoldings Financing Statement, the Rx Solutions Financing Statement and the SecureHorizons Financing Statement is in form sufficient for filing with the filing office of the Secretary of State of the State of California. Upon the due filing of such Financing Statements with the UCC Section of the Secretary of State of the State of Delaware or the UCC Division of the Secretary of State of the State of California, as applicable, the security interest of the Collateral Agent for the Secured Parties in the personal property Collateral identified and described in the Security Agreement and such Financing Statements will be perfected to the extent that a security interest in such Collateral can be perfected by the filing of a UCC-1 financing statement in such filing office.

Opinion of Counsel to the Borrower

10. The security interest granted by the Obligors party to the Security Agreement has attached to the Obligors’ rights in the original certificates evidencing equity securities comprising Initial Pledged Shares, as defined in the Security Agreement (the “Pledged Certificates”). Upon the Collateral Agent’s having “control” of the Pledged Certificates, within the meaning of NYUCC Section 8-106, by taking delivery of the Pledged Certificates, within the meaning of NYUCC Section 8-301, and maintaining continuous physical possession thereof within the State of New York, the security interest granted therein to the Collateral Agent will constitute a valid and perfected security interest in the Initial Pledged Shares under NYUCC Section 9-313(a), entitled to the priority provided by NYUCC Section 9-328(b)(1).

11. The security interest granted by the Obligors that are parties to the Security Agreement has attached to the Obligors’ rights in the original promissory notes evidencing the Initial Pledged Debt, as defined in the Security Agreement (the “Pledged Notes”). Upon the Collateral Agent’s taking and maintaining continuous physical possession of the Pledged Notes within the State of New York, the security interests granted by the Obligors therein to the Collateral Agent will constitute a valid and perfected security interest under NYUCC Section 9-313(a), entitled to the priority provided by NYUCC Section 9-330(d).

12. To our knowledge, there are is no action, proceeding or investigation pending or overtly threatened against Company or AMSG before any court or administrative agency that questions the validity of the Transaction Documents or that would reasonably be expected to have a Material Adverse Effect on the Company except for those matters disclosed on Schedule 4.06(a) of the Agreement.

13. (a) Neither the Company nor any Subsidiary Guarantor is an “investment company”, as such term is defined in the Investment Company Act, and (b) neither the Company nor any Subsidiary Guarantor is a “holding company” within the meaning of the Public Utility Holding Company Act of 1935.

The opinions expressed herein with respect to the laws of the State of New York are subject to and limited by the following qualifications, assumptions, limitations and exceptions:

(a) Our opinions are subject to the effect of the limitations imposed by the NYUCC relating to or affecting the rights and remedies available to secured creditors (e.g. NYUCC Sections 9-601 through 9-628 regarding the exercise of rights and remedies with respect to the personal property Collateral).

(b) We express no opinion as to the enforceability of “choice of forum” or “submission to jurisdiction” provisions contained in any of the Transaction Documents.

(c) The legality, validity, binding nature and enforceability of the Obligors’ respective obligations under the Transaction Documents may be subject to or limited by: (1) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (2) the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, dissolution, moratorium or other similar laws relating to or affecting creditors’ rights generally; (3) limitations created by or

Opinion of Counsel to the Borrower

arising under statute or case law on a debtor’s or guarantor’s ability to waive rights or benefits; and (4) limitations imposed by law and public policy on indemnification or exculpation.

Our opinion set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law which may hereafter occur.

This opinion is intended solely for the benefit of the addressees of this letter and such other entities as shall become Lenders, Collateral Agents or Administrative Agents under the Agreement pursuant to its terms, and is not to be made available to or relied upon by any other Person, firm or entity without our prior written consent (provided, that copies of this letter may be made available to the counsel, assignees, transferees, participants and regulators of the addressees of this letter).

Very truly yours,

Cooley Godward LLP

By
Joseph A. Scherer

Opinion of Counsel to the Borrower

Schedule I

Lenders

Lender

Opinion of Counsel to the Borrower

Schedule II

Company Material Contracts

1.	Rights Agreement, dated as of November 19, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C.

2.	Information Technology Services Agreement, dated as of December 31, 2001, between the Company and International Business Machines Corporation, as amended.

3.	Information Technology Services Agreement, dated as of January 11, 2002, between the Company and Keane, Inc., as amended.

4.	Indenture dated as of May 21, 2002 by and among the Company, the Initial Subsidiary Guarantors named therein and U.S. Bank National Association, as successor to The State Street Bank and Trust Company of California, N.A., as Trustee.

5.	Indenture dated as of November 22, 2002 by and between the Company and U.S. Bank National Association, as Trustee.

6.	Registration Rights Agreement dated as of November 22, 2002 by and among the Company and Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.

7.	Supplemental Indenture, dated as of September 15, 2003, by and among the Company, the Initial Subsidiary Guarantors named therein, Rx Solutions, Inc., the PHPA Subsidiary Guarantors named therein, and U.S. Bank National Association, as successor to the State Street Bank and Trust Company of California, N.A., as trustee.

8.	Second Supplemental Indenture, dated as of November 19, 2003, by and among the Company, the Initial Subsidiary Guarantors named therein, the PHPA Subsidiary Guarantors named therein, the Additional Subsidiary Guarantors named therein, and U.S. Bank National Association, as successor to the State Street Bank and Trust Company of California, N.A.

9.	Third Supplemental Indenture, dated as of January 14, 2004, by and among the Company, the Existing Subsidiary Guarantors named therein, the Additional Subsidiary Guarantor named therein, and U.S. Bank National Association, as successor to the State Street Bank and Trust Company of California, N.A., as trustee.

10.	Agreement and Plan of Merger, dated as of September 15, 2004 by and among the Company, Ashland Acquisition Corp., and American Medical Security Group, Inc.

Opinion of Counsel to the Borrower

Attachment A

UCC-1 Financing Statements

Opinion of Counsel to the Borrower

EXHIBIT D-2

December 13, 2004

JPMorgan Chase Bank, N.A.,

In its capacity as Administrative Agent and

Collateral Agent

270 Park Avenue

New York, New York 10017

The Lenders Named in

Credit Agreement

Ladies and Gentlemen:

We act as corporate counsel to PacifiCare Behavioral Health, Inc., a Delaware corporation (“PBHI”), PacifiCare eHoldings, Inc., a California corporation (“eHoldings”), RxSolutions, Inc., a California corporation (“RxSolutions”), SecureHorizons USA, a California corporation (“SHUSA”), SeniorCo, Inc., a Delaware corporation (“SeniorCo”) and PacifiCare Southwest Operations, Inc., a Delaware corporation (“PacifiCare Southwest”) (PBHI, eHoldings, RxSolutions, SHUSA, SeniorCo and PacifiCare Southwest are each individually referred to herein as a “PHS Subsidiary Guarantor” and collectively referred to herein as the “PHS Subsidiary Guarantors”). We are providing this opinion on behalf of the PHS Subsidiary Guarantors pursuant to Section 5.01(b) of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors party thereto, the banks, financial institutions and other lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent for the benefit of the Lenders (in such capacity, the “Administrative Agent”), and JPMCB, in its capacity as collateral agent for the benefit of the Secured Parties (in such capacity, the “Collateral Agent”). Except as otherwise defined herein, the capitalized terms used in this opinion letter shall have the meanings ascribed to them in the Credit Agreement.

In connection with this opinion, we have examined the following documents:

(a) the Credit Agreement;

(b) each Tranche A Term Note, each Tranche B Term Note and each Revolving Credit Note, each dated the date hereof, executed and delivered by the Company pursuant to the Credit Agreement on the date hereof, if any (collectively, the “Notes”);

Opinion of Counsel to Certain Subsidiary Guarantors

(c) the Security Agreement, dated as of the date hereof (the “Security Agreement”), between the Company and the Subsidiary Guarantors party thereto, on the one hand, and the Collateral Agent, on the other hand;

(d) the Intellectual Property Security Agreement, dated as of the date hereof, between the Company and the Subsidiary Guarantors party thereto, on the one hand, and the Collateral Agent, on the other hand;

(e) the Certificate of Incorporation of PBHI, as amended, and as certified by the Secretary of State of the State of Delaware on November 16, 2004;

(f) the Bylaws of PBHI, as amended, and certified to us by an officer of such entity to be in full force and effect as of the date of this opinion letter;

(g) the Articles of Incorporation of eHoldings as certified by the Secretary of State of the State of California on November 22, 2004;

(h) the Bylaws of eHoldings certified to us by an officer of such entity to be in full force and effect as of the date of this opinion letter;

(i) the Articles of Incorporation of RxSolutions, as amended, and as certified by the Secretary of State of the State of California on November 22, 2004;

(j) the Bylaws of RxSolutions, as amended, certified to us by an officer of such entity to be in full force and effect as of the date of this opinion letter;

(k) the Certificate of Incorporation of SeniorCo, as amended, and as certified by the Secretary of State of the State of Delaware on November 16, 2004;

(l) the Bylaws of SeniorCo certified to us by an officer of such entity to be in full force and effect as of the date of this opinion letter;

(m) the Articles of Incorporation of SHUSA as certified by the Secretary of State of the State of California on November 22, 2004;

(n) the Bylaws of SHUSA, as amended, and certified to us by an officer of such entity to be in full force and effect as of the date of this opinion letter;

(o) the Certificate of Incorporation of PacifiCare Southwest as certified by the Secretary of State of the State of Delaware on November 16, 2004;

(p) the Bylaws of PacifiCare Southwest certified to us by an officer of such entity to be in full force and effect as of the date of this opinion letter;

Opinion of Counsel to Certain Subsidiary Guarantors

(q) the certificate of status issued by the Secretary of State of the State of Delaware stating that PBHI is a domestic corporation in good standing in such state, dated November 16, 2004;

(r) the Certificate of Status issued by the Secretary of State of the State of California stating that PBHI is a foreign corporation in good standing in such state, dated November 22, 2004;

(s) the certificate of tax good standing for PBHI issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(t) the certificate of status issued by the Secretary of State of the State of Texas stating that PBHI is a foreign corporation in good standing in such state, dated December 2, 2004;

(u) the certificate of status issued by the Secretary of State of the State of Colorado stating that PBHI is a foreign corporation in good standing in such state, dated December 2, 2004;

(v) the certificate of tax good standing for PBHI issued by the Texas Comptroller of Public Accounts, dated December 6, 2004.

(w) the Certificate of Status issued by the Secretary of State of the State of California stating that eHoldings is a domestic corporation in good standing in such state, dated November 22, 2004;

(x) the certificate of tax good standing for eHoldings issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(y) the Certificate of Status issued by the Secretary of State of the State of California stating that RxSolutions is a domestic corporation in good standing in such state, dated November 22, 2004;

(z) the certificate of tax good standing for RxSolutions issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(aa) the certificate of status issued by the Secretary of State of the State of Delaware, stating that SeniorCo is a domestic corporation in good standing in such state, dated November 16, 2004;

(bb) the Certificate of Status issued by the Secretary of State of the State of California stating that SeniorCo is a foreign corporation in good standing in such state, dated November 22, 2004;

Opinion of Counsel to Certain Subsidiary Guarantors

(cc) the certificate of tax good standing for SeniorCo issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(dd) the Certificate of Status issued by the Secretary of State of the State of California, stating that SHUSA is a domestic corporation in good standing in such state, dated November 22, 2004;

(ee) the certificate of tax good standing for SHUSA issued by the Franchise Tax Board of the State of California, dated November 22, 2004;

(ff) the certificate of status issued by the Secretary of State of the State of Delaware stating that PacifiCare Southwest is a domestic corporation in good standing in such state, dated November 16, 2004;

(gg) the Certificate of Good Standing issued by the Secretary of State of the State of Oklahoma stating that PacifiCare Southwest is a foreign corporation in good standing in such state, dated November 17, 2004;

(hh) the certificate of status issued by the Secretary of State of the State of Texas stating that PacifiCare Southwest is a foreign corporation in good standing in such state, dated November 17, 2004;

(ii) the certificate of tax good standing for PacifiCare Southwest issued by the Oklahoma Tax Commission, dated December 3, 2004; and

(jj) the certificate of tax good standing for PacifiCare Southwest issued by the Texas Comptroller of Public Accounts, dated November 17, 2004.

Items (a) through (d) above are hereinafter from time to time collectively referred to as the “Transaction Documents.” Items (e) and (f) above are together referred to as the “PBHI Organizational Documents.” Items (g) and (h) above are together referred to as the “eHoldings Organizational Documents.” Items (i) and (j) above are together referred to as the “RxSolutions Organizational Documents.” Items (k) and (l) above are together referred to as the “SeniorCo Organizational Documents.” Items (m) and (n) above are together referred to as the “SHUSA Organizational Documents.” Items (o) and (p) above are together referred to as the “PacifiCare Southwest Organizational Documents.” Items (e) through (p) are hereinafter collectively referred to as the “Organizational Documents.” Items (q) through (jj) are collectively referred to as the “Good Standing Certificates.”

For purposes of rendering this opinion, we have relied upon the representations and warranties contained in and made pursuant to the Transaction Documents. In addition, we have assumed (a) the genuineness of all signatures of, and the authority of, persons signing the Transaction Documents and all other agreements, instruments and documents reviewed or examined by us on behalf of the parties (other than with respect to the PHS Subsidiary

Opinion of Counsel to Certain Subsidiary Guarantors

Guarantors), (b) the binding effect upon, and enforceability against, such other parties to the Transaction Documents and all other agreements, instruments and documents reviewed or examined by us (other than with respect to the PHS Subsidiary Guarantors), (c) the authenticity and completeness of all agreements, instruments and documents submitted to us as originals, (d) the conformity to authentic original agreements, instruments and documents of all agreements, instruments and documents submitted to us as copies, (e) the due incorporation or formation, valid existence, good standing and the corporate or similar power to enter into, and perform in accordance with their terms the Transaction Documents of all parties thereto (other than with respect to the PHS Subsidiary Guarantors), (f) the accuracy, completeness and authenticity of certificates of public officials, (g) the legal capacity of all individuals executing and delivering documents to so execute and deliver and (h) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

We also have obtained such certificates from public officials and officers of the PHS Subsidiary Guarantors and done such other things as we have determined to be necessary to render this opinion. As to questions of fact material to our opinions, we have, without independent investigation, relied upon all of the foregoing.

Our opinion in paragraph 1 below as to the good standing of SeniorCo, PBHI and PacifiCare Southwest as a domestic corporation in the State of Delaware and SeniorCo and PBHI as a foreign corporation in the State of California and PacifiCare Southwest as a foreign corporation in the States of Oklahoma and Texas is based solely upon our review of the applicable Good Standing Certificates. Our opinion in paragraph 1 below as to the good standing of each of eHoldings, RxSolutions and SHUSA as a domestic corporation in the State of California is based solely upon our review of the applicable Good Standing Certificates. We have made no further investigation.

We are members of the bar of the State of California and we do not represent ourselves to be expert in the laws of any other state. This opinion is limited to matters governed by the Delaware General Corporation Law (the “DGCL”), the laws of the State of California and any federal laws applicable solely to the health care operations, if any, of the PHS Subsidiary Guarantors (“Applicable Federal Health Care Laws”). We express no opinion with respect to the laws of any state other than the State of California and the State of Delaware.

1. Each of SeniorCo, PBHI and PacifiCare Southwest is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of SeniorCo and PBHI is qualified as a foreign corporation to do business and is in good standing in the State of California. PBHI is also qualified as a foreign corporation to do business and is in good standing in the State of Texas. PBHI is also qualified as a foreign corporation to do business in and is certified by the Secretary of State of the State of Colorado to be in good standing in the State of Colorado. PacifiCare Southwest is qualified as a foreign corporation to do business and is in

Opinion of Counsel to Certain Subsidiary Guarantors

good standing in the States of Oklahoma and Texas. Each of eHoldings, RxSolutions and SHUSA is duly incorporated, validly existing and in good standing under the laws of the State of California. Each PHS Subsidiary Guarantor has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and to enter into and perform the Transactions Documents to which it is a party. The execution, delivery and performance by each PHS Subsidiary Guarantor of each of the Transaction Documents to which it is a party have been duly authorized by all requisite corporate action on its part and do not require any further approval of its directors or stockholders.

2. All of the issued and outstanding capital stock of each of the PHS Subsidiary Guarantors has been duly authorized, validly issued, fully paid and non-assessable and is owned of record by the Company, directly or through its Subsidiaries, and to our knowledge, free and clear of any Lien, except for any Lien created by the Transaction Documents.

3. The execution and delivery by PBHI of each of the Transaction Documents to which it is a party and the performance as of the Effective Date by PBHI of its obligations under the Transaction Documents to which it is a party (a) will not violate or contravene or be in conflict with or result in a breach or default of, or require any consent or approval under, except for such as have been obtained or made and are in full force and effect: (i) any provision of the PBHI Organizational Documents; (ii) any provision of any Applicable Federal Health Care Laws or California law, rule or regulation applicable to PBHI in commercial transactions of the nature contemplated by the Transaction Documents or of the DGCL; or (iii) any material term or condition of any material written agreement, contract, undertaking, indenture or instrument to which PBHI is a party, except in the case of the matters referred to in clauses (ii) and (iii) where such violation, contravention, conflict, breach or default, or failure to obtain such consent or approval, would not materially and adversely affect the assets, financial condition or operations of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”) and (b) except for the Liens created pursuant to the Security Documents, will not result in the imposition of any Lien on any assets of PBHI.

4. The execution and delivery by eHoldings of each of the Transaction Documents to which it is a party and the performance as of the Effective Date by eHoldings of its obligations under the Transaction Documents to which it is a party (a) will not violate or contravene or be in conflict with, or result in a breach or default of, or require any consent or approval under, except for such as have been obtained or made and are in full force and effect: (i) any provision of the eHoldings Organizational Documents; (ii) any provision of any Applicable Federal Health Care Laws or California law, rule or regulation applicable to eHoldings in commercial transactions of the nature contemplated by the Transaction Documents; or (iii) any material term or condition of any material written agreement, contract, undertaking, indenture or instrument to which eHoldings is a party, except in the case of the matters referred to in clauses (ii) and (iii) where such violation, contravention, conflict, breach or default, or failure to obtain such consent or approval, would not have a Material Adverse Effect and (b) except for the Liens created pursuant

Opinion of Counsel to Certain Subsidiary Guarantors

to the Security Documents, will not result in the imposition of any Lien on any assets of eHoldings.

5. The execution and delivery by RxSolutions of each of the Transaction Documents to which it is a party and the performance as of the Effective Date by RxSolutions of its obligations under the Transaction Documents to which it is a party (a) will not violate or contravene or be in conflict with, or result in a breach or default of, or require any consent or approval under, except for such as have been obtained or made and are in full force and effect: (i) any provision of the RxSolutions Organizational Documents; (ii) any provision of any Applicable Federal Health Care Laws or California law, rule or regulation applicable to RxSolutions in commercial transactions of the nature contemplated by the Transaction Documents; or (iii) any material term or condition of any material written agreement, contract, undertaking, indenture or instrument to which RxSolutions is a party, except in the case of the matters referred to in clauses (ii) and (iii) where such violation, contravention, conflict, breach or default, or failure to obtain such consent or approval, would not have a Material Adverse Effect and (b) except for the Liens created pursuant to the Security Documents, will not result in the imposition of any Lien on any assets of RxSolutions.

6. The execution and delivery by SHUSA of each of the Transaction Documents to which it is a party and the performance as of the Effective Date by SHUSA of its obligations under the Transaction Documents to which it is a party (a) will not violate or contravene or be in conflict with, or result in a breach or default of, or require any consent or approval under, except for such as have been obtained or made and are in full force and effect: (i) any provision of the SHUSA Organizational Documents; (ii) any provision of any Applicable Federal Health Care Laws or California law, rule or regulation applicable to SHUSA in commercial transactions of the nature contemplated by the Transaction Documents; or (iii) any material term or condition of any material written agreement, contract, undertaking, indenture or instrument to which SHUSA is a party, except in the case of the matters referred to in clauses (ii) and (iii) where such violation, contravention, conflict, breach or default, or failure to obtain such consent or approval, would not have a Material Adverse Effect and (b) except for the Liens created pursuant to the Security Documents, will not result in the imposition of any Lien on any assets of SHUSA.

7. The execution and delivery by SeniorCo of each of the Transaction Documents to which it is a party and the performance as of the Effective Date by SeniorCo of its obligations under the Transaction Documents to which it is a party (a) will not violate or contravene or be in conflict with, or result in a breach or default of, or require any consent or approval under, except for such as have been obtained or made and are in full force and effect: (i) any provision of the SeniorCo Organizational Documents; (ii) any provision of any Applicable Federal Health Care Laws or California law, rule or regulation applicable to SeniorCo in commercial transactions of the nature contemplated by the Transaction Documents or of the DGCL; or (iii) any material term or condition of any material written agreement, contract, undertaking, indenture or instrument to which SeniorCo is a party, except in the case of the matters referred to in clauses (ii) and (iii) where such violation, contravention, conflict, breach or default, or failure to obtain

Opinion of Counsel to Certain Subsidiary Guarantors

such consent or approval, would not have a Material Adverse Effect and (b) except for the Liens created pursuant to the Security Documents, will not result in the imposition of any Lien on any assets of SeniorCo.

8. The execution and delivery by PacifiCare Southwest of each of the Transaction Documents to which it is a party and the performance as of the Effective Date by PacifiCare Southwest of the Transaction Documents to which it is a party (a) will not violate or contravene or be in conflict with, or result in a breach or default of, or require any consent or approval under, except for such as have been obtained or made and are in full force and effect: (i) any provision of the PacifiCare Southwest Organizational Documents; (ii) any provision of any Oklahoma or Texas law, rule or regulation applicable to the operations of PacifiCare Southwest as a third party administrator or utilization review agent in those states in respect of commercial transactions of the nature contemplated by the Transaction Documents or of the DGCL; or (iii) any material term or condition of any material written agreement, contract, undertaking, indenture or instrument to which PacifiCare Southwest is a party, except in the case of the matters referred to in clauses (ii) and (iii) where such violation, contravention, conflict, breach or default, or failure to obtain such consent or approval, would not have a Material Adverse Effect and (b) except for the Liens created pursuant to the Security Documents, will not result in the imposition of any Lien on any assets of PacifiCare Southwest.

9. Each PHS Subsidiary Guarantor has duly executed and delivered each of the Transaction Documents to which such PHS Subsidiary Guarantor is a party.

10. No authorization, consent or approval by, and no notice to, or filing or registration with, any California or federal governmental authority or body is required for the due execution, delivery, or performance by any of the PHS Subsidiary Guarantors of any of their respective obligations under the Transaction Documents to which they are a party, except for such authorization, approvals and filings as have been obtained or made.

11. To our knowledge, no action, suit or other legal proceeding, arbitration proceeding or investigation is pending by or before any court or governmental authority or in any formal arbitration, or is overtly threatened against any of the PHS Subsidiary Guarantors or any of their respective properties that seeks to enjoin the performance or questions the validity or enforceability of the Transaction Documents to which the PHS Subsidiary Guarantors are a party.

As used in this opinion letter, the phrase “to our knowledge” is intended to indicate that, during the course of our representation of the PHS Subsidiary Guarantors, no information that would give us knowledge of the inaccuracy of the statements made has come to the attention of those attorneys in this firm who have rendered legal services on behalf of the PHS Subsidiary Guarantors and that we have relied upon certificates of appropriate representatives of the PHS Subsidiary Guarantors as to the factual matters covered by such certificates. However, except to the extent otherwise set forth above, we have not undertaken any independent inquiry to

Opinion of Counsel to Certain Subsidiary Guarantors

determine the accuracy of any such statement; no reference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the PHS Subsidiary Guarantors.

The foregoing opinions are also subject to the following comments and qualifications:

(a)	We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to securities, tax, pension, employee benefits, antitrust, banking, environmental, land use, fraudulent conveyance, laws governing the legality of investments for regulated entities, or local law. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the PHS Subsidiary Guarantors’ Board of Directors or stockholders; compliance with state securities or blue sky laws or compliance with laws that place limitations on corporate distributions.

(b)	Except as expressly covered in our opinions, we are not expressing any opinion as to the effect or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents because of the nature of the businesses of the parties thereto other than the PHS Subsidiary Guarantors.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law, which may hereafter occur.

This opinion letter is being provided by us as counsel to the PHS Subsidiary Guarantors for the benefit of the addressees of this letter and such other entities as shall become Lenders, Collateral Agents or Administrative Agent under the Credit Agreement pursuant to its terms and may not be made available or relied upon by any other Person, firm or entity without our prior written consent (provided that copies of this opinion letter may be made available to the counsel, assignees, transferees, participants and regulators of the addressees of this letter).

Very truly yours,

K&R LAW GROUP LLP

Opinion of Counsel to Certain Subsidiary Guarantors

EXHIBIT D-3

December 13, 2004

JPMorgan Chase Bank, N.A.

In its capacity as Administrative Agent and

    Collateral Agent

270 Park Avenue

New York, New York 10017

The Lenders named in the Agreement

Ladies and Gentlemen:

We have acted as special Indiana counsel to PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), in connection with that certain Credit Agreement dated as of the date hereof (the “Agreement”), among the Company, the Subsidiary Guarantors party thereto, the banks, financial institutions and other lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent for the benefit of the Lenders (in such capacity, the “Administrative Agent”) and JPMCB, in its capacity as collateral agent for the benefit of the Secured Parties (in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

This opinion is furnished to you at the request and on behalf of the Company pursuant to Section 5.01(b) of the Agreement, as special Indiana counsel, as to certain matters relating to PacifiCare Health Plan Administrators, Inc., an Indiana corporation (“PHPA”), one of the Subsidiary Guarantors.

In order to render the opinions expressed below, we have:

(a) Examined, are familiar with, and have relied upon, originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and other instruments as we have deemed necessary or appropriate to serve as the basis for the opinions set forth herein, including:

(i)	The Agreement;

Opinion of Indiana Counsel to PHPA

(ii)	The Security Agreement, and the Intellectual Property Security Agreement, dated the date hereof, executed and delivered by PHPA pursuant to the Security Agreement;

(iii)	Articles of Incorporation of PHPA, as amended, as certified by the Secretary of State of Indiana (the “Secretary of State”) on November 9, 2004;

(iv)	Bylaws of PHPA, as amended, as certified by the Secretary of PHPA on December 13, 2004;

(v)	A Certificate of Existence of PHPA, dated December 6, 2004, as issued by the Secretary of State;

(vi)	A Certificate of Good Standing of PHPA, dated December 1, 2004, as issued by the Indiana Department of Insurance; and

(vii)	The UCC-1 financing statement naming PHPA as debtor and the Collateral Agent as secured party to be filed with the office of the Secretary of State of Indiana, a copy of which financing statement is attached hereto (the “PHPA Financing Statement”); and

(b) Made such other investigations as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.

Items (a)(i) and (ii) above are hereinafter from time to time collectively referred to as the “Transaction Documents.” Items (a)(iii) through (vi) above are hereinafter collectively referred to as the “PHPA Organizational Documents.”

In our examination of the Transaction Documents, the PHPA Organizational Documents and the PHPA Financing Statement and in rendering the opinions expressed below, we have assumed, without investigation: (a) the genuineness and authenticity of all signatures, (b) the authenticity and completeness of all agreements, documents, certificates and instruments submitted to us as originals; (c) the conformity to originals of all agreements, documents, certificates and instruments submitted to us as certified, conformed or photostatic copies; (d) the accuracy, completeness and authenticity of certificates of public officials; (e) the due organization or formation, valid existence and good standing in the jurisdiction of organization and the corporate or similar power to enter into and perform the Transaction Documents in accordance with their respective terms, of all Persons party to any Transaction Document (except that such assumption is not made as to the due incorporation and valid existence in the State of Indiana and corporate power of PHPA); (f) the due authorization, execution and delivery of all

Opinion of Indiana Counsel to PHPA

Transaction Documents (except that such assumption is not made as to the due authorization, execution and delivery by PHPA of the Transaction Documents) in each case where the authorization, execution and delivery thereof by the parties are prerequisites to the effectiveness of such documents; (g) the legal capacity of all individuals executing and delivering documents to so execute and deliver; (h) that the Transaction Documents are valid and binding obligations, enforceable in accordance with their respective terms against all Persons party thereto (except that such assumption is not made as to PHPA with respect to the Transactions Documents); and (i) there are no extrinsic agreements or understandings among the parties to the Transactions Documents that would modify or interpret the terms of the Transaction Documents or their respective rights or obligations of the parties thereunder. We understand that the loans to be made pursuant to the Agreement will be used, in part, for the working capital requirements of PHPA.

As to factual matters material to this opinion, we have relied, with your permission and without independent investigation, upon a certificate of the President and the Chief Financial Officer of PHPA (a copy of which is attached hereto). For purposes of this opinion, we have also assumed that, following the consummation of the Agreement, the Company and PHPA will comply with all post-transaction reporting that may be required by federal, state or local law, including any reporting required under Indiana Code § 27-1-23 (Regulation of Insurance Company Holding Systems).

We express no opinion herein with respect to the priority of the security interests granted in the Security Agreement or the Intellectual Property Security Agreement.

Based upon and subject to the foregoing, and subject to the additional qualifications set forth at the end of this opinion, we are of the opinion that:

1. PHPA is duly incorporated and validly existing under the laws of the State of Indiana, and has the corporate power to enter into and perform its obligations under the Transaction Documents and to own, lease and license its properties and to transact business as a third party administrator licensed in the State of Indiana.

2. The execution, delivery and performance by PHPA of each of the Transaction Documents have been duly authorized by all requisite corporate action on the part of PHPA and do not require any further approval of its directors or shareholders.

3. PHPA has duly executed and delivered each of the Transaction Documents.

4. Each of the Transaction Documents constitutes a valid and binding obligation of PHPA, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws enacted for the relief of debtors generally, from time to time in effect, and other similar laws or court

Opinion of Indiana Counsel to PHPA

decisions relating to or affecting the enforcement of the rights of creditors generally, and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5. No consents, approvals, authorizations, registrations or filings are required to be obtained or made by PHPA under any Indiana law in order for PHPA to execute, deliver or perform its obligations under the Transaction Documents.

6. The execution and delivery by PHPA of each of the Transaction Documents and the performance as of the Effective Date by PHPA of the Transaction Documents will not violate or contravene or be in conflict with, or result in the imposition of any contractual pledge, security interest or other encumbrance in or on any of the property of PHPA pursuant to, or require any consent or approval under: (a) any provision of the Organizational Documents; (b) any provision of Indiana applicable to PHPA in commercial transactions of the nature contemplated by the Transaction Documents; or (c) any term or condition of any material written agreement, contract, undertaking, indenture or instrument to which PHPA is a party of which we are aware.

7. The PHPA Financing Statement is in form sufficient (a) for filing with the office of the Secretary of State of Indiana, and (b) to perfect the security interest of the Collateral Agent for the Secured Parties in the personal property Collateral identified and described in the Security Agreement and such Financial Statement. Upon due and proper filing of the PHPA Financing Statement with the office of the Secretary of State of the State of Indiana the security interests of the Collateral Agent under the Security Agreement in the personal property Collateral of PHPA identified and described therein and in such Financing Statement will be perfected to the extent that a security interest in such Collateral can be perfected by the filing of a UCC-1 financing statement in such office.

8. To our knowledge, no action, suit, other legal proceeding, arbitration proceeding or investigation is pending by or before any court or governmental authority or in any formal arbitration, or is overtly threatened, against or affecting PHPA (a) as to which there is a reasonably possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (b) that involves the Transaction Documents.

This opinion is predicated solely upon laws and regulations in effect in the State of Indiana (excluding political subdivisions thereof) as of the current date and as they currently apply. We are members of the bar of the State of Indiana, and express no opinion as to the laws of any other jurisdiction or as to any federal law. Further, we assume no responsibility to advise you of any change in law or fact first occurring after the date hereof.

Whenever, with respect to the existence or non-existence of facts, this opinion letter is qualified by the phrase “to our knowledge” or words of similar import, this qualification is

Opinion of Indiana Counsel to PHPA

intended to signify that, during the course of our representation of PHPA, no information has come to the attention of attorneys currently practicing with our firm that would give us actual knowledge of the existence or non-existence of such facts. However, unless so stated, we have not undertaken any independent investigation to determine the existence or absence of such facts that would be contrary to the opinions expressed herein, and no inference as to the knowledge or the existence of such facts should be drawn from the fact of our representation of PHPA.

This opinion is delivered to you by us in our capacity as special Indiana counsel to PHPA solely for your reliance and is not to be used, circulated, quoted or otherwise referred to in any document or be furnished or relied upon by any other person for any purpose without our prior written consent; provided, however, it is understood that such other entities as shall become Lenders, Collateral Agents or Administrative Agents under the Agreement in connection with and pursuant to its terms may rely thereon, and is not to be made available to or relied upon any other Person, firm or entity without our prior written consent (provided that copies of this opinion letter may be made available to the counsel, assignees, transferees, participants and regulators of the addressees of this letter).

Very truly yours,

BINGHAM MCHALE LLP

Opinion of Indiana Counsel to PHPA

EXHIBIT D-4

FOLEY & LARDNER LLP ATTORNEYS AT LAW

December 13, 2004	777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

CLIENT/MATTER NUMBER 046994-0101

JPMorgan Chase Bank, N.A.

In its capacity as Administrative Agent and Collateral Agent

270 Park Avenue

New York, NY 10017

The Lenders named in the Agreement

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), in connection with that certain Credit Agreement dated as of the date hereof (the “Agreement”), among the Company, the Subsidiary Guarantors party thereto, the banks, financial institutions and other lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent for the benefit of the Lenders (in such capacity, the “Administrative Agent”) and JPMCB, in its capacity as collateral agent for the benefit of the Secured Parties (in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

This opinion is furnished to you at the request and on behalf of the Company pursuant to Section 5.01(b) of the Agreement, as special Wisconsin counsel, as to certain matters relating to American Medical Security Group, Inc., a Wisconsin corporation (“AMS”). AMS is a Subsidiary Guarantor.

In order to render the opinions expressed below, we have examined, are familiar with, and have relied upon, originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(I)	The Agreement;

(II)	The Security Agreement (the “Security Agreement”) dated the date hereof, executed and delivered by AMS;

(III)	The Intellectual Property Security Agreement, dated the date hereof, executed and delivered by AMS pursuant to the Security Agreement;

Opinion of Wisconsin Counsel to AMS

(IV)	Articles of Incorporation of AMS, as amended, as certified by the Wisconsin Department of Financial Institutions (the “DFI”) on November 30, 2004;

(V)	Bylaws of AMS, as amended, as certified by the Secretary of AMS on December 13, 2004;

(VI)	A Certificate issued by the DFI stating that AMS is a Wisconsin domestic corporation, and that AMS has filed its most recent required annual report, and has not filed articles of dissolution, with the DFI, dated November 29, 2004;

(VII)	The UCC-1 financing statement naming AMS as debtor and the Collateral Agent as secured party to be filed with the DFI (the “Financing Statement”); and

(VIII)	One or more certificates of the Secretary or Assistant Secretary of AMS certifying the articles of incorporation and by-laws of AMS, the incumbency and signatures of the officer(s) of AMS signing the Transaction Documents on behalf of AMS, the resolutions of the board of directors of AMS authorizing the execution, delivery and performance of the Transaction Documents by AMS and certain other matters.

Items (I) through (III) above are hereinafter from time to time collectively referred to as the “Transaction Documents.” Items (IV) and (V) are hereinafter from time to time collectively referred to as the “Organizational Documents.” Items (I) through (VIII) above and the Officer’s Certificate (defined below) are hereinafter from time to time collectively referred to as the “Opinion Documents.” In our examination of the Opinion Documents and in rendering the opinions expressed below, we have assumed, without investigation, verification or inquiry: (a) the genuineness and authenticity of all signatures, (b) the authenticity and completeness of all agreements, documents, certificates and instruments submitted to us as originals; (c) the conformity to originals of all agreements, documents, certificates and instruments submitted to us as certified, conformed or photostatic copies; (d) the accuracy, completeness and authenticity of certificates of public officials; (e) the due organization or formation, valid existence and good standing in the jurisdiction of organization and the corporate or similar power to enter into and perform the Transaction Documents in accordance with their respective terms, of all Persons party to any Transaction Document (except that such assumption is not made as to the due incorporation and valid existence in the State of Wisconsin and corporate power of AMS); (f) the due authorization, execution and delivery of all Transaction Documents (except that such assumption is not made as to the due authorization, execution and delivery by AMS of the Transaction Documents) in each case where the authorization, execution and delivery thereof by the parties are prerequisites to the effectiveness of such documents; (g) the legal capacity of all individuals executing and delivering

Opinion of Wisconsin Counsel to AMS

documents to so execute and deliver at the time of such execution and delivery; (h) that the Transaction Documents are valid and binding obligations, enforceable in accordance with their respective terms against all Persons party thereto (except that such assumption is not made as to AMS with respect to the Transactions Documents); (i) that there is no oral or written extrinsic agreement or understanding, course of dealing, or usage of trade that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder or that would have an effect on the opinions expressed herein and that there has been no waiver of any of the provisions of the Transaction Documents by conduct of the parties or otherwise; (j) that there are no judgments, decrees or orders that impair or limit the ability of AMS to enter into, execute and deliver, and perform, observe, and be bound by the Transaction Documents and the transactions contemplated therein (however, we have no knowledge of any such judgments, decrees, or orders); and (k) that all material terms and conditions of the relevant transactions are correctly and completely reflected in the Transaction Documents. We understand that the loans to be made pursuant to the Agreement will be used, in part, to refinance the indebtedness of AMS under its existing bank credit facility and for the working capital requirements of AMS.

As to factual matters material to this opinion, we have relied, with your permission and without independent investigation, upon a certificate (the “Officer’s Certificate”) of the Chairman, President and Chief Executive Officer of AMS (a copy of which is attached hereto). For purposes of this opinion, we have also assumed that, following the consummation of the Agreement, the Company and AMS will comply with all post-transaction reporting that may be required by federal, state or local law.

We express no opinion herein with respect to the creation or attachment of the security interests granted in the Security Agreement (which we understand to be addressed in the separate opinion letter to be delivered by Cooley Godward LLP) or as to the priority of any such security interests.

Based upon and subject to the foregoing, and subject to the additional qualifications set forth at the end of this opinion, we are of the opinion that:

1. Based solely on the certificate of the DFI referenced at (VI) above, AMS is a corporation validly existing under the laws of the State of Wisconsin, has filed its most recent required annual report, and has not filed articles of dissolution, with the DFI.

2. AMS has the corporate power to enter into and perform its obligations under the Transaction Documents and to own, lease and license its properties and to transact business in the State of Wisconsin.

3. The execution, delivery and performance by AMS of each of the Transaction Documents have been duly authorized by all requisite corporate action on the part of AMS and do not require any further approval of its directors or shareholders.

4. AMS has duly executed and delivered each of the Transaction Documents.

5. Each of the Transaction Documents constitutes a valid and binding obligation of AMS, enforceable against AMS in accordance with its terms.

6. No consents, approvals, authorizations, registrations, declarations or filings are required to be obtained or made by AMS under any Wisconsin law in order for AMS to execute, deliver or perform its payment obligations under the Transaction Documents except (a) such as have been duly obtained or made and are in full force and effect, (b) such filings and

Opinion of Wisconsin Counsel to AMS

other actions as may be required to perfect any lien or security interest which any such agreement purports to create, and (c) such as may be required by orders, decrees and the like that are specifically applicable to AMS and of which we have no knowledge.

7. The execution and delivery by AMS of each of the Transaction Documents and the performance as of the Effective Date by AMS of the Transaction Documents will not violate or contravene or be in conflict with, or require any consent or approval under: (a) any provision of the Organizational Documents or (b) any provision of Wisconsin or United States federal law which is known by us to be applicable to AMS in commercial transactions of the nature contemplated by the Transaction Documents.

8. The Financing Statement is in form sufficient (a) for filing with the DFI, and (b) to perfect the security interest of the Collateral Agent for the Secured Parties in that portion of the personal property Collateral of AMS identified and described in the Security Agreement and the Financing Statement in which a security interest is perfected by filing a financing statement in Wisconsin (the “Wisconsin Filing Collateral”). Upon due and proper filing of the Financing Statement with the DFI, the security interests of the Collateral Agent under the Security Agreement in the Wisconsin Filing Collateral, if attached, will be perfected to the extent that a security interest in such Collateral can be perfected by the filing of a UCC-1 financing statement in such office.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A. Whenever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information of the attorneys currently within our firm who have represented the Company in connection with the financing transactions contemplated by the Transaction Documents or in connection with the AMS Acquisition.

B. Our opinion is limited by:

(i) Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;

(ii) General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief, and other equitable remedies;

(iii) The possibility that certain rights, remedies, waivers, and other provisions of the Transaction Documents may not be enforceable; nevertheless, such unenforceability will not render any of the Transaction Documents invalid as a whole and each of the Transaction Documents contains legally adequate provisions for the realization of the principal legal rights and benefits afforded by it; and

(iv) The requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Transaction Documents and comply

Opinion of Wisconsin Counsel to AMS

with the provisions of part 6 of article 9 of the Uniform Commercial Code as currently in effect in the State of Wisconsin (the “Wisconsin UCC”).

C. Except for our review of the Opinion Documents, we have not examined the records of any Lender, the Collateral Agent, the Administrative Agent, the Borrower, any Subsidiary Guarantor, or any court or any public, quasi-public, private, or other office in any jurisdiction or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

D. Our security interest opinion in paragraph 8 is limited to perfection of a security interest by filing under article 9 of the Wisconsin UCC, and therefore that paragraph does not address (i) laws of jurisdictions other than Wisconsin or laws of Wisconsin except for article 9 of the Wisconsin UCC, (ii) collateral of a type not subject to article 9 of the Wisconsin UCC, or (iii) under Wisconsin UCC §§ 9-301 through 9-307, what law governs perfection, the effect of perfection or non-perfection, or priority of the security interests granted in the collateral covered by this opinion letter, except as provided in sections 9-301(1) and 9-307(5) with respect to registered organizations.

E. We express no opinion with respect to fixtures, consumer goods, investment property in a consumer transaction, as-extracted collateral, timber to be cut, commercial tort claims, or goods represented by a certificate of title.

F. In the case of proceeds, continuation of perfection of Collateral Agent’s security interest therein is limited to the degree set forth in section 9-315 of the Wisconsin UCC.

G. We call to your attention that in the case of property which becomes collateral after the date hereof, section 547 of the United States Bankruptcy Code (the “Code”) provides that a transfer is not made until the debtor has rights in the property transferred, so a security interest in after-acquired property may be treated as a voidable preference under the conditions (and subject to the exceptions) provided by section 547, and section 552 of the Code limits the extent to which property acquired by a debtor after the commencement of a case under the Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

H. We have made no examination of, and express no opinion as to, (a) the adequacy of any description of collateral, (b) title to the collateral described in the Transaction Documents or the existence of any liens, charges, or encumbrances thereon, or (c) the priority of the security interests or mortgage liens created or evidenced by any of the Transaction Documents.

I. With respect to our opinions in paragraphs 6 and 7(b), we express no opinion as to compliance by AMS with laws, statutes, and regulations generally applicable to the conduct of its business or as to consents, approvals, or other actions by regulatory authorities generally required for the conduct of its business.

Opinion of Wisconsin Counsel to AMS

J. We have not reviewed for purposes of our opinions, and nothing herein shall be construed as an opinion by us as to compliance with, applicable environmental or zoning laws, ordinances, rules, or regulations, federal, state, and local taxation, securities or “blue sky” rules and regulations, labor, ERISA, and other employee-benefit laws, or antitrust laws.

K. We express no opinion as to any actions that may be required to be taken under the Wisconsin UCC or other applicable law in order for the effectiveness of the AMS Financing Statement, or the validity or perfection of any security interest, to be maintained.

L. With reference to the various provisions of the Transaction Documents which recognize the potential need for approval of Insurance Regulators prior to the exercise of certain rights under the Transaction Documents, we inform you that prior to enforcing any security interest in shares of a Wisconsin insurance company subsidiary (including by transferring such shares to or registering such shares in the name of the Collateral Agent, or exercising foreclosure, voting, assignment or other rights with respect to such shares) the Collateral Agent will be required to obtain the approval of the Wisconsin Office of the Commissioner of Insurance.

This opinion is predicated solely upon laws and regulations in effect in the State of Wisconsin (excluding political subdivisions thereof) and, with respect to the opinion given in paragraph 7(b), United States federal laws and regulations, in each case as of the current date and as they currently apply. We are members of the bar of the State of Wisconsin, and we express no opinion as to the laws of any other jurisdiction or as to any federal law (except with respect to the opinion given in paragraph 7(b)). In that regard, we note that the Transaction Documents contain provisions to the effect that the laws of jurisdictions other than Wisconsin are intended to be governing. For the purposes of our opinions herein, we have assumed, without any independent investigation, that the laws of all jurisdictions that may govern the Transaction Documents, and all other issues relevant to this opinion, are identical in all relevant respects to the laws of the State of Wisconsin. Further, we assume no responsibility to advise you of any change in law or fact first occurring after the date hereof.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is delivered to you by us in our capacity as special Wisconsin counsel to the Company solely for your reliance and the reliance of such other entities as shall become Lenders, Collateral Agents or Administrative Agents under the Agreement. This opinion letter is not to be made available to or relied upon by any other Person, firm or entity without our prior written consent (provided, that copies of this opinion letter may be made available to the counsel, assignees, transferees, participants and regulators of the addressees of this letter).

Very truly yours,

Opinion of Wisconsin Counsel to AMS

EXHIBIT E

Form of Opinion of Special New York Counsel to JPMCB

December 13, 2004

To the Lenders party to the Credit Agreement

referred to below and JPMorgan Chase Bank, N.A.,

as Administrative Agent and as Collateral Agent

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMCB”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of December 13, 2004, between PacifiCare Health Systems, Inc. (the “Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMCB, as Administrative Agent, and JPMCB, as Collateral Agent, providing for extensions of credit to be made by the Lenders to the Borrower in an aggregate principal or face amount not exceeding $825,000,000. Except as otherwise provided herein, terms defined in the Credit Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Section 5.01(c) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement and the Security Agreement (collectively the “Credit Documents”). The Borrower and the Subsidiary Guarantors party thereto are herein collectively referred to as the “Obligors”.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Loan Documents.

In rendering the opinions expressed below, we have assumed that:

(i) the Credit Documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions expressed below as to the Obligors) constitute legal, valid, binding and enforceable obligations of, all of the parties thereto;

(ii) all signatories to the Credit Documents have been duly authorized; and

(iii) all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.

Opinion of Special New York Counsel to JPMCB

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that each Credit Document constitutes the legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Sections 3.03 and 10.03 of the Credit Agreement (and similar provisions of the Security Agreement) may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B) The enforceability of provisions in each Credit Document to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.16(d) of the Credit Agreement, (iii) Section 3.06 of the Credit Agreement, (iv) Section 3.09 of the Credit Agreement, (v) the last sentence of Section 10.04(c)(i) of the Credit Agreement, (vi) Section 10.08 of the Credit Agreement, (vii) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, or (viii) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

(D) Section 3.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations are materially modified.

(E) We express no opinion as to the applicability to the obligations of the Subsidiary Guarantors of (or the enforceability of such obligations under) Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the laws of the jurisdiction of incorporation of the Subsidiary Guarantors restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.

Opinion of Special New York Counsel to JPMCB

(F) We wish to point out that the obligations of the Obligors party thereto, and the rights and remedies of the Secured Parties, under the Security Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Collateral Agent inadequate for the practical realization of the substantive benefits purported to be provided by the Security Agreement.

(G) We express no opinion as to the existence of, or the right, title or interest of any Obligor in, to or under, any of the Collateral, and we express no opinion as to the creation, perfection or priority of any security interest in any of the Collateral.

(H) We wish to point out that the acquisition by an Obligor after the initial extension of credit under the Credit Agreement of an interest in property that becomes subject to the lien of the Security Agreement may constitute a voidable preference under Section 547 of the Bankruptcy Code.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our client, this opinion letter is, pursuant to Section 5.01(c) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to JPMCB and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Documents without, in each instance, our prior written consent.

Very truly yours,

Opinion of Special New York Counsel to JPMCB

EXHIBIT F-1

Form of Revolving Credit Note

PROMISSORY NOTE

$	, 200
New York, New York

FOR VALUE RECEIVED, PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                                      (the “Lender”) the principal sum of                                  Dollars ($                    ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Revolving Credit Loan evidenced hereby for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Lender to the Borrower, and the date and amount of each continuation, conversion or payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Credit Loans made by the Lender.

This Note is one of the promissory notes referred to in the Credit Agreement dated as of December 10, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower, the Subsidiary Guarantors party thereto, the lenders party thereto (including the Lender), JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, and evidences Revolving Credit Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of Loans evidenced by this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Revolving Credit Note

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

PACIFICARE HEALTH SYSTEMS, INC.

By
Name:
Title:

Revolving Credit Note

2

SCHEDULE OF REVOLVING CREDIT LOANS

This Note evidences Revolving Credit Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

Revolving Credit Note

3

EXHIBIT F-2

Form of Tranche A Term Loan Note

PROMISSORY NOTE

$	__________, 200_
New York, New York

FOR VALUE RECEIVED, PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                                               (the “Lender”) the principal sum of                                  Dollars ($                    ), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche A Term Loan made by the Lender evidenced hereby for the period commencing on the date of such Tranche A Term Loan until such Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Tranche A Term Loan made by the Lender to the Borrower, and the date and amount of each continuation, conversion or payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche A Term Loan made by the Lender.

This Note is one of the promissory notes referred to in the Credit Agreement dated as of December 13, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower, the Subsidiary Guarantors party thereto, the lenders party thereto (including the Lender), JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, and evidences the Tranche A Term Loan made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of Loans evidenced by this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Tranche A Term Loan Note

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

PACIFICARE HEALTH SYSTEMS, INC.

By
Name:
Title:

Tranche A Term Loan Note

2

SCHEDULE TO TRANCHE A TERM LOAN NOTE

This Note evidences a Tranche A Term Loan made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

Tranche A Term Loan Note

3

EXHIBIT F-3

Form of Tranche B Term Loan Note

PROMISSORY NOTE

$	__________, 200_
New York, New York

FOR VALUE RECEIVED, PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                                               (the “Lender”) the principal sum of                                  Dollars ($                    ), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche B Term Loan made by the Lender evidenced hereby for the period commencing on the date of such Tranche B Term Loan until such Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Tranche B Term Loan made by the Lender to the Borrower, and the date and amount of each continuation, conversion or payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche B Term Loan made by the Lender.

This Note is one of the promissory notes referred to in the Credit Agreement dated as of December 10, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower, the Subsidiary Guarantors party thereto, the lenders party thereto (including the Lender), JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, and evidences the Tranche B Term Loan made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of Loans evidenced by this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Tranche B Term Loan Note

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

PACIFICARE HEALTH SYSTEMS, INC.

By
Name:
Title:

Tranche B Term Loan Note

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SCHEDULE TO TRANCHE B TERM LOAN NOTE

This Note evidences a Tranche B Term Loan made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

Tranche B Term Loan Note

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EXHIBIT G

Form of Prepayment Option Notice

PREPAYMENT OPTION NOTICE

[Date]

[Tranche B Term Loan Lender]

[Incremental Term Loan Lender]

party to the Credit Agreement

referred to below

Attention of

Telecopy No.

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 13, 2004, between Pacificare Health Systems, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent (as amended, amended and restated, extended, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent hereby gives notice of an offer made by the Borrower pursuant to Section 2.09(a)(ii) of the Credit Agreement to prepay in full [the Tranche B Term Loans held by each Tranche B Term Loan Lender (the “Tranche B Prepayment Amount”)][the Incremental Term Loans held by each Incremental Term Loan Lender (the “Incremental Prepayment Amount”)]. The portion of the prepayment amount to be allocated to the [Tranche B Term Loans][Incremental Term Loans] held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)	Total [Tranche B Prepayment Amount]
	[Incremental Prepayment Amount]:	__________

(B)	Portion of [Tranche B Prepayment Amount]
[Incremental Prepayment Amount]
	to be received by you:	__________

(C)	Prepayment Date (at least 10 Business Days after the
date of this Prepayment Option Notice)
	(the “Prepayment Date”):	_____, 20[_]

IF YOU DO NOT WISH TO RECEIVE ALL OF THE [TRANCHE B PREPAYMENT AMOUNT][INCREMENTAL PREPAYMENT AMOUNT] TO BE ALLOCATED TO YOU

Prepayment Option Notice

ON THE PREPAYMENT DATE, please sign this notice in the space provided below and indicate the percentage of the [Tranche B Prepayment Amount][Incremental Prepayment Amount] otherwise payable which you do not wish to receive. Please return this notice as so completed via telecopy to the attention of the Administrative Agent at                                          no later than 12:00 noon, New York City time, three Business Days prior to the Prepayment Date, at Telecopy No.                         .

IF YOU DO NOT RETURN THIS NOTICE, YOU WELL RECEIVE 100% OF THE [TRANCHE B PREPAYMENT AMOUNT][INCREMENTAL PREPAYMENT AMOUNT] ALLOCATED TO YOU ON THE PREPAYMENT DATE.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

NAME OF [TRANCHE B TERM LOAN LENDER]
[INCREMENTAL TERM LOAN LENDERS]	:______________

By:
Name:
Title:

Percentage of [Tranche B Prepayment Amount][Incremental Prepayment Amount]

Declined:             %

Prepayment Option Notice

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